SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2)

                            THE LIBERTY CORPORATION
                 -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Purchase Price of $648,700,000.

     (4)  Proposed maximum aggregate value of transaction: $648,700,000

     (5)  Total fee paid: $129,740

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, schedule or registration statement no.:
     (3)  Filing party:
     (4)  Date filed:

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



                            The Liberty Corporation
                          2000 Wade Hampton Boulevard
                        Greenville, South Carolina 29615
                                 (864) 609-8256


                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
               THE LIBERTY CORPORATION TO BE HELD ON       , 2000


To the Shareholders of The Liberty Corporation:

     A special meeting of the shareholders of The Liberty Corporation will be held at its headquarters building, 2000 Wade Hampton Boulevard, Greenville, SC
29615 at       , local time, on            , 2000, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the purchase agreement dated as of June 19, 2000 between us and Royal Bank of Canada, and to approve the sale of our insurance operations (which, as a matter of South Carolina law, may constitute substantially all of our property) pursuant to such agreement, as described in the attached proxy statement; and

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

     Holders of record of our common stock and preferred stock at the close of business on _____________, 2000 will be entitled to vote at the special meeting or any adjournment or postponement. A list of shareholders entitled to vote will be kept at our offices for inspection prior to the special meeting. This list will also be available at the special meeting. Approval of the sale requires the affirmative vote of the holders of 66 2/3% of our issued and outstanding shares of capital stock, which includes approximately 19,500,000 shares of common stock and approximately 400,000 shares of preferred stock. Each share of capital stock is entitled to one vote on all matters to come before the special meeting.

     Shareholders who do not vote in favor of the sale may, under certain circumstances and by following the procedures described under the South Carolina Business Corporation Act ("SCBCA"), exercise dissenters' rights in connection with their shares. A copy of Chapter 13 of the SCBCA is attached to this notice.

     Our Board of Directors has determined that the purchase agreement and the sale referred to above are fair to and in the best interests of our shareholders and recommends that shareholders vote for approval and adoption of the purchase agreement and approval of the sale.

     Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card, and mail it promptly using the enclosed envelope. Please do not send us your share certificates. Your prompt attention will be greatly appreciated.

                                             By Order of the Board of Directors,


                                             Martha G. Williams
                                             General Counsel and Secretary

This proxy statement is first being mailed to shareholders on or about ____________, 2000.


                                       2

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                               TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................5
     The Parties to the Sale...................................................5
     The Special Meeting.......................................................6
SUMMARY FINANCIAL DATA........................................................10
QUESTIONS AND ANSWERS ABOUT THE SALE..........................................12
RISK FACTORS..................................................................14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS....................17
THE PARTIES TO THE SALE.......................................................18
     The Liberty Corporation..................................................18
     Royal Bank of Canada.....................................................18
THE PROPOSED SALE.............................................................19
     General..................................................................19
     Background of the Sale...................................................19
     Use of Proceeds..........................................................20
     Reasons for the Sale; Recommendation of the Board of Directors...........20
     Regulatory Approvals.....................................................21
          Antitrust...........................................................21
          Insurance...........................................................22
          Canadian Approvals..................................................22
     Voting Agreements........................................................22
     Material Federal Income Tax Consequences.................................22
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS............................23
OPINION OF FINANCIAL ADVISOR..................................................27
     Summary Multiples of Proposed Sale.......................................29
     Comparison to Merger Market Transactions.................................29
     Comparison of Selected U.S. Life Insurance Companies.....................30
THE PURCHASE AGREEMENT........................................................33
     Purchase Price...........................................................33
     The Closing..............................................................33
     Ancillary Agreements.....................................................33
     Representations and Warranties...........................................33
     Covenants................................................................34
     Taxes....................................................................35
     Conditions to Completion of the Sale.....................................35
     Termination..............................................................36
     Consequences of Termination..............................................37
     Indemnification..........................................................38
     Noncompete...............................................................39
     No Solicitation..........................................................39
     Expenses and Transfer Taxes..............................................39
THE SPECIAL MEETING...........................................................39
     Record Date; Voting at the Special Meeting...............................39
     Quorum; Vote Required for Approval.......................................40
     Voting and Revocation of Proxies.........................................40
     Solicitation of Proxies..................................................40
     Other Matters............................................................40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................41
     Security Ownership of Certain Beneficial Owners..........................41
     Security Ownership of Management.........................................43
DISSENTERS' RIGHTS............................................................44
WHERE YOU CAN FIND MORE INFORMATION...........................................46
FUTURE SHAREHOLDER PROPOSALS..................................................47


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


EXPERTS.......................................................................47
GENERAL INFORMATION...........................................................47

     ANNEX A - Opinion of Goldman, Sachs & Co.

     ANNEX B - Purchase Agreement dated as of June 19, 2000, between
               The Liberty Corporation and Royal Bank of Canada

     ANNEX C - Chapter 13 of the South Carolina Business Corporation Act

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand the sale of our insurance operations to Royal Bank of Canada, or RBC, fully, and for a more complete description of the legal terms of the sale, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information."

The Parties to the Sale


   The Liberty Corporation............. We are a holding company incorporated under the laws of
     2000 Wade Hampton Boulevard        the State of South Carolina.  We currently operate in the
     Greenville, South Carolina 29615   television broadcasting, life insurance and life insurance
     (864) 609-8256                     policy administration businesses through wholly owned
                                        subsidiaries.

                                        We conduct our broadcasting business through our subsidiary
                                        Cosmos Broadcasting Corporation. Cosmos currently owns and operates twelve network-affiliated television stations in
                                        the Southeast and Midwest, eleven of which were ranked No.
                                        1 or No. 2 in their markets by the May 2000 Nielsen ratings
                                        (from sign-on to sign-off). The twelve stations cover
                                        approximately 2.8% of U.S. households. Seven of Cosmos'
                                        stations are affiliated with NBC, three with ABC, and two
                                        with CBS.

                                        We market our insurance products through our insurance
                                        subsidiary, Liberty Life Insurance Company. Additionally,
                                        we are one of the nation's largest life insurance
                                        third-party administrators, providing administrative
                                        services for approximately 4.5 million policies through our subsidiary, Liberty Insurance Services Corporation.

                                        If the sale is approved by our shareholders and is
                                        consummated, we will no longer be engaged in the insurance business and will be engaged principally in the broadcasting business. You can find more information about us in the
                                        documents that are incorporated by reference in this proxy statement. See "Where you Can Find More Information."

   Royal Bank of Canada................ RBC is a Canadian chartered bank whose shares are listed on
           200 Bay Street               the Toronto and New York Stock Exchanges.  RBC ranks as
           Toronto, Ontario, Canada     Canada's largest financial institution as measured by
           M5J 2J5                      assets, revenues and net income as of April 30, 2000, and
          (416) 974-5151                as the ninth largest bank in North America as measured by
                                        assets as of October 31, 1999.  RBC also has one of the leading insurance operations among Canadian banks. RBC and its subsidiaries engage principally in personal and commercial banking,
                                        insurance products, investment and trust services,
                                        corporate and investment banking and on-line banking and
                                        transaction-based services, including custody.




                                                 5


The Special Meeting


   Time and Place...................... The special meeting will take place at our headquarters building, 2000 Wade Hampton Boulevard, Greenville, SC
                                        29615 on                       , at             , local time.

   The Proposal........................ At the special meeting, our shareholders will consider and vote upon a proposal to approve and adopt the purchase
                                        agreement dated as of June 19, 2000 between us and RBC
                                        and to approve the sale of our insurance operations
                                        pursuant to the purchase agreement.  Under the terms of
                                        the purchase agreement, RBC has agreed to pay us
                                        $648,700,000, consisting of a dividend to be paid to us by our subsidiary, Liberty Life Insurance Company, of up to
                                        $70,000,000 and the balance in cash from RBC.  See "The
                                        Proposed Sale - General."

   Voting and Revocation of Proxies.... All shareholders of record as of                 , 2000 are
                                        entitled to vote at the special meeting.  The approval of
                                        the sale requires the affirmative vote of the holders of 66
                                        2/3 % of our capital stock outstanding and entitled to
                                        vote. See "The Special Meeting - Record Date; Voting at the
                                        Special Meeting" and "The Special Meeting - Quorum; Vote
                                        Required For Approval."

                                        Any proxy given may be revoked by the person giving it at
                                        any time before it is voted. Proxies may be revoked by
                                        submitting a new proxy on a later date, notifying
                                        our Secretary in writing or attending the special meeting
                                        and voting in person. See "The Special Meeting - Voting and
                                        Revocation of Proxies."

                                        See "Risk Factors" for a discussion of some considerations you should take into account before deciding how to vote.

   Recommendation of our Board of
     Directors......................... Our Board of Directors has determined that the sale is advisable and in the best interests of our shareholders,
                                        and has unanimously approved the purchase agreement with
                                        RBC. Accordingly, our Board of Directors unanimously
                                        recommends that our shareholders vote to approve the
                                        purchase agreement and the sale. In reaching its
                                        conclusions, our Board of Directors considered the factors described under "The Proposed Sale - Reasons for Sale;
                                        Recommendation of the Board of Directors."


                                                 6



   Opinion of Financial Advisor........ In deciding to approve the sale, our Board of Directors considered the opinion of its financial advisor, Goldman,
                                        Sachs & Co., as to the fairness from a financial point of
                                        view of the aggregate consideration we will receive in the sale. See "Opinion of Financial Advisor."

   Voting Agreements................... As an inducement to RBC entering into the purchase agreement, certain of our shareholders, holding in the
                                        aggregate approximately 22.3% of our outstanding capital stock, calculated on a fully-diluted basis, have entered into
                                        voting agreements with RBC. Pursuant to the terms of each
                                        voting agreement, each such shareholder has agreed, among
                                        other things, to vote certain of the shares they
                                        beneficially own in favor of the approval of the purchase
                                        agreement and the sale. See "The Proposed Sale - Voting
                                        Agreements."

   Conditions to Completion of the
     Sale.............................. The purchase agreement contains various conditions to closing, including approval of our shareholders, accuracy
                                        of representations and warranties, performance of
                                        obligations, receipt of third party consents, absence of a material adverse effect on the companies to be sold and
                                        governmental approvals. See "The Purchase Agreement -
                                        Conditions to Completion of the Sale."

Termination of the Purchase Agreement.. The purchase agreement may be terminated:

                                        o  if the parties mutually agree to terminate it;
                                        o  by either party if the conditions to closing are not
                                           fulfilled by December 31, 2000 (subject to extension
                                           in certain circumstances);
                                        o  by the non-breaching party if any provision of the
                                           purchase agreement is breached and not waived or
                                           cured;
                                        o  by either party if a law or a court order permanently
                                           prohibits the sale;
                                        o  by either party if approval of our shareholders is not
                                           obtained;
                                        o  by RBC if our Board of Directors fails to recommendation recommend, withdraws or adversely modifies or qualifies its to our shareholders, has not reconfirmed its recommendation upon RBC's request;
                                        o  by RBC if our Board of Directors recommends
                                           another acquisition proposal to our shareholders; or
                                        o  automatically if we enter into an agreement with
                                           respect to another acquisition proposal.

                                           See "The Purchase Agreement - Termination."


                                                 7



   Termination Fees and Expenses....... We have agreed to pay RBC certain fees, which could be as much as $20,000,000, if certain termination events
                                        described under "The Purchase Agreement - Consequences of
                                        Termination" occur.

   Indemnity........................... We have agreed to indemnify RBC and other related persons, and RBC has agreed to indemnify us, for any
                                        damages incurred in connection with a breach or inaccuracy of certain of our or RBC's respective representations,
                                        warranties or agreements contained in the purchase
                                        agreement and related agreements until March 31, 2002.

                                        Except in limited circumstances, we will not indemnify RBC, and RBC will not indemnify us, until the other party has
                                        suffered losses in excess of $18,000,000, at which time
                                        that party will be entitled to indemnification for the full amount in excess of $18,000,000. The total amounts
                                        recoverable by RBC or us under this indemnity will not exceed, in any event, $324,350,000.

                                        We have also agreed to separately indemnify RBC for a
                                        portion of certain costs incurred relating to the
                                        qualification or non-qualification of certain of our issued insurance policies under the Internal Revenue Code. Our
                                        exposure under this indemnity is limited to a maximum of
                                        $2,500,000.

   Regulatory Matters.................. The sale is subject to various regulatory approvals, including approval under federal antitrust law, approvals
                                        under the insurance laws and regulations of several
                                        jurisdictions in the United States and Bermuda and
                                        approvals under applicable Canadian law. See "The Proposed
                                        Sale - Regulatory Approvals."

   Dissenters' Rights.................. Shareholders who do not vote in favor of the sale may, under certain circumstances and by following the procedures prescribed by South Carolina law, exercise dissenters'
                                        rights in connection with their shares of capital stock.
                                        See "Dissenters' Rights."

   Civic Acquisition................... We have entered into an agreement to purchase Civic
                                        Communications, Inc., or Civic, for approximately $204
                                        million. Our obligation to acquire Civic is not contingent upon the sale of our insurance operations, and your consent is not being solicited for the acquisition of Civic.

   Use of Proceeds..................... We will use the proceeds of the sale to repay existing bank debt, pay taxes and expenses related to the sale and
                                        to fund our acquisition of Civic. See "The Proposed Sale -
                                        Use of Proceeds."


                                                 8



   Federal Income Tax Consequences..... Proceeds from the sale will not be distributed to shareholders, and the sale should not have any direct
                                        federal income tax consequences to you. However, the sale
                                        will constitute a taxable sale of subsidiary stock and
                                        assets and we and our subsidiaries will recognize
                                        taxable income with respect to the sale. See "The Proposed
                                        Sale - Material Federal Income Tax Consequences."


                                                 9

                             SUMMARY FINANCIAL DATA

      Below is a summary of our unaudited pro forma combined condensed financial information included elsewhere in this proxy statement. Please see the section entitled "Unaudited Pro Forma Combined Condensed Financial Statements."

     The unaudited pro forma combined condensed balance sheet as of March 31, 2000, and the unaudited pro forma combined condensed statements of income for the year ended December 31, 1999 and for the three months ended March 31, 2000, give effect individually and in the aggregate to the proposed sale of our insurance operations and to the acquisition of Civic. The unaudited pro forma balance sheet as of March 31, 2000 presents our financial position assuming that the transactions had occurred on that date. The unaudited pro forma income statements have been prepared assuming the transactions occurred as of the beginning of each period presented. In addition, the unaudited pro forma income statements give effect to the acquisition of KCBD-TV, which occurred on February 29, 2000, as if that acquisition had occurred at the beginning of each period presented.

      The unaudited pro forma combined financial statements are provided for informational purposes only and are not necessarily indicative of our past or future results of operations or financial position. Assumptions were used in preparation of the unaudited pro forma combined condensed financial statements and the pro forma results would differ had alternative assumptions been used. Additionally, the unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of the taxable gain, and taxes payable, from the proposed sale and preliminary estimates of the allocation of the Civic purchase price to the assets acquired. The actual results may change as additional facts become known.

Balance Sheet Data as of March 31, 2000 (in thousands)



                                                                     Pro Forma    Pro Forma for
                                      Pro Forma                     Adjustments   Proposed Sale
                                   Adjustments for  Pro Forma for    for Civic      and Civic
                                    Proposed Sale   Proposed Sale   Transaction    Transaction
                     As Reported     (unaudited)     (unaudited)    (unaudited)    (unaudited)
                     -----------   ---------------  -------------  -------------  -------------

Total assets         $ 2,395,086    $ (1,765,177)    $  629,909      $  13,978     $  643,887
Total liabilities      1,840,373      (1,778,932)        61,441         13,978         75,419
Total shareholder
  equity             $   554,713    $     13,755     $  568,468             --        568,468

Statement of Income Data for year ended December 31, 1999 (in thousands, except per share amounts)


                                                                     Pro Forma    Pro Forma for
                                                                    Adjustments    Proposed Sale,
                                                                    for KCBD-TV     for KCBD-TV
                                      Pro Forma                     Acquisition    Acquisition
                                   Adjustments for  Pro Forma for  and for Civic    and Civic
                                    Proposed Sale   Proposed Sale   Transaction    Transaction
                     As Reported      (unaudited)    (unaudited)    (unaudited)    (unaudited)
                     -----------   ---------------  -------------  -------------  -------------

Revenues             $   556,040     $  (359,448)     $   196,592     $  42,982      $ 239,574
Net income           $    44,569     $   (11,989)     $    32,580     $   4,705      $  37,285

Earnings per
common share         $      2.29                                                     $    1.90
Diluted earnings
per common share     $      2.24                                                     $    1.87


(                                                 10





     Statement of Income Data for three months ended March 31, 2000 (in thousands, except per share data)


                                                                     Pro Forma     Pro Forma for
                                                                    Adjustments    Proposed Sale,
                                                                    for KCBD-TV     for KCBD-TV
                                      Pro Forma                     Acquisition    Acquisition
                                   Adjustments for  Pro Forma for  and for Civic    and Civic
                                    Proposed Sale   Proposed Sale   Transaction    Transaction
                     As Reported     (unaudited)     (unaudited)    (unaudited)    (unaudited)
                     -----------   ---------------  -------------  -------------  -------------
Revenues             $   145,457     $   (90,919)     $   54,538     $   9,145      $  63,683
Net income           $    15,397     $    (5,262)     $   10,135     $     563      $  10,698
Earnings per
common share         $      0.79                                                    $    0.55
Diluted earnings
per common share     $      0.78                                                    $    0.54

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



                             QUESTIONS AND ANSWERS
                                 ABOUT THE SALE


Q.       When and where is the special meeting?

A.       The special meeting will take place at our headquarters building, 2000
         Wade Hampton Boulevard, Greenville, SC 29615 on             , 2000
         at                     .

Q.       What is being sold?

A. Under the purchase agreement dated as of June 19, 2000 between us and Royal Bank of Canada, or RBC, we have agreed to sell to RBC for a total purchase price of approximately $650 million all of the capital stock of Liberty Life Insurance Company, Liberty Insurance Services Corporation, The Liberty Marketing Corporation, Liberty Capital Advisors, Inc. and LC Insurance Ltd., which together constitute all of our insurance operations. Following the sale, we will no longer be involved in the insurance business.

Q.       What will Liberty's business be after the sale?

A. As previously announced, we intend to focus on expanding our broadcasting business and new media/digital opportunities associated with broadcasting. In this regard, Cosmos Broadcasting Corporation, or Cosmos, our wholly owned media subsidiary, has signed an agreement dated as of July 27, 2000 to acquire Civic Communications, Inc., an operator of three network-affiliated television stations, for $204 million in cash.

Q. Will you pay any dividends after the sale of the insurance operations is completed?

A. While we will not pay any special dividends to shareholders as a result of the sale, we expect to continue our policy of paying regular cash dividends. Please note, however, that there are no assurances that we will pay dividends in the future, as our ability to pay them will depend upon factors which are not now known, such as future earnings, capital requirements and our overall financial condition.

Q.       Will I continue to be able to sell my shares?

A. The sale of our insurance operations will not affect your right to sell or otherwise transfer your shares of our capital stock.

Q.       Will I have dissenters' rights?

A. If you follow the procedures established by South Carolina Law, you will be entitled to exercise dissenters' rights. These procedures are described in the section entitled "Dissenters' Rights" in this proxy statement.

Q.       When do you expect the sale to be completed?

A. We are working towards completing the sale as quickly as possible. We hope to complete the sale in the third quarter of 2000.

Q.       What do I need to do now?

A. Just mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person. Our Board of Directors recommends that you vote in favor of the sale.

Q.       What do I do if I want to change my vote?

A.       Just send in a later-dated, signed proxy card to our Secretary, Martha
         G. Williams, The Liberty Corporation, 2000 Wade Hampton Boulevard, Greenville, SC 29615, before the special meeting. Or, you can attend the special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary, as noted above.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the sale. You should, therefore, be sure to provide your broker with instructions on how to vote your shares.

Q. Who do I call if I have questions about the special meeting or the sale?

A. You may direct your inquiries to our solicitation agent, Georgeson Shareholder Communications Inc., at 17 State Street, 10th Floor, New York, NY 10004. Georgeson may also be reached by telephone at
         (800) 223-2064.


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


                                  RISK FACTORS

             Risks Relating to the Sale of Our Insurance Operations

     Our insurance operations accounted for approximately 68% of our revenues, 63% of our net income and 86% of our total assets for the year ended December 31, 1999.

     For the year ended December 31, 1999, our insurance operations accounted for approximately 68% of our revenues, 63% of our net income and 86% of our total assets. Upon consummation of the sale of our insurance operations, substantially all of our revenues will be generated through our broadcasting business. If we are not successful in operating and growing our broadcasting business, our business, results of operations and financial condition will be adversely affected.

     In the past we may have been less vulnerable to risks associated with our broadcasting business because only a portion of our revenues, assets and income related to our broadcasting business. Upon consummation of the sale of our insurance operations, substantially all of our revenues and income will be derived from our broadcasting operations, and substantially all of our assets will relate to broadcasting. As a result, risks associated with our broadcasting business may become more significant to us.

                 Risks Relating to Our Business After the Sale

   We will depend in large part on the success of our network affiliations.

     Changes in our business relationship with, and the general success of, our network affiliations could materially adversely affect our operating results and the price of our stock. All of our television stations are affiliated with national networks. Seven of our owned and operated stations are affiliated with NBC, three with ABC and two with CBS. Upon consummation of the Civic transaction, eight stations will be affiliated with NBC, five with ABC and two with CBS. Each of the networks we currently own generally provides our stations with up to twenty-two hours of prime time programming per week. In return, the stations broadcast network-inserted commercials during such programming and receive cash compensation. Although network affiliates generally have achieved higher ratings than unaffiliated independent stations in the same market, we cannot assure you of the future success of each network's programming or the continuation of such programming. Particularly, our concentration of NBC affiliates makes us sensitive to adverse changes in our business relationship with, and the general success of, NBC.

   Our affiliation agreements with the networks may not be renewed or may be terminated.

     The non-renewal or termination of a network affiliation agreement could have a material adverse effect on our operations and our stock price. Our network affiliation agreements are subject to termination and non-renewal or renewal on less favorable terms by the relevant network under certain circumstances. We believe that we enjoy a good relationship with each of NBC, ABC and CBS. However, we cannot assure you that our affiliation agreements will remain in place or that each network will continue to provide programming or compensation to affiliates on the same basis as it currently provides programming or compensation.

     Networks recently have been seeking arrangements from their broadcast affiliates to share the network's programming costs and to change the structure of network compensation to the broadcast affiliates. We cannot predict the nature or scope of any such potential compensation arrangements or the effect, if any, on our operations. Eleven of our twelve stations have long-term affiliation agreements, the earliest of which is not due to expire until January 1, 2002.

   We may be unable to compete favorably in our highly competitive local markets within the broadcasting industry.

     The television broadcasting industry is a highly competitive business and is undergoing a period of consolidation and significant change. We may not be able to maintain or increase our current audience ratings or advertising revenues and our results of operations and stock price may be materially and adversely affected. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than us. Technological innovation and the resulting proliferation of programming alternatives, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. Also, as a result of the Telecommunications Act of 1996, the legislative ban on telephone cable ownership has been repealed and telephone companies are now permitted to seek approval of the Federal Communications Commission, or the FCC, to provide video services to homes under specified circumstances.

   We may be adversely affected by broadcasting regulation on license renewals, duopoly ownership rules and the broadcasting industry generally.

     The broadcasting industry is subject to regulation by various governmental agencies. Under the Communications Act of 1934, the FCC licenses television stations and extensively regulates their ownership and operation. Our wholly owned media subsidiary, Cosmos Broadcasting Corporation, depends on its ability to hold television broadcast licenses from the FCC, which are ordinarily issued for maximum terms of eight years and are renewable. Although it is rare for the FCC to deny a license renewal application, we cannot assure you that our television broadcasting licenses will be renewed or that if renewed, the renewals will not include restrictive conditions or qualifications. In addition, the lifting of limitations on the ownership of television stations within the same market, the so-called "duopoly" rules, will result in competition to consolidate within the industry and may adversely affect our ability to successfully bid for certain acquisitions.

     The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, materially adversely affect the operation and ownership of Cosmos. We are unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on our operations.

   Our net revenues may fluctuate depending on advertising cyclicality and volatility.

     Our operating results will be primarily dependent on advertising revenues which, in turn, depend on national and local economic conditions, coverage of political events and high profile sporting events (e.g., the Olympics, Super Bowl and NCAA Men's Basketball Tournament), the relative popularity of station programming, the demographic characteristics of our viewing audience and other factors beyond our control. We have experienced cyclicality in our advertising revenues, with the second and fourth quarters of each year being traditionally our strongest quarters, and the first and third quarters being our weakest.

     In addition, our advertising revenues fluctuate with the promotional efforts and marketing campaigns of our advertisers. We cannot predict or control their future spending or demand for television advertising. We cannot assure you that we can maintain our levels of advertising revenue or that we will be able to increase our advertising revenues in the future.

   We may be unable to effectively integrate newly acquired television broadcasting stations.

     As part of our business strategy, we will continue to evaluate opportunities to acquire television broadcasting stations in small to medium-sized local markets. We intend to pursue selective acquisitions of television broadcasting stations with the goal of improving their operating performance by applying our management's business strategy. We cannot assure you that we will find attractive acquisition candidates or effectively manage the integration of acquired stations into our existing business. Combining company cultures and facilities could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. If we do not experience operating efficiencies from acquisitions, if we fail to integrate effectively new stations or recently acquired stations into our existing business, or if the costs of such integration exceed our expectations, our operating results, financial condition and the price of our stock could be adversely affected.

   We may be adversely affected by implementing digital television service.

     The FCC has adopted rules and regulations which require television stations to implement digital television service (including high definition) in the United States. Conversion to digital television service may reduce our television stations' geographic reach or result in a corresponding loss of population coverage. In addition, we will incur significant costs implementing our digital television service, primarily due to the capital costs associated with the construction of digital television facilities and increased operating costs both during and after the transition to digital television service. Our television stations are required to begin broadcasting on their digital channels, in addition to their analog channels, in 2002.

   Our business strategy to "grow around the edges" may divert resources from our core business.

     We cannot assure you that our business strategy to invest in other businesses, including cable advertising, electronic media, electronic commerce, direct mail coupons and periodicals, will not have an adverse effect on our core television broadcasting business. Our formation of, or participation in, new, related businesses may compete, from time to time, for the attention of our management team and may require capital expenditures that we would otherwise reinvest in our television stations. Further, if the new businesses do not prove to be successful, the strength of our stations' brand names may suffer as a result.

   Our stock may fluctuate significantly after the sale, and you could lose all or part of your investment as a result.

     We do not know how our common stock will trade in the future. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

    o     actual or anticipated fluctuations in our operating results;

    o changes in earnings estimated by securities analysts or our ability to meet those estimates;

    o the operating and stock price performance of other comparable companies;

    o     overall stock market fluctuations;

    o     the broadcasting environment, including industry down cycles; and

    o     economic conditions.

   We may be unable to sustain a growth rate sufficient to implement our business strategy.

     Our broadcasting business has grown rapidly over the past few years. We may not be able to continue to grow at rates consistent with our recent past or profitably. Our future prospects are dependent upon a number of factors, including:

    o the popularity of the programming our stations broadcast and our ability to continue to attract new advertisers and maintain our relationships with current advertisers;

    o our ability to effectively compete in the local markets where our stations currently operate;

    o our ability to maintain or enhance our relationships with the networks with respect to our affiliation agreements;

    o our ability to fulfill our plans to convert to digital television technology;

    o our ability to identify, develop, and take advantage of synergistic opportunities;

    o our ability to fulfill our plans to become a diverse communications company through selective acquisitions in attractive local markets;

    o our ability to attract and retain talented creative and managerial personnel and to expand our infrastructure to accommodate our growth;

    o our ability to maintain or enhance our bargaining position with agencies representing national advertisers; and

    o our ability to predict and to keep up with constantly shifting audience viewership trends and maintain or increase our audience household reach.

   We may be unable to generate sufficient cash flow or obtain sufficient financing to implement our business strategy.

     We will require substantial capital expenditures to implement our business strategy. If we do not generate sufficient cash flow from operations or if we are unable to obtain sufficient financing or on acceptable terms, we may be required to reduce our planned capital expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. We estimate:

    o our acquisition of new stations will require capital expenditures of approximately $264 million in fiscal 2000;

    o our formation of, or participation in, new, related businesses are expected to require capital expenditures of $4 million in fiscal 2000; and

    o the conversion to digital televison technology by May 2002 will require capital expenditures of approximately $25 to $35 million over the next two years.

     The realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on the market price of our common stock. Also, the stock market in general has experienced volatility that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. Additionally, if our quarterly results of operations fluctuate significantly, including as a result of the advertising cyclicality of the broadcasting industry, the timing and costs of new station acquisitions, the performance of existing stations, the timing and costs of increased capital spending on the conversion to digital television, or the investment in new communications businesses or media, the market price of our common stock may be affected.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained in this proxy statement, or incorporated by reference into this proxy statement, is or may be viewed as forward-looking. The words "expect," "believe," "anticipate" or similar expressions identify forward-looking statements. Although we have used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for our products; and adverse litigation results. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

                            THE PARTIES TO THE SALE

The Liberty Corporation

     We are a holding company incorporated under the laws of the State of South Carolina which currently operates in the television broadcasting, life insurance and life insurance policy administration businesses through our wholly owned subsidiaries. We market our insurance products through our insurance subsidiary, Liberty Life Insurance Company. Additionally, we are one of the nation's largest life insurance third-party administrators, providing administrative services for approximately 4.5 million policies through our subsidiary, Liberty Insurance Services Corporation. If the sale is approved by our shareholders and is consummated, we will no longer be engaged in the insurance business. At that time, we will be engaged principally in the broadcasting business through our subsidiary Cosmos.

     Cosmos currently owns and operates twelve network-affiliated television stations in the Southeast and Midwest, eleven of which were ranked No. 1 or No. 2 in their markets by the May 2000 Nielsen ratings (from sign-on to sign- off). The twelve stations cover approximately 2.8% of U.S. households. Seven of Cosmos' stations are affiliated with NBC, three with ABC, and two with CBS.

     Through its wholly-owned cable advertising company, CableVantage Inc., Cosmos represents seven independent cable operators that reach, in combination, over 400,000 subscribers. In addition, Cosmos operates a direct-mail coupon company, SuperCoups USA. Through SuperCoups USA, Cosmos has acquired the direct-mail franchise rights to a number of southeastern cities. Cosmos also owns 100% of Broadcasting Merchandising Corporation, a broadcast equipment and technology distributor.

     In addition, Cosmos has entered into an agreement dated as of July 27, 2000 to acquire all of the outstanding shares of capital stock of Civic Communications, Inc., or Civic, for approximately $204 million. Our obligation to acquire Civic is not contingent upon the sale of our insurance operations, and your approval is not being solicited for the acquisition of Civic.

     Civic owns and operates three television stations in Mississippi and Texas. All three stations were rated No. 1 in local news in their respective markets by the May, 2000 Nielsen ratings. The Cosmos and Civic stations together will cover approximately 3.56% of U.S. households and will broadcast to local viewers in more than 3.5 million households.

Royal Bank of Canada

     RBC is a Canadian chartered bank, with its principal executive office located at 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Shares of RBC are listed on the Toronto Stock Exchange and on the New York Stock Exchange. RBC ranks as Canada's largest financial institution as measured by assets, revenues and net income as of April 30, 2000. As of October 31, 1999, its most recent fiscal year end, RBC was the ninth largest bank in North America and among the sixty largest banks in the world, as measured by assets. RBC also has one of the leading insurance operations among Canadian banks. RBC and its subsidiaries engage principally in personal and commercial banking, insurance products, investment and trust services, corporate and investment banking and on-line banking and transaction-based services, including custody.

                               THE PROPOSED SALE

General

     The purchase agreement, which was executed by us and RBC on June 19, 2000, provides for the sale to RBC of all of the outstanding capital stock of Liberty Life Insurance Company, Liberty Insurance Services Corporation, The Liberty Marketing Corporation, Liberty Capital Advisors, Inc. and LC Insurance Ltd., which together constitute all of our insurance operations. Subject to certain indemnification obligations that will survive the consummation of the sale, we expect to receive $648,700,000, consisting of a dividend to be paid to us by our subsidiary Liberty Life Insurance Company of up to $70,000,000 and the balance in cash from RBC.

Background of the Sale

     On February 2, 1999, our Board of Directors received a report from management indicating that management believed it would be appropriate to consider a variety of restructuring alternatives in order to create a company that would be able to more actively support the business objectives of our operating subsidiaries and thereby enhance value for our shareholders.

     For the remainder of 1999, Goldman, Sachs & Co. assisted us with an investigation of possible options, including the distribution of Cosmos shares to our shareholders, as a result of which the insurance and broadcasting businesses would be separated. In the late part of 1999, we determined that it was not feasible at the time to effect the separation of these businesses through a distribution of Cosmos shares to our shareholders on a tax-efficient basis.

     On November 2, 1999, our Board of Directors met and received a report outlining regulatory changes in the financial services and broadcasting industries. The report indicated that portions of the 1933 Glass-Steagall Act had been repealed and that previously prohibited combinations of banks and insurance companies were now permitted. In addition, more flexible FCC multiple ownership rules were scheduled to take effect in mid-November, 1999, which would allow a broadcaster to own, under certain circumstances, more than one television station in the same market and which would eliminate the prohibition against owning stations in adjacent markets with overlapping signals.

     On January 27, 2000, a third party proposed to introduce us to RBC in order to facilitate a discussion between us and RBC with respect to RBC's interest in expanding its insurance business into the U.S. market.

     On February 1, 2000, our Board of Directors met and discussed the possibility of a sale of our insurance business. Our Board of Directors concluded that a combination of our insurance operations with a bank might be desirable at the appropriate price. Our Board of Directors further concluded that if a sale of the insurance operations materialized, we would be able to focus on aggressively expanding our core broadcasting business and the new media/digital opportunities associated with television broadcasting.

     On February 18, 2000, management and RBC representatives spoke by phone and began to exchange certain written information. RBC expressed an interest in acquiring our insurance subsidiaries. On February 22, 2000, representatives of RBC visited with management at our offices in Greenville, South Carolina.

     On March 1, 2000, management visited with representatives of RBC in the Mississauga, Ontario offices of RBC, and the parties executed a confidentiality agreement. Management and representatives of RBC spoke by phone numerous times over the next two weeks and discussed certain of the principal terms of the transaction. The Executive Committee of the Board of Directors met on March 5, 2000 to receive a report on the status of the negotiations.

     On March 29, 2000, representatives of RBC began a ten-day preliminary due diligence review of our books and records at an off-site location in Greenville. Due diligence continued until June 19, 2000. During the due diligence process, various members of management made presentations and were available for interviews regarding our insurance businesses.

     On April 21, 2000, RBC forwarded to us the first draft of a purchase agreement. Around this time, we engaged Goldman, Sachs & Co. to assist us in the possible sale of our insurance business. We had utilized the services of Goldman Sachs in financing and acquisition matters for a number of years. We also felt that Goldman Sachs' familiarity with us would prove helpful in evaluating the fairness of the transaction from a financial point of view. Discussions between our representatives and representatives of RBC continued. On May 2, 2000 our Board of Directors met and discussed the progress of the negotiations.

     Our representatives and representatives of RBC met in Greenville on May 12, 2000 to outline the framework for future negotiations. Over the next several weeks the purchase agreement was revised to reflect the negotiated terms.

     On May 24, 2000 the parties again met in Greenville to negotiate certain of the major remaining contractual and business issues. The Executive Committee of our Board of Directors received a report on this meeting on May 25, 2000.

     On June 8, 2000 the parties met in New York City. During and following this meeting, final negotiations resulted in the definitive purchase agreement that was approved by our Board of Directors on June 18, 2000 and was signed by the parties on June 19, 2000.

Use of Proceeds

     The gross proceeds from the sale to RBC are expected to be $648,700,000, which will be comprised of a dividend of up to $70,000,000 to be paid to us by Liberty Life Insurance Company (of which approximately $16,793,000 will be a non-cash distribution) and the balance in cash. See "The Purchase Agreement - Purchase Price." After income taxes and transaction expenses, which are estimated to total approximately $154,400,000, the net cash proceeds from the sale will be approximately $477,507,000.

     We do not intend to distribute any of the net proceeds of the sale to our shareholders. We will use the proceeds to repay all of our existing bank debt and to further our business plan. In particular, we intend to use a portion of the proceeds to fund our acquisition of Civic. Upon completion of the sale of our insurance operations and our acquisition of Civic, we do not expect to have any significant amount of debt.

Reasons for the Sale; Recommendation of the Board of Directors

     At a meeting of our Board of Directors held on June 18, 2000, after due consideration, the Board of Directors determined that the sale is fair to, and in the best interests of, our shareholders and unanimously approved the purchase agreement with RBC and the sale. Our Board of Directors unanimously recommends that shareholders vote to approve the purchase agreement and the sale.

     As described above under "Background of the Sale," the decision of our Board of Directors to approve the sale and to recommend that our shareholders approve the transaction followed a negotiation process which included the substantial involvement of our legal and financial advisors. Among the factors that the Board of Directors considered in this decision were:

    o The belief of our Board of Directors that the combination of an insurance business and a broadcasting business in the same corporate group was not optimal from a shareholder's perspective. This belief is based upon the difference between the two businesses, including factors such as:

          - the insurance industry and broadcasting industry bear no particular relationship to each other and very few synergies are obtained by owning businesses in both industries;

          - insurance is generally a slow-growing, conservative business and broadcasting is generally a faster-growing, more dynamic business;

          - the combination of insurance and broadcasting businesses produces tension with respect to Liberty's future direction; and

          - the optimal capital structures of insurance companies, on the one hand, and broadcasting companies, on the other hand, are fundamentally incompatible.

    o Several recent regulatory changes (including the 1995 elimination of the "fin-syn" rules which previously prohibited networks from acquiring a financial interest in programming aired on the networks, the passage of the Telecommunications Act of 1966 and the 1999 relaxation of the rules which previously prohibited ownership of two television stations with overlapping broadcasting signals) have prompted consolidation within the television broadcasting industry.

    o Management's belief that Cosmos needs to use its borrowing capacity in order to fund its growth plan. However, we are currently constrained from maximizing Cosmos' borrowing capacity because our low leverage ratio is a significant factor in determining how insurance rating agencies view our financial strength and assess our overall credit rating. The ability of an insurance company to sell its products is directly affected by its credit rating. Our Board of Directors believes that we will be able to have much higher leverage ratios if we are no longer engaged in the insurance business.

    o We may wish to use our stock as consideration in connection with future acquisitions of television stations, and our Board of Directors believes that our stock may be more attractive to potential sellers if we are no longer engaged in the insurance business.

    o Our stock is generally valued by investors and industry analysts on the basis of earnings per share, or EPS, whereas the stock of companies engaging only in television broadcasting is generally valued on a cash flow basis. Since valuations of television broadcast companies made on a cash flow basis are generally well in excess of tangible book value, acquisitions of such companies generally result in the creation of large amounts of goodwill and the write-up of tangible assets, both of which must be amortized following an acquisition. This amortization has a depressing effect on EPS. As a result, our Board of Directors believes that further acquisitions of television stations, while continuing to own an insurance subsidiary, may have a more severe dampening effect on our stock price than if we were focused on television broadcasting and were valued on a cash flow basis.

     Our Board of Directors also considered the factors described in the section entitled "Risk Factors" in this proxy statement in deciding to approve the sale and to recommend that shareholders approve the transaction.

     In view of the wide variety of factors considered in connection with its evaluation of the sale and the complexity of these matters, our Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our Board of Directors relied on the experience and expertise of Goldman Sachs, our financial advisor, and took into account Goldman Sachs' opinion as to the fairness of the aggregate consideration from a financial point of view. See "Opinion of Financial Advisor." In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.

Regulatory Approvals

     The sale of our insurance operations is subject to a number of regulatory approvals that are described below. While we believe that we and RBC will be able to obtain these regulatory approvals, we cannot be certain whether such approvals will be obtained within the period of time contemplated by the purchase agreement or on conditions that would not be detrimental to the sale.

     Antitrust. Transactions such as the sale of our insurance operations are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the sale may not be completed until applicable waiting-period requirements have been satisfied. We and RBC have each filed our respective notification reports with the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act before the date of this proxy statement. The waiting period under the Hart-Scott-Rodino Act will expire 30 days after those filings were made, unless earlier terminated or extended by a request for additional information or documentary materials. As of the date of this proxy statement, neither we nor RBC have received a request for additional information or documentary material.

     Insurance. The insurance laws and regulations of all U.S. jurisdictions and Bermuda generally require that, prior to the acquisition of control of a domestic insurer, the acquiror obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, such jurisdictions.

     The completion of the sale is subject to certain approvals of and/or notices to, and the expiration of applicable waiting periods required by, the Insurance Director of South Carolina, the Insurance Commissioner of Louisiana and the Insurance Minister of Bermuda. RBC has filed applications for approvals of the sale with those respective insurance regulators of South Carolina and Louisiana, and it intends to file a notice to the insurance regulator of Bermuda shortly. A hearing on an application for approval of the sale is mandatory in Louisiana and may be required in South Carolina.

     The dividend from Liberty Life Insurance Company of up to $70,000,000 as part of the sale constitutes an extraordinary dividend for which approval of the Insurance Director of South Carolina is mandatory. We intend to file an application for approval of the dividend prior to the closing of the sale.

     Canadian Approvals. Because under applicable Canadian law the transaction constitutes a substantial investment by RBC in a financial institution, prior written approval of the Canadian Minister of Finance on the recommendation of the Canadian Superintendent of Financial Institutions is required in connection with the consummation of the transaction.

Voting Agreements

     As an inducement to RBC entering into the purchase agreement, certain of our shareholders holding in the aggregate approximately 22.3% of our outstanding capital stock, calculated on a fully-diluted basis, have entered into voting agreements with RBC. Pursuant to the terms of each voting agreement, each such shareholder has agreed, among other things, to vote certain of the shares they beneficially own in favor of the approval and adoption of the purchase agreement and the sale. The terms of each voting agreement are identical, with the exception of the voting agreement between W. Hayne Hipp and RBC, which, in addition to requirements that are identical to those in the other voting agreements, requires that Mr. Hipp, subject to his fiduciary duties as a member of our Board of Directors, not take any action that would adversely affect the consummation of the transactions contemplated by the purchase agreement. Each voting agreement will terminate on the earlier to occur of (i) the first anniversary of its execution and (ii) the termination of the purchase agreement in accordance with its terms.

     In addition, under the terms of the voting agreements, the shareholders have agreed, subject to certain exceptions, not to transfer any shares unless the transferee has executed an irrevocable proxy in favor of RBC in form and substance substantially similar to such provision of the voting agreement as governs the voting of the shares and an agreement identical in all material respects to the voting agreement.

Material Federal Income Tax Consequences

     Proceeds from the sale will not be distributed to shareholders, and the sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of subsidiary stock and assets, and we and our subsidiaries will recognize taxable income with respect to the sale.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet as of March 31, 2000, and the unaudited pro forma combined condensed statements of income for the year ended December 31, 1999 and for the three months ended March 31, 2000 give effect individually and in the aggregate to the proposed sale of our insurance operations and to the acquisition of Civic. The unaudited pro forma balance sheet as of March 31, 2000 presents our financial position assuming that the transactions had occurred on that date. The unaudited pro forma income statements have been prepared assuming the transactions occurred as of the beginning of each period presented. In addition, the unaudited pro forma income statements give effect to the acquisition of KCBD-TV, which occurred on February 29, 2000, as if that acquisition had occurred at the beginning of each period presented.

     The unaudited pro forma combined condensed financial statements, which have been prepared in accordance with the rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of our past or future results of operations or financial position. Assumptions were used in the preparation of the unaudited pro forma combined condensed financial statements and the pro forma results would differ had alternative assumptions been used. Additionally, the unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of the taxable gain, and taxes payable, from the proposed sale and preliminary estimates of the allocation of the Civic purchase price to the assets acquired. The actual results may change as additional facts become known.

                            The Liberty Corporation
              Unaudited Pro Forma Combined Condensed Balance Sheet
                              As of March 31, 2000
                                 (in thousands)




                                                                                            Pro Forma        Pro Forma for
                                                                                           Adjustments       Proposed Sale,
                                                                                           for KCBD-TV        for KCBD-TV
                                                        Pro Forma                           Acquisition       Acquisition
                                                      Adjustments for     Pro Forma for    and for Civic       and Civic
                                                      Proposed Sale       Proposed Sale     Transaction       Transaction
                                     As Reported       (unaudited)         (unaudited)      (unaudited)       (unaudited)
                                     -----------   ------------------     -------------    -------------     -------------
Bonds................................ $  880,877   $    (880,862) 1(a)      $      15                          $        15
Mortgage loans.......................    231,481        (229,127) 1(a)          2,354                                2,354
All other investments................    197,023        (146,208) 1(a)         50,815                               50,815
                                      ----------   -------------            ---------        ---------         -----------
Total investments....................  1,309,381      (1,256,197)              53,184                               53,184

Cash.................................     16,138         (14,123) 1(a)        195,022         (195,022)2(a)             --
                                                         477,507  1(b)
                                                        (284,500) 1(c)
Receivables from reinsurers..........    261,708        (261,708) 1(a)             --                                   --
Deferred acquisition costs...........    300,384        (300,384) 1(a)             --                                   --
Property, plant and equipment........     99,377         (26,973) 1(a)         72,404           21,000 2(b)         93,404
Intangibles related to TV operations.    266,025                              266,025          178,000 2(b)        444,025
All other assets.....................    142,073         (98,799) 1(a)         43,274           10,000 2(b)         53,274
                                      ----------   -------------            ---------        ---------         -----------
Total assets......................... $2,395,086   $  (1,765,177)           $ 629,909        $  13,978         $   643,887
                                      ==========   =============            =========        =========         ===========

Policy liabilities................... $1,335,336   $  (1,335,336) 1(a)             --                                   --
Notes mortgages and other debt.......    285,800        (284,500) 1(c)      $   1,300            8,978 2(a)         10,278
All other liabilities................    219,237        (159,096) 1(c)         60,141            5,000 2(b)         65,141
Total liabilities....................  1,840,373      (1,778,932)              61,441           13,978              75,419

Total shareholders equity............    554,713          13,755  1(d)         568,46                              568,468
                                      ----------   -------------            ---------        ---------         -----------
Total liabilities and
   shareholders equity............... $2,395,086   $ (1,765,177)            $ 629,909        $  13,978         $   643,887
                                      ==========   =============            =========        =========         ===========

------------------------------------
1(a) Elimination of assets and liabilities related to the companies to be sold. 1(b) Represents the net cash proceeds from the proposed sale to RBC.
1(c) Pursuant to the terms of our revolving credit facility related to the sale of a significant subsidiary, we are required to repay the balance outstanding under such facility upon the consummation of the proposed sale.
1(d)  Reflects the estimated after-tax gain from the proposed sale.
2(a) Funding of the Civic purchase using proceeds from the sale to RBC and required borrowings.
2(b) Allocation of the purchase price for the Civic stations based on estimates of $21 million to buildings, equipment and towers, $6.0 million to accounts receivable, $4.0 million to program contract rights, and $5.0 million to program liabilities.

                            The Liberty Corporation
           Unaudited Pro Forma Combined Condensed Statement of Income
                      For the Year ended December 31, 1999
                    (in thousands except per share amounts)



                                                                                            Pro Forma        Pro Forma for
                                                                                           Adjustments       Proposed Sale,
                                                                                           for KCBD-TV        for KCBD-TV
                                                        Pro Forma                           Acquisition       Acquisition
                                                      Adjustments for     Pro Forma for    and for Civic       and Civic
                                                      Proposed Sale       Proposed Sale     Transaction       Transaction
                                     As Reported       (unaudited)         (unaudited)      (unaudited)       (unaudited)
                                     -----------   ------------------     -------------    -------------     -------------
Insurance premiums................... $  252,401   $    (252,401) 1(a)            --                                   --
Broadcasting revenue.................    178,144                            $ 178,144        $  42,982 2(a)    $   221,126
Net investment income................     98,444         (96,686) 1(a)          1,758                                1,758
Service contract revenue.............     22,905         (22,905) 1(a)             --                                   --
Other income.........................     18,052            (512) 1(a)         17,540                               17,540
Realized investment gains (losses)...    (13,906)         13,056  1(a)           (850)                                (850)
                                      ----------   -------------            ---------        ---------         -----------
Total revenue........................    556,040        (359,448)              196,592           42,982            239,574

Policyholder benefits................    131,741        (131,741) 1(a)             --                                   --
Commissions..........................     74,693         (74,693) 1(a)             --                                   --
General insurance expenses...........     70,264         (70,264) 1(a)             --                                   --
Amortization of deferred acquisition
   costs.............................     43,108         (43,108) 1(a)             --                                   --
Broadcasting operating expenses......    114,619           2,000  1(b)        116,619           25,288 2(a)        141,907
Broadcasting depreciation and
   amortization......................     16,680                               16,680            9,777 2(a)         26,457
Interest expense.....................     15,085         (15,085) 1(c)             --               75 2(b)             75
Other expenses.......................     23,027         (14,034) 1(a)          8,993                                8,993
                                      ----------   -------------            ---------        ---------         -----------
Total expenses.......................    489,217        (346,925)             142,292           35,140             177,432

Income before income taxes...........     66,823         (12,523)              54,300            7,842              62,142
Income tax provision.................     22,254            (534) 1(d)         21,720            3,137 2(c)         24,857
                                      ----------   -------------            ---------        ---------         -----------
Net income........................... $   44,569         (11,989)           $  32,580        $   4,705         $    37,285
                                      ==========   =============            =========        =========         ===========

Earnings per common share............ $     2.29                                                               $      1.90
Diluted earnings per common share.... $     2.24                                                               $      1.87


------------------------------------

1(a)   Elimination of revenues and expenses related to the companies to be sold.
1(b)   Estimated additional corporate expenses for cost of functions
       (including treasury, finance, tax, legal and administrative) previously shared with the companies to be sold.
1(c)   Elimination of interest expense, as we intend to use a portion of the net proceeds from the sale to repay our revolving credit facility in full.
1(d) Adjustment to income taxes to reflect our assumed combined effective federal and state income tax rate of 40%. Net operating loss carry forwards that we have historically used to reduce our state income tax expense will be substantially utilized in the proposed sale.
2(a) Revenues and expenses of Civic's and KCBD-TV's operations for the period from January 1, 1999 until December 31, 1999.
2(b) Estimated interest expense on the debt-financed portion of the Civic purchase price.
2(c)   Income taxes provision calculated at an effective tax rate of 40%.


                                              The Liberty Corporation
                              Unaudited Pro Forma Combined Condensed Statement of Income
                                     For the three months ended March 31, 2000
                                       (in thousands except per share amounts)



                                                                                           Pro Forma        Pro Forma for
                                                                                           Adjustments       Proposed Sale,
                                                                                           for KCBD-TV        for KCBD-TV
                                                        Pro Forma                           Acquisition       Acquisition
                                                      Adjustments for     Pro Forma for    and for Civic       and Civic
                                                      Proposed Sale       Proposed Sale     Transaction       Transaction
                                     As Reported       (unaudited)         (unaudited)      (unaudited)       (unaudited)
                                     -----------   ------------------     -------------    -------------     -------------
Insurance premiums...............     $   63,885       $  63,885) 1(a)            --                                    --
Broadcasting revenue.............         42,733                            $  42,733        $   9,145 2(a)    $    51,878
Net investment income............         25,002         (24,020) 1(a)            982                                  982
Service contract revenue.........          5,306          (5,306) 1(a)             --                                   --
Other income.....................          2,403            (337) 1(a)          2,066                                2,066
Realized investment gains........          6,128           2,629  1(a)          8,757                                8,757
                                      ----------   -------------            ---------        ---------         -----------
Total revenue....................        145,457         (90,919)              54,538            9,145              63,683

Policyholder benefits............         34,353         (34,353) 1(a)             --                                   --
Commissions......................         19,383         (19,383) 1(a)             --                                   --
General insurance expenses.......         16,617         (16,617) 1(a)             --                                   --
Amortization of deferred acquisition
costs............................          8,777          (8,777) 1(a)             --                                   --
Broadcasting operating expenses..         30,394             500  1(b)         30,894            5,797 2(a)         36,691
Broadcasting depreciation and
amortization.....................          4,637                                4,637            2,261 2(a)          6,898
Interest expense.................          3,958          (3,958) 1(c)             --              148 2(b)            148
Other expenses...................          3,952          (1,836) 1(a)          2,116                                2,116
                                      ----------   -------------            ---------        ---------         -----------
Total expenses...................        122,071         (84,424)              37,647            8,206              45,853

Income before income taxes.......         23,386          (6,495)              16,891              939              17,830
Income tax provision.............          7,989          (1,233) 1(d)          6,756              376 2(c)          7,132
                                      ----------   -------------            ---------        ---------         -----------
Net income.......................     $   15,397   $      (5,262)           $  10,135        $     563         $    10,698
                                      ==========   =============            =========        =========         ===========
Earnings per common share........     $     0.79                                                               $      0.55
Diluted earnings per common share     $     0.78                                                               $      0.54

------------------------------------
1(a) Elimination of revenues and expenses related to the companies to be sold. 1(b) Estimated additional corporate expenses for cost of functions
      (including treasury, finance, tax, legal and administrative) previously shared with the companies to be sold.
1(c) Elimination of interest expense, as we intend to use a portion of the net proceeds of the sale to repay the revolving credit facility in full.
1(d) Adjustment to income taxes to reflect our assumed combined effective federal and state income tax rate of 40%. Net operating loss carry forwards that we have historically used to reduce our state income tax expense will be substantially utilized in the proposed sale.
2(a) Revenues and expenses of Civic's operations for the entire period and estimated revenues and expenses of KCBD-TV's operations for the period from January 1, 2000 until February 29, 2000.
2(b) Estimated interest expense on the debt-financed portion of the Civic purchase price.
2(c)  Income taxes provision calculated at an effective tax rate of 40%.

                          OPINION OF FINANCIAL ADVISOR

     On June 18, 2000, Goldman, Sachs & Co. rendered its oral opinion to our Board of Directors, which was confirmed by the written opinion of Goldman Sachs, dated June 19, 2000, that, as of that date, and based upon and subject to the various qualifications and assumptions described in its opinion, the aggregate consideration to be received by us in connection with the sale of our life insurance business pursuant to the purchase agreement was fair from a financial point of view. For purposes of its opinion, Goldman Sachs defined the consideration to be received by us as $648.7 million, inclusive of a special dividend of up to $70 million to be paid to us by Liberty Life Insurance Company, part of which was to consist of Liberty Life Insurance Company's interest in certain non-cash assets.

     The full text of the fairness opinion of Goldman Sachs, dated June 19, 2000, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex A and is incorporated herein by reference. You should read the opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

    o   the purchase agreement;

    o our annual reports to shareholders and annual reports on Form 10-K for the five years ended December 31, 1999;

    o certain of our interim reports to shareholders and quarterly reports on Form 10-Q;

    o the annual financial statements of Liberty Life Insurance Company and Liberty Insurance Services Corporation for each of the three years ended December 31, 1999;

    o the annual statutory statements of Liberty Life Insurance Company for each of the five years ended December 31, 1999;

    o the quarterly statutory statements of Liberty Life Insurance Company for each of the three month periods ended March 31, June 30 and September 30 during each of the three years ended December 31, 1999;

    o   certain other communications from us to our shareholders;

    o   certain other information related to the life insurance business; and

    o certain internal financial analyses and forecasts for the life insurance business prepared by our management and the management of the life insurance business.

     In addition, Goldman Sachs:

    o held discussions with members of our senior management regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the purchase agreement and our past and current business operations, financial condition and future prospects and the past and current business operations, financial condition and future prospects of the life insurance business;

    o   reviewed the reported price and trading activity for our common stock;

    o compared certain financial and stock market information for us and certain financial information for the life insurance business with similar information for certain other companies the securities of which are publicly traded and reviewed the financial terms of certain recent business combinations in the life insurance industry and financial outsourcing industry specifically and in other industries generally; and

    o performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In rendering its opinion, Goldman Sachs took into account, with our consent, management's assessment of the risks and uncertainties associated with the life insurance business achieving management's projections in the amounts and at the times indicated therein. Goldman Sachs did not make actuarial determinations or evaluations and did not evaluate actuarial assumptions. Goldman Sachs relied on our actuaries with respect to reserve adequacy. In addition, Goldman Sachs did not make an independent evaluation or appraisal of our assets and liabilities (including the policy reserves) or the assets and liabilities (including the policy reserves) of any of our subsidiaries or businesses, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs made no analyses, and expressed no opinion as to the adequacy, of the policy reserves of the life insurance business. With our consent, Goldman Sachs relied upon the advice we received from our legal counsel and tax advisors as to all legal and tax matters in connection with the proposed transaction. Goldman Sachs, with our consent, did not take into account any potential payment we may be required to make pursuant to our indemnification obligations under the purchase agreement. Pursuant to our instructions, Goldman Sachs assumed that the value of the non-cash assets included in the dividend to be paid to us was equal to their March 31, 2000 carrying value of $16,793,522, and Goldman Sachs did not make an independent assessment of the value of those assets. With our consent, Goldman Sachs did not opine on the fairness of the allocation of the consideration for tax or other purposes, nor did Goldman Sachs take into account our obligations with respect to those allocations or our obligations under the ancillary agreements referred to as exhibits to the purchase agreement.

     Goldman Sachs understood that we were considering using certain of the proceeds from the sale of the life insurance business in connection with one or more transactions, including the potential acquisition of certain broadcast assets. With our consent, Goldman Sachs did not opine on the fairness of the consideration to be paid in, or any other aspect of, those transactions. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the life insurance business. Goldman Sachs did not opine on the transaction contemplated by the purchase agreement relative to other potential transactions that we might otherwise have pursued. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of our Board of Directors in connection with its consideration of the transaction contemplated by the purchase agreement and such opinion does not constitute a recommendation as to how any holder of our common stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses presented to our Board of Directors by Goldman Sachs on June 18, 2000 in connection with its opinion. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent the relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 16, 2000, and is not necessarily indicative of current market conditions.

     The summary includes information presented in tabular format. These tables should be read together with the text of each summary.

Summary Multiples of Proposed Sale

     For purposes of comparison to merger market transactions in the U.S. life insurance industry and to publicly traded U.S. life insurance companies as described below, Goldman Sachs examined various multiples for the proposed sale. Goldman Sachs calculated the purchase price for the proposed sale as a multiple of the life insurance business' (1) last twelve months, or LTM, operating earnings as of March 31, 2000, (2) actual operating earnings for 1999, (3) estimated operating earnings for 2000 and (4) estimated operating earnings for 2001. Goldman Sachs also calculated the purchase price for the proposed sale as a multiple of the life insurance business' (1) GAAP book value at December 31, 1999, excluding accumulated other comprehensive income, or AOCI, (2) GAAP tangible book value at December 31, 1999, excluding AOCI and (3) statutory surplus, adjusted for the asset valuation reserve, at December 31, 1999. In conducting its analysis, Goldman Sachs used a transaction value of $648.7 million. Goldman Sachs obtained the data relating to the life insurance business' operating earnings and book value from us. The results of this analysis follow below:

                                                              Proposed
                                                                Sale
                                                            -----------
   Earnings:
     LTM (3/31/00)...........................                   19.7x
     1999 (actual)...........................                   21.2x
     2000 (estimated)........................                   18.9x
     2001 (estimated)........................                   15.0x
   Purchase Price as a Multiple of Book Value:
     12/31/99 GAAP..........................                     1.4x
     12/31/99 Tangible GAAP.................                     1.4x
     12/31/99 Statutory Surplus.............                     3.8x

Comparison to Merger Market Transactions

     Goldman Sachs evaluated selected merger transactions in the life insurance and home service insurance industries and calculated the transaction values, or purchase prices, as a multiple of the target company's (1) LTM earnings, (2) GAAP tangible book value, excluding AOCI and (3) statutory surplus. Goldman Sachs reviewed over 30 transactions in the life insurance industry since 1996 and 13 transactions in the home service insurance industry since 1986. In calculating these multiples, Goldman Sachs used the target company's (1) LTM earnings as of the date of the announcement of the transaction, (2) tangible GAAP book value as of the end of the most recently available period preceding the announcement of the transaction and (3) statutory surplus book value as of the end of the year preceding the announcement of the transaction. In calculating similar multiples for the life insurance business, Goldman Sachs used LTM operating earnings as of March 31, 2000 and the applicable book values (tangible GAAP and statutory surplus) as of December 31, 1999. The results of these analyses follow below:


                                                                              Merger Transactions
                                                                 ----------------------------------------------
                                                                                                Home Service
                                                                 Life Insurance Companies    Insurance Companies
                                                                 ------------------------  ---------------------
                                                      Proposed
                                                        Sale       Median     Low-High     Median      Low-High
                                                    -----------    ------    ----------    ------     ----------


Purchase Price as a Multiple of LTM Earnings.....        19.7x      17.5x    7.6x-37.4x      15.6x   10.0x-25.9x
Purchase Price as a Multiple of Book Value:
        Tangible GAAP............................         1.4x       1.5x     0.5x-5.2x       1.4x     1.1x-2.9x
        Statutory Surplus........................         3.8x       3.6x    0.9x-13.2x       2.9x     1.8x-4.7x

     In addition, Goldman Sachs compared historical trading prices for certain public U.S. asset accumulation and large cap life insurance companies as a multiple of their LTM earnings to the LTM earnings multiples calculated for the life insurance merger market transactions described above in order to compare merger market valuations to public market valuations over time. Goldman Sachs calculated the trading prices for each of the companies examined on the last trading day of each month for the period January 1, 1996 through May 31, 2000 as a multiple of LTM earnings. The mean trading price to LTM earnings multiple for the asset accumulation and large cap life insurance companies examined during this period was 15.5x, and the mean trading price to LTM earnings multiple for these companies as of May 31, 2000 was 13.8x.

     The public market multiples over time were compared to the life insurance merger market transaction multiples which were grouped by the years in which the transactions were announced. Those multiples are illustrated below:

                                 Purchase Price/LTM Earnings Multiple
                              -------------------------------------------
           Year               Low                Median             High
           ----               ----               ------             -----
   1996..................     8.4x                17.5x             37.4x
   1997..................     13.1x               15.6x             23.2x
   1998..................     7.6x                16.7x             35.8x
   1999..................     22.3x               23.1x             29.1x

     Additionally, in May 2000, one merger transaction had a purchase price to LTM earnings multiple of 18.1x. In comparison to these multiples, the proposed sale has a purchase price to LTM operating earnings multiple of 19.7x as of March 31, 2000.

Comparison of Selected U.S. Life Insurance Companies

     Goldman Sachs calculated the trading prices as of June 16, 2000 of 12 publicly traded U.S. life insurance companies, including us, as a multiple of each of their respective (1) estimated earnings for 2000 and 2001 and (2) GAAP book value at March 31, 2000, excluding AOCI in order to compare these multiples to comparable multiples for the proposed sale. The 11 publicly traded companies, in addition to us, were comprised of two groups, selected large cap life insurance companies and selected medium to small cap life insurance companies. The group of selected large cap life insurance companies consisted of AXA Financial, Inc., American General Corporation, Metlife, Inc., John Hancock Financial Services, Inc., Lincoln National Corporation, Jefferson
- Pilot Corporation and Torchmark Corporation, and the group of selected medium to small cap life insurance companies consisted of Protective Life Corporation, MONY Group Inc., AmerUs Life Holdings, Inc. and Kansas City Life Insurance Company. In calculating these multiples, Goldman Sachs obtained the estimated earnings for 2000 and 2001 from I/B/E/S International Inc., or IBES, a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on publicly traded companies. In calculating similar multiples for the life insurance business, Goldman Sachs used the purchase price of $648.7 million for the proposed sale and obtained estimated operating earnings for the life insurance business from us. The results of these analyses follow below:


                                                         Publicly Traded Life
                                                         Insurance Companies
                                                  ------------------------------------
                                       Proposed   The Liberty                    Low-
                                         Sale     Corporation    Median(a)     High(a)
                                     -----------  -----------    ---------     -------
Price as a Multiple of Earnings:
   2000 (estimated)..................    18.9x        13.9x        10.6x         7.8x
   2001 (estimated)..................    15.0x        12.9x         9.5x         7.2x
Price as a Multiple of GAAP Book
   Value.............................     1.4x         1.4x         1.4x         0.6x

-------------------
(a) Includes The Liberty Corporation.

         Goldman Sachs also calculated a number of other financial ratios and multiples for The Liberty Corporation and the same group of selected large cap life insurance companies and selected medium to small cap life insurance companies. Using the applicable trading prices as of June 16, 2000 for each of these companies, Goldman Sachs calculated (1) the trading price as a percentage of each company's 52-week high trading price, (2) the ratio of the price to 2001 estimated earnings as a multiple of IBES 5-year growth estimates, (3) the LTM return on average common equity, or ROACE, (4) the 2000 estimated ROACE, (5) the debt to total book capital ratio and (6) the current annualized dividend yield rate. The results of these analyses follow below:


                       Percentage of       2001 P/E Ratio
                        52-Week High       to IBES 5-year                                    Debt/Total          Dividend
     Company           Trading Price        Growth Rate     LTM ROACE        2000 ROACE     Book Capital          Yield
     -------           -------------       -------------    ---------        ----------     ------------         ---------

The Liberty
Corporation...........    70%                  2.6x            11.1%             9.5%            36%              2.3%
Median of Large Cap
Life Insurance
Companies.............    77%                  0.8x            14.9%            16.0%            32%              1.4%
                                                                Median of Medium
                                                              and Small Cap Life
Insurance Companies...    71%                  0.9x             8.4%             8.8%            21%              1.9%
Median - All..........    73%                  0.8x            10.8%            14.7%            27%              1.9%

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it, nor did it derive any value from, or draw any conclusion with respect to fairness based on, any particular analysis. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company used in the above analyses as a comparison is directly comparable to the life insurance business or us.

     Goldman Sachs prepared these analyses solely for purposes of providing an opinion to our Board of Directors as to the fairness from a financial point of view of the aggregate consideration to be received by us for the life insurance business, and they do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, neither we nor Goldman Sachs assumes responsibility if future results are materially different from those forecasted. As described above, the opinion of Goldman Sachs to our Board of Directors was one of many factors taken into consideration by our Board of Directors in making its determination to approve the purchase agreement.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with us, having acted as our financial advisor in connection with the purchase agreement. Goldman Sachs has also provided investment banking services to us for several years, including having acted as a dealer-manager for a Dutch auction self-tender for 2.4 million shares of our common stock in 1998 and as a financial advisor in connection with the sale of Pierce National Life Insurance Company in 1998. Goldman Sachs may provide investment banking services to us in the future. In addition, Goldman Sachs is a full service securities firm and in the ordinary course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities, including derivative securities, of us and RBC.

     Pursuant to a letter agreement dated March 1, 2000 between us and Goldman Sachs, we engaged Goldman Sachs to act as our exclusive financial advisor in connection with the possible sale of our life insurance business. Pursuant to the terms of this letter, if the sale is consummated, we will pay Goldman Sachs a transaction fee of $2.5 million.

     In addition, we have agreed to reimburse Goldman Sachs periodically, upon request, and upon consummation of the sale of the life insurance business or upon termination of its services pursuant to the letter agreement, for its reasonable out-of-pocket expenses, including the fees and disbursements of Goldman Sachs' attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in the letter. We have also agreed to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

                             THE PURCHASE AGREEMENT

     The following is a brief summary of certain provisions of the purchase agreement. The description is qualified in its entirety by reference to the complete text of the purchase agreement, which is incorporated by reference and attached to this proxy statement as Annex B. The terms not otherwise defined in this summary or elsewhere in this proxy statement have the meanings set forth in the purchase agreement. All shareholders are urged to carefully read the purchase agreement in its entirety.

Purchase Price

     Pursuant to the terms of the purchase agreement, in consideration of the transfer to RBC of all of the issued and outstanding capital stock of the companies to be sold, RBC has agreed to pay $648,700,000 to us, consisting of a dividend of up to $70,000,000 to be paid to us from Liberty Life Insurance Company and the balance in cash from RBC.

The Closing

     The sale is expected to be consummated in the third quarter of 2000, subject to the approval of the sale by our shareholders at the special meeting and the satisfaction or waiver, to the extent legally permissible, of all other conditions to closing of the sale by such time. In no event will the closing take place after December 31, 2000 without the consent of each of us and RBC, unless the closing has not occurred by December 31, 2000 because necessary governmental consents and approvals have not been obtained and such consents and approvals are being diligently pursued.

Ancillary Agreements

     In addition to the purchase agreement, we and RBC have agreed to execute and deliver prior to the closing certain ancillary agreements, including:

     o a lease pursuant to which certain real property will be leased from Liberty Life Insurance Company to us for a period of one year after the closing; and

     o an intellectual property assignment agreement contemplating the assignment to RBC of all of our right, interest and title in licenses to certain trademarks, any registrations and applications therefor and certain other intellectual property items.

     We and RBC have also agreed to work together to agree upon the terms and conditions of a transitional services agreement pursuant to which RBC will cause the companies being sold to provide to us, and we will provide to such companies, certain transitional services from the closing of the sale until December 31, 2001.

Representations and Warranties

     We have given various representations and warranties in the purchase agreement relating to the companies to be sold including, among others, representations and warranties relating to:

     o corporate organization and similar corporate matters o capital structure and ownership of the capital stock of the companies to be sold o authorization and enforceability o necessary governmental and contractual consents and approvals o non-contravention of our organizational documents or the organizational documents of our subsidiaries by the transactions contemplated by the purchase agreement and the ancillary agreements o non-contravention of laws, licenses, permits and binding agreements applicable to the companies to be sold o the accuracy of certain financial and statutory statements provided to RBC o absence of certain changes or events since December 31, 1999 o absence of legal proceedings o taxes and tax returns and compliance with certain provisions of state and federal tax law o employee benefit plans and matters o labor matters o valid title to real property o absence of default under contracts o compliance with environmental laws and other environmental matters o insurance coverage o absence of brokers' fees or finders' fees to be paid in connection with the sale of the companies to be sold o absence of certain undisclosed liabilities o intellectual property matters o insurance issued by the companies to be sold o validity of reinsurance and coinsurance contracts o validity of third party administrator contracts o threats of cancellation by policyholders o accuracy of actuarial reports o financial strength and claim-paying ability of Liberty Life Insurance Company o sufficiency of reserves o reports as to risk-based capital o strength of investment assets o insurance pooling and fronting arrangements o loan documentation o employees of Liberty and o accuracy of information delivered to RBC.

     The purchase agreement contains representations and warranties of RBC including, among others representations and warranties relating to:

     corporate organization and similar corporate matters o authorization and enforceability of the purchase agreement and related transactions o necessary governmental and contractual consents and approvals o compliance with the Securities Act of 1933, as amended o absence of brokers' fees or finders' fees o availability of financing and o absence of litigation.

Covenants

     Pursuant to the purchase agreement, we have agreed to conduct the business of the companies to be sold in the ordinary course, consistent with past practice.

     In addition, we have agreed:

     o to certain limitations with respect to alternative transactions involving the disposition of the companies to be sold o to provide RBC and its representatives access to personnel, premises, properties and certain information with respect to the companies to be sold o to cause Liberty Life Insurance Company to dividend to us certain assets prior to the closing o to take certain actions with respect to advisory client consents
     o to notify RBC of certain matters o to certain obligations with respect to the termination of intercompany agreements prior to the closing o to provide to RBC certain additional financial statements o to certain limitations with respect to some of our intellectual property o to permit RBC to conduct certain environmental surveys of some of our real property to be transferred to the companies to be sold o to certain commitments with respect to obtaining shareholder approval o to prepare this proxy statement o to maintain insurance and o to transfer certain property to the companies to be sold.

     RBC has agreed:

    o to certain commitments with respect to current and former employees of the companies to be sold; and

    o     to permit us to retain certain corporate records.

     We and RBC have agreed:

    o to use all reasonable efforts to, among other things, take, or cause to be taken, all actions necessary in order to consummate and make effective the sale;

    o to cooperate with the other party and use its reasonable best efforts promptly to prepare and file all necessary filings and other documents and to obtain promptly all necessary consents of all third parties and governmental entities;

    o to limitations on the ability of each of us to issue public releases announcements concerning the sale;

    o that, subject to certain exceptions, each of us will be responsible for our own costs and expenses in connection with the sale;

    o that each of us will execute and deliver the ancillary agreements and perform our obligations thereunder;

    o to negotiate in good faith the terms of certain transitional services arrangements; and

    o to certain limitations on the ability of each of us to trigger certain anti-takeover laws.

Taxes

     In addition to the other provisions of the purchase agreement governing taxes, we and RBC have further agreed:

    o that we shall file by the closing for taxable periods ending on or before the closing all tax returns required to be filed on or before the closing on behalf of the companies to be sold and all income tax returns required to be filed after the closing which are on a combined or consolidated basis with us;

    o that RBC shall file all tax returns required to be filed on behalf of the companies to be sold, other than those required to be filed by us pursuant to the purchase agreement, and provide us with copies of tax returns that cover a taxable year or period beginning before and ending after the closing prior to the due date;

    o that RBC will promptly notify us of any threatened audits or assessments for which we may be obligated to indemnify them;

    o that we and RBC shall each assist the other party in the preparation of any documents and for any proceeding related to the taxes of the companies to be sold;

    o that, at the request of RBC, both we and RBC shall make a joint election with respect to Section 338(h)(10) of the Internal Revenue Code and shall allocate the purchase price for such purposes in accordance with terms mutually agreed upon by us and RBC; and

    o that any tax sharing agreements in effect between us and the companies to be sold prior to the closing shall be terminated as of the closing.

Conditions to Completion of the Sale

     Our obligations to effect the sale are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

    o the representations and warranties of RBC contained in the purchase agreement must be true and correct as of the date of the agreement and on and as of the closing, except where such failures to be correct would not be expected to have a material adverse effect on the companies to be sold or would not materially threaten or delay the consummation of the sale;

    o RBC must have performed in all material respects all agreements and covenants to be performed by RBC prior to the closing;

    o     RBC must have executed each of the ancillary agreements; and

    o no suit, action or other proceeding by any governmental authority may have been instituted which imposes damages on us or any of the companies to be sold in connection with the closing.

     The obligations of RBC to effect the sale are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

    o our representations and warranties contained in the purchase agreement must be true and correct as of the date of the agreement and on and as of the closing, except where such failures to be correct would not be expected to have a material adverse effect on the companies to be sold or would not materially threaten or delay the consummation of the sale;

    o we must have performed in all material respects all agreements and covenants to be performed by the closing;

    o no claim shall have been made asserting beneficial ownership of shares of capital stock of the companies to be sold;

    o all consents of third parties to the sale must have been obtained, except for those the absence of which would not be expected to have a material adverse effect on the companies to be sold;

    o RBC must have received a legal opinion from our counsel concerning such legal matters as are usually addressed in similar transactions and as RBC may reasonably request;

    o since December 31, 1999, there must have been no material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or financial performance of the companies to be sold;

    o the financial strength or claims-paying ability of Liberty Life Insurance Company shall be rated at least "A" by A.M. Best, unless failure to meet this condition is a result of the declaration or payment of the proposed dividend;

    o     we must have executed each of the ancillary agreements;

    o RBC must have received resignations from all of the directors and officers of the companies to be sold and the subsidiaries of the companies to be sold as requested by RBC and effective as of the closing; and

    o no suit, action or other proceeding by any governmental authority may have been instituted which imposes damages on RBC or any of the companies to be sold in connection with the closing or which imposes conditions on RBC that would materially and adversely affect the companies to be sold, materially impair the ability of RBC to consummate the transactions, or materially and adversely affect the economic benefits to RBC of the transaction.

     The obligations of each of us and RBC to effect the sale are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

    o no suit, action or other proceeding by any government authority may have been instituted which, among other things, questions the validity or legality of the sale or prohibits, restrains, delays or makes the closing illegal;

    o all required authorizations, approvals or consents of any governmental entity must have been obtained; and

    o our shareholders must have approved the purchase agreement and the transactions contemplated thereby at the special meeting.

Termination

     The purchase agreement may be terminated and the sale abandoned at any time prior to the closing:

    o     by mutual written consent;

    o by RBC or us if the conditions to closing are not fulfilled by December 31, 2000, but subject to extension as described under "The Purchase Agreement -- The Closing;"

    o by RBC or us if there has been a material breach of any provision of the purchase agreement by the other and the breach has not been waived and has not been cured;

    o by RBC or us if any governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the consummation of the sale and such order, decree, ruling or other action has become final or non-appealable;

    o by RBC or us if the purchase agreement and the transactions contemplated thereby are not approved by our shareholders;

    o by RBC if our Board of Directors has failed to recommend or has withdrawn, adversely modified or qualified its recommendation to our shareholders of the purchase agreement, or has not reconfirmed its recommendation to our shareholders upon the request of RBC;

    o by RBC if our Board of Directors recommends to our shareholders another acquisition proposal; or

    o automatically if we are not otherwise in breach of certain provisions of the purchase agreement but have entered into a legally binding agreement to consummate an acquisition proposal which our Board of Directors determines in good faith is more favorable and provides greater value to our shareholders and which is reasonably likely to be consummated.

Consequences of Termination

     We will pay to RBC a fee of $20,000,000 in the event the purchase agreement is terminated because:

    o our Board of Directors has failed to recommend or has withdrawn or adversely modified or qualified its recommendation to our shareholders of the purchase agreement, has not reconfirmed its recommendation to our shareholders upon the request of RBC or has recommended to our shareholders another acquisition proposal and RBC terminates the purchase agreement; or

    o we are not otherwise in breach of the purchase agreement but enter into a legally binding agreement to consummate an acquisition proposal which our Board of Directors determines in good faith is more favorable and provides greater value to our shareholders and which is reasonably likely to be consummated.

     We will pay to RBC a fee of $20,000,000 in the event:

    o that, after another acquisition proposal has been made or after we have entered into an agreement with a third party to consummate another acquisition proposal or recommended that our shareholders approve, accept or tender their shares in response to another acquisition proposal with any person other than RBC, or any person other than RBC acquires beneficial ownership or the right to acquire beneficial ownership of twenty percent of our outstanding common stock, or any group, other than a group of which RBC is a member, is formed which beneficially owns ten percent or more of our outstanding common stock, each such event referred to in this summary as an Acquisition Event;

    o the purchase agreement is terminated, other than a termination by us either as a result of a material breach by RBC of any provision of the purchase agreement or in the event a governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the consummation of the sale and such order, decree, ruling or other action has become final or non-appealable; and

    o within one year of termination of the purchase agreement, a transaction contemplated by another acquisition proposal occurs that has the effect of transferring a material portion of the business of the companies to be sold, the aggregate assets of the companies to be sold and their subsidiaries, or the capital stock of the companies to be sold.

     We will pay to RBC a fee of $5,000,000 in the event:

    o the purchase agreement is terminated, other than a termination by us either as a result of a material breach by RBC of any provision of the purchase agreement or in the event a governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the sale and such order, decree, ruling or other action has become final or non-appealable;

    o no other acquisition proposal has been made and no Acquisition Event has occurred before the purchase agreement is terminated; and

    o within one year after such termination, we have entered into an agreement with respect to another acquisition proposal that would, if consummated, have the effect of transferring a material portion of the business of the companies to be sold, the aggregate assets of the companies to be sold and their subsidiaries, or the capital stock of the companies to be sold.

     If the purchase agreement is terminated by either us or RBC as a result of its failure to be approved by our shareholders, we will reimburse RBC for its reasonable and substantiated out-of-pocket expenses, up to a maximum of $3,000,000. The amount of this payment will be credited against any of the payments described above.

Indemnification

     We have agreed to indemnify and hold harmless RBC and certain other related persons from and against any and all damages incurred or caused by, directly or indirectly, relating to, resulting from, arising out of or in connection with, any breach or inaccuracy of any of our representations or warranties, covenants, agreements, undertakings or obligations contained in the purchase agreement, any ancillary agreement or the schedules attached thereto until March 31, 2002, except with respect to the indemnity to be provided by us to RBC for representations and warranties pertaining to capitalization and ownership of the capital stock of the companies to be sold, which shall survive indefinitely, and those pertaining to taxes, which shall survive until the expiration of all relevant statutes of limitations.

     RBC has agreed to indemnify us and hold us harmless from and against any and all damages incurred by RBC, directly or indirectly, based on, arising out of, relating to, resulting from or in connection with, any breach or inaccuracy, other than those that have been waived by us, of its representations or warranties, covenants, agreements, undertakings or obligations contained in the purchase agreement, any ancillary agreements or the schedules attached to them until March 31, 2002, except with respect to any representation or warranty, covenant, agreement, undertaking or obligation to be performed and complied with before the closing (unless we give RBC notice of the problem on or before the closing).

     The parties have agreed that we shall not indemnify RBC, and RBC will not indemnify us, for any damages incurred (other than damages occurring as a result of (i) a breach of representation or warranty relating to taxes or (ii) failures of life insurance or annuity contracts issued by Liberty Life Insurance Company, LC Insurance Ltd. or any subsidiary of the companies to be sold engaging in the sale of insurance products to qualify under the Internal Revenue Code as a life insurance or annuity contract, or the qualification of any life insurance contract issued by such entities prior to closing as a modified endowment contract, such failures referred to in this summary as Contract Failures), unless and until the other party has suffered losses in excess of $18,000,000, whereupon that party shall be entitled to indemnification for the full amount of such losses in excess of $18,000,000; provided, however, that no party shall be entitled to recover from the other more than $324,350,000 less half of any damages paid for any breach of a representation or warranty relating to taxes, except in the case of fraud or intentional misconduct. RBC shall not be entitled to bring an indemnity claim for damages to the extent a reserve for such damages has been established in our March 31, 2000 quarterly financial statements.

     We have also agreed to separately indemnify RBC for any damages incurred in connection with Contract Failures but only to the extent such damages exceed $3,700,000. RBC's sole remedy against us for damages in connection with Contract Failures shall be pursuant to this indemnity and shall be limited to an aggregate amount of $2,500,000.

Noncompete

     Pursuant to the purchase agreement, we have agreed, for five years following the closing, not to directly or indirectly, without the prior written consent of RBC,

     o cause or encourage any officer, director, employee, consultant, agent, broker or similar associate of any of the companies to be sold to terminate his or her employment or other relationship with such company for the purpose of competing with any of the companies to be sold;

     o cause or encourage any customer of Liberty Insurance Services Corporation to terminate, modify or fail to renew any contract or other relationship with Liberty Insurance Services Corporation;

     o act together with any person for the purpose of competing, directly or indirectly, with the business being sold or damaging the companies being sold; or

     o except in certain circumstances, engage in or have a greater than five percent equity interest in any company which competes with the business being sold.

No Solicitation

     Pursuant to the purchase agreement, we have agreed not to, without the prior written consent of RBC, (i) solicit for employment any current employee, consultant, agent, broker or similar associate of any of the companies to be sold or (ii) hire any current employee, consultant, agent, broker or similar associate of any of the companies to be sold within one year of the date of such individual's termination.

Expenses and Transfer Taxes

     Other than transfer taxes which are to be borne by us and subject to certain exceptions, including those described under "The Purchase Agreement -- Consequences of Termination," each party has agreed to bear its own fees and expenses in respect of the sale.


                              THE SPECIAL MEETING

     We are furnishing this proxy statement to holders of our common stock and preferred stock in connection with the solicitation of proxies by our Board of Directors for use at the special meeting to be held on __________, 2000 at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, and at any adjournment or postponement. The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the purchase agreement and the sale of our insurance operations and to transact such other business as may properly come before the special meeting.

Record Date; Voting at the Special Meeting

     The Board of Directors has fixed the close of business on                 ,
2000 as the record date for determination of the shareholders entitled to notice of and to vote at the special meeting and any postponement or adjournment. On the record date, there were outstanding approximately shares of common stock and shares of preferred stock. Each holder of record of common stock and preferred stock on the record date is entitled to cast one vote per share. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the special meeting.

Quorum; Vote Required for Approval

     The presence in person or by properly executed proxy of a majority of our capital stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. If a quorum is not present, the special meeting may be adjourned from time to time until a quorum is obtained. The approval of the sale requires the affirmative vote of the holders of 66 2/3% of our capital stock outstanding and entitled to vote.

     Certain of our officers and directors will be present at the special meeting and available to respond to questions.

     Under applicable rules, brokers that hold shares in street name for customers are precluded from exercising their voting discretion on those shares. Signed proxies held by brokers without instructions are referred to as "broker non-votes." While broker non-votes will be counted for purposes of determining whether there is a quorum at the stockholders' meeting, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote these shares. Since the affirmative vote of a 66 2/3% of the capital stock outstanding and entitled to vote is required to approve the sale, a broker non-vote or the failure to vote in person or by proxy will have the effect of a vote against the sale.

Voting and Revocation of Proxies

     All shareholders should complete, sign and return the enclosed form of proxy. All shares of capital stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless those proxies have been revoked, will be voted at the special meeting, including any postponement or adjournment. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the proposals.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

    o     submitting a new proxy with a later date;

    o notifying our Secretary in writing before the special meeting that you have revoked your proxy; or

    o     attending the special meeting and voting in person.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the Board of Directors. We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. We will pay Georgeson approximately $10,000 plus expense reimbursement for its services. We may request by facsimile, mail, or other means of communication the return of the proxy cards.

Other Matters

     As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the special meeting, other than as described in this proxy statement. If any other matters shall properly come before the special meeting or any adjournments or postponements of the special meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table shows as of June 30, 2000, the shares of our common stock and preferred stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934) by all persons who beneficially own more than 5% of the shares of each such class of our capital stock. The table does not reflect the beneficial ownership interest of RBC in us resulting solely from the voting agreements RBC entered into with certain of our shareholders in connection with the purchase agreement.
See "The Proposed Sale - Voting Agreements." Mary Jane Brock, Hayne Hipp and John B. Hipp are brothers and sister; Anna Kate Hipp is Hayne Hipp's wife; Dorothy G. Leland, William F. Hipp and the individuals previously named are cousins; Gail H. Cooke is the daughter of Frances M. McCreery and the aunt of those previously named. Jo Love Little, James S. Love, III and Mary E. McMillan are brother and sisters.


                                  Nature and Amount of
                                  Beneficial Ownership
                        ---------------------------------------
                                                Shared Voting      Total Shares
                        Sole Voting and/or    and/or Investment    Beneficially       Percentage      Percentage of
Name and Address(1)     Investment Power(2)         Power              Owner           of Common         Preferred
-------------------     ------------------    -----------------    -------------      ----------      -------------

Mary Jane Hipp Brock         225,805               640,700            866,505           4.44%             -0-
New York, NY

Gail Hipp Cooke              471,277                  -0-             471,277           2.42%             -0-
New York, NY

Gabelli Funds, Inc.
One Corporate Center
Rye, NY 10580-1434         3,819,948 (4)              -0-           3,819,948          19.58%              -0-

Mason A. Goldsmith              -0-                868,369            868,369           4.45%              -0-
410 E. Washington Street
Greenville, SC  29601

Anna Kate Hipp                12,045               526,991            539,036           2.76%              -0-
Greenville, SC

Hayne Hipp
Greenville, SC               359,527 (5)         1,969,815          2,329,342          11.94%              -0-

John Boyd Hipp                90,553               646,844             737,397          3.78%              -0-
Atlanta, GA

William F. Hipp               56,220               556,910             613,130          3.14%              -0-
Atlanta, GA

Dorothy Gunter Leland          9,536                52,532              62,068          0.32%              -0-
Sullivans Island, SC

Frances M. McCreery          949,156                  -0-              949,156          4.86%              -0-
Chagrin Falls, OH

William R. Patterson
999 Peachtree Street, NE
Atlanta, GA  30309-3996         -0-              1,913,804 (6)      1,913,804           9.81%              -0-



                                       41





                                  Nature and Amount of
                                  Beneficial Ownership
                        ---------------------------------------
                                                Shared Voting      Total Shares
                        Sole Voting and/or    and/or Investment    Beneficially       Percentage      Percentage of
Name and Address(1)     Investment Power(2)         Power              Owned           of Common         Preferred
-------------------     ------------------    -----------------    -------------      ----------      -------------
Jo Love Little
#2 Birch Cove
Gulfport, MS  39503         63,740 (7)                -0-              63,740            -0-             15.87%

James S. Love, III
12137 Hickman Road
Biloxi, MS 39532            176,045 (7)               -0-             176,045            -0-             43.82%

Mary E. McMillan
1200 Meadowbrook, #34
Jackson, MS 39206           136,724 (7)               -0-             136,724            -0-             34.03%

Notes:

1.   The mailing address for the individuals listed above, with the exception of Gabelli Funds, Inc., Mr. Goldsmith,
     Mr. Patterson, Ms. Little, Mr. Love and Ms. McMillan is P.O. Box 789, Greenville, SC  29602.

2.   Except as otherwise indicated in these notes, each person has sole voting and investment power with respect to the designated shares.

3.   Shares shown in this column are included in the totals for more than one person as follows:  Mary Jane Brock shares voting and investment power with John B. Hipp with respect to 345,700 shares; Hayne Hipp shares voting and investment power with Mary Jane Brock with respect to 295,000 shares; Hayne Hipp shares voting and investment power with John B. Hipp with respect to 301,144 shares; Hayne Hipp shares voting and investment power with Anna Kate Hipp with respect to 297,302 shares; Hayne Hipp shares voting and investment power with Anna Kate Hipp and W. R. Patterson with respect to 208,000 shares; Hayne Hipp shares voting and investment power with M. A. Goldsmith and another individual with respect to 815,837 shares; Hayne Hipp shares voting and investment power with M. A. Goldsmith and Dorothy G. Leland with respect to 52,532 shares; and W. F. Hipp shares voting and investment power with W. R. Patterson and another individual with respect to 276,380 shares.  Except as otherwise indicated in these notes, both voting and investment power are shared with respect to the shares designated in this column.

4.   Amendment No. 27 to Schedule 13D filed with the SEC on November 9, 1999, reflects that Gabelli Funds, Inc.
     is the ultimate parent of a variety of companies engaged in the securities business and is the beneficial owner of the above shares, including 3,786,648 shares for which sole voting power is held and 3,819,948 shares for which sole investment power is held.

5.   Includes 55,600 restricted shares as to which he has sole voting power but no investment power and 21,591 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole trustee.

6.   Includes 1,913,804 shares for which shared voting power is held and 1,581,392 shares for which shared investment power is held.

7.   The shares shown as being owned by Jo Love Little, James S. Love, III and Mary E. McMillan are shares of our
     Series 1995-A Preferred Stock, which entitles these holders to receive an equal number of shares of common stock upon conversion of the shares of preferred stock.

Security Ownership of Management

     The following table shows the shares of our common stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each director and nominee and by all executive officers and directors of Liberty as a group on June 30, 2000.

                                                                Percentage of
                                             Number of          Outstanding
                                           of Shares of           Shares of
       Shareholder(1)                      Common Stock          Common Stock
------------------------------------      --------------        -------------
Edward E. Crutchfield                          5,030 (2)            0.03%
Robert E. Evans                               74,320 (3)            0.37%
John R. Farmer                                 8,030 (2)            0.04%
Hayne Hipp                                 2,329,342 (4)           11.94%
Jennie M. Johnson                            135,764 (5)            0.68%
W. W. Johnson                                  3,830 (2)            0.02%
James M. Keelor                               91,926 (6)            0.46%
William O. McCoy                               5,430 (2)            0.03%
John H. Mullin, III                            5,030 (2)            0.03%
Benjamin F. Payton                             3,230 (2)            0.02%
J. Thurston Roach                              5,030 (2)            0.03%
Eugene E. Stone, IV                            6,530 (7)            0.03%
William B. Timmerman                           3,030 (2)            0.02%
Martha G. Williams                           153,421 (8)            0.77%
All Directors and Executive Officers
   as a Group (15 persons)                 2,860,571 (9)           14.36%

Notes:

 1. None of the directors and executive officers is the beneficial owner of any preferred stock or of any equity securities of any of our subsidiaries. Except as otherwise indicated in these notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person.

 2. Includes 2,280 restricted shares as to which he has sole voting power but no investment power.

 3. Includes options to purchase 4,000 shares currently exercisable under our Performance Incentive Compensation Program and 18,997 restricted shares as to which he has sole voting power but no investment power.

 4. See the table in "Security Ownership of Certain Beneficial Owners" and Notes 3, 4 and 6 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.

 5. Includes options to purchase 24,000 shares currently exercisable under our Performance Incentive Compensation Program and 25,464 restricted shares as to which she has sole voting power but no investment power.

 6. Includes options to purchase 14,000 shares currently exercisable under our Performance Incentive Compensation Program and 21,683 restricted shares as to which he has sole voting power but no investment power.

 7. Includes 2,280 restricted shares as to which he has sole voting power but no investment power and 2,500 shares held by a limited partnership as to which he has shared voting and investment power. Mr. Stone disclaims beneficial ownership of the 2,500 shares held by the limited partnership.

 8. Includes options to purchase 23,500 shares currently exercisable under our Performance Incentive Compensation Program and 24,005 restricted shares as to which she has sole voting power but no investment power.

 9. Includes options to purchase 74,548 shares currently exercisable under our Performance Incentive Compensation Program and 175,593 restricted shares as to which they have sole voting power but no investment power.



                               DISSENTERS' RIGHTS

     Shareholders of our capital stock are entitled to dissenters' appraisal rights under Chapter 13 of the South Carolina Business Corporation Act of 1996, as amended (the "SCBCA"), if the sale of our insurance operations is consummated. To effectively assert dissenters' rights, a shareholder must follow the procedures outlined in Chapter 13 of the SCBCA.

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under South Carolina law and is qualified in its entirety by the full text of Chapter 13 of the SCBCA, which is reprinted in its entirety as Annex C to this proxy statement and incorporated herein by reference. Annex C should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in termination or waiver of dissenters' rights under Chapter 13.

     Any holder of our capital stock wishing to exercise dissenters' rights is urged to consult legal counsel before attempting to exercise such rights.

     Under Chapter 13, if the sale is consummated, each shareholder has the right:

    o     to dissent from the sale; and

    o to receive payment of the "fair value" of the shares held by the shareholder.

     Under Chapter 13, a shareholder electing to exercise dissenters' rights must:

    o deliver to us, before the vote is taken, a written notice of the shareholder's intent to demand payment of his or her shares if the sale is consummated; and

    o not vote in favor of or consent in writing to the sale. A vote in favor of the sale by a proxy holder solicited by us shall not, however, disqualify a shareholder from demanding payment for his or her shares.

     A vote by proxy or in person against the sale does not in and of itself constitute a demand for appraisal under South Carolina law.

     Within 10 days following the consummation of the sale, we are required to send to each dissenting shareholder a notice setting forth the following:

    o    where the payment demand must be sent;

    o    where certificates for shares must be deposited;

    o the extent to which transfer of the uncertificated shares is to be restricted after the payment demand is received;

    o the date by which we must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date that the notice is delivered; and

    o the date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date.

     In addition, we will supply:

    o     a copy of Chapter 13 of the SCBCA; and

    o a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the sale and requires that the person asserting dissenters' rights certify whether or not he or she, or, if he or she is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder, acquired beneficial ownership of the shares before that date.

     In order to continue to pursue dissenters' rights, a shareholder who receives such notice must:

    o     demand payment within the time prescribed in the notice;

    o certify whether he or she (or the beneficial owner on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares before the date of the first announcement of the terms of the sale; and

    o deposit his or her certificates representing shares of capital stock in accordance with the terms of the notice.

     A shareholder who does not substantially comply with the first and third requirements will not be entitled to payment for his or her shares under Chapter 13 of the SCBCA.

     Except as hereinafter described, upon our receipt of a payment demand, we shall pay each dissenter who has substantially complied with the foregoing requirements the amount which we estimate is the fair value of the dissenters' shares, plus accrued interest. Payment for the shares must be accompanied by certain financial statements from us and our consolidated subsidiaries including:

    o a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment;

    o     an income statement for that year;

    o     a statement of changes in shareholders' equity for that year; and

    o     the latest available interim financial statements, if any.

     The payment must also be accompanied by:

    o a statement of our estimate of the fair value of the shares and an explanation of how the fair value was calculated;

    o     an explanation of how the interest was calculated;

    o a statement of the dissenter's right to demand additional payment under Chapter 13; and

    o     a copy of Chapter 13 of the SCBCA.

     Within 30 days after we have made or offered payment for the dissenters' shares, the dissenter may:

    o notify us in writing of the dissenter's estimate of the fair value and amount of interest due for the shares and demand in writing payment of his or her estimate (less any payment previously made by us); or

    o reject our offer and demand payment of the fair value of his or her shares and interest due.

     The dissenter may make such notification or rejection under any of the following circumstances:

     o the dissenter believes that the amount paid or offered to be paid is less than the fair value of his or her shares or that the interest due is calculated incorrectly;

     o we fail to make or offer to make the payment in Chapter 13 within sixty days after the date set for demanding payment; or

     o we fail to complete the sale and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment in our notice.

     Within 60 days after receiving the demand for additional payment, if the demand remains unsettled, we may file a petition in the South Carolina Court of Common Pleas in Greenville County, South Carolina, requesting the court to determine the fair value of shares and accrued interest. If we do not commence the proceeding within such 60 day period, we must pay each dissenter whose demand remains unsettled the amount demanded.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file periodic reports, proxy statements, and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site (www.sec.gov). You may also read and copy any document that we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

     We "incorporate by reference" into this proxy statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this proxy statement the following documents we have previously filed with the SEC:

    o     Current Report on Form 8K filed June 30, 2000;

    o     Quarterly Report on Form 10-Q for the quarterly period ended
          March 31, 2000;

    o Proxy Statement for our annual meeting of shareholders held on May 2, 2000; and

    o     Annual Report on Form 10-K for the fiscal year ended
          December 31, 1999.

     We also incorporate by reference into this proxy statement additional documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting.

     You may request a copy of these filings at no cost by contacting us at the following address:

                     The Liberty Corporation
                     Martha G. Williams
                     General Counsel and Secretary
                     2000 Wade Hampton Boulevard
                     Greenville, South Carolina 29615
                     (864) 609-8256

In order to obtain timely delivery, you must request copies of our SEC filings
no later than                     , 2000.

     You should rely only on the information delivered with, or stated or incorporated by reference in, this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.


                          FUTURE SHAREHOLDER PROPOSALS

     Any shareholder proposal for our annual meeting in 2001 must be sent to Martha G. Williams, our Secretary, at 2000 Wade Hampton Boulevard, Greenville, SC 29615. The deadline for receipt of a proposal to be considered for inclusion in our proxy statement is November 29, 2000. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the SEC's Proxy Rules and must contain certain information specified by our Bylaws. A proposal for which a shareholder will conduct his or her own solicitation must be received by our Secretary at the address indicated above between October 30, 2000 and November 29, 2000. On request, the Secretary will provide a copy of our Bylaws containing procedural requirements for submitting proposals.


                                    EXPERTS

     The consolidated financial statements of The Liberty Corporation appearing in The Liberty Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                              GENERAL INFORMATION

     The above Notice of Special Meeting of Shareholders and Proxy Statement are sent by order of our Board of Directors.



                                                -------------------------------
                                                Martha G. Williams
                                                General Counsel and Secretary

                                                                         ANNEX A


PERSONAL AND CONFIDENTIAL


June 19, 2000


Board of Directors
The Liberty Corporation
2000 Wade Hampton Boulevard
Greenville, South Carolina 29615


Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to The Liberty Corporation (the "Company") of the aggregate consideration (the "Consideration") to be received by the Company in connection with the Company's sale of all of the outstanding shares of capital stock (the "Shares," as such term is defined in the Agreement referred to below) of each of Liberty Life Insurance Company ("Liberty Life"), Liberty Insurance Services Corporation, The Liberty Marketing Services Corporation, Liberty Capital Advisors Inc., and LC Insurance Limited (collectively, the "Life Insurance Business") and certain intellectual property (collectively, with the Shares, the "Assets") pursuant to the Purchase Agreement, dated as of June 19, 2000, by and between Royal Bank of Canada (the "Buyer") and the Company (the "Agreement").

The Consideration consists of $648,700,000 in cash, inclusive of a special dividend of up to $70,000,000 from Liberty Life to the Company immediately prior to the transaction closing (it being understood that such special dividend, if any, shall consist of Liberty Life's interest in certain non-cash assets (the "Excluded Assets"), with the balance of the special dividend to be distributed to the Company in cash).

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with the Agreement. In addition, we have performed investment banking services for the Company for several years, including having acted as a dealer-manager for a Dutch-auction self-tender for 2.4 million shares of the common stock of the Company in 1998 and as a financial advisor in connection with the sale of Pierce National Life Insurance Company in 1998. We may provide investment banking services to Buyer in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; the annual financial statements of Liberty Life Insurance Company and Liberty Insurance Services Corporation for each of the three years ended December 31, 1999; the annual statutory statements of Liberty Life Insurance Company for each of the five years ended December 31, 1999; the quarterly statutory statements for Liberty Life Insurance Company for each of the three month periods ended March 31, June 30 and September 30 during each of the three years ended December 31, 1999; certain other communications from the Company to its stockholders; certain other information related to the Life Insurance Business; and certain internal financial analyses and forecasts for the Life Insurance Business prepared by management of the Company and the Life Insurance Business. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company and the Life Insurance Business. In addition, we have reviewed the reported price and trading activity for the Company's common stock, compared certain financial and stock market information for the Company and certain financial information for the Life Insurance Business with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance industry and the financial outsourcing industry specifically and in other industries generally, and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In rendering our opinion, we took into account, with your consent, management's assessment of the risks and uncertainties associated with the Life Insurance Business achieving management's projections in the amounts and at the times indicated therein. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions and we have relied upon your actuaries with respect to reserve adequacy. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including the policy reserves) of the Company or any of its subsidiaries or businesses and we have not been furnished with any such evaluation or appraisal. In that regard, we have made no analyses, and express no opinion as to the adequacy, of the policy reserves of the Life Insurance Business. With your consent, we have relied upon the advice the Company has received from its legal counsel and tax advisors as to all legal and tax matters in connection with the proposed transaction. We understand that, pursuant to the terms of the Agreement, the Company has agreed to certain indemnification obligations. In rendering this opinion, we have, with your consent, not taken into account any potential payment the Company may be required to make pursuant to these obligations. Pursuant to your instructions, we have assumed for purposes of this opinion that the value of the

Excluded Assets is equal to their March 31, 2000 carrying value of $16,793,522 and we have not made an independent assessment of the value of those assets. With your consent, we are not opining on the fairness of the allocation of the Consideration for tax or other purposes, as contemplated by the Agreement, nor have we taken into account the Company's obligations with respect to those allocations or its obligations under the ancillary agreements referred to as exhibits to the Agreement.

We understand that the Company is considering using certain of the proceeds from the sale of the Assets in connection with one or more transactions, including the potential acquisition of certain broadcast assets pursuant to an agreement that may be executed shortly after the execution of the Agreement. With your consent, we are not opining on the fairness of the consideration to be paid in, or any other aspect of, those transactions. In addition, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Life Insurance Business. Finally, we are not opining on this transaction relative to other potential transactions that the Company might otherwise have pursued. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the voting shares of the Company should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof, the Consideration to be received by the Company for the Assets pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.

                                                                         ANNEX B


                               PURCHASE AGREEMENT

                                 by and between

                            THE LIBERTY CORPORATION

                                      and

                              ROYAL BANK OF CANADA



                                  dated as of

                                 June 19, 2000

                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
                                   ARTICLE I
                                THE ACQUISITION

SECTION 1.1    The Acquisition...............................................2
SECTION 1.2    Purchase Price................................................3
SECTION 1.3    Payment of Purchase Price.....................................3
SECTION 1.4    Intellectual Property Assignment..............................3

                                   ARTICLE II
                                  THE CLOSING

SECTION 2.1    Closing.......................................................3
SECTION 2.2    Deliveries by Seller to Buyer.................................3
SECTION 2.3    Deliveries by Buyer to Seller.................................5

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

SECTION 3.1    Organization and Good Standing; Company Subsidiaries..........6
SECTION 3.2    Capitalization................................................7
SECTION 3.3    Corporate Authority; Board Approval...........................8
SECTION 3.4    Governmental Filings and Consents.............................9
SECTION 3.5    No Violations................................................10
SECTION 3.6    Financial and Statutory Statements...........................12
SECTION 3.7    Absence of Certain Changes and Events........................13
SECTION 3.8    Actions; Orders..............................................18
SECTION 3.9    Taxes........................................................18
SECTION 3.10   Employee Benefits; ERISA.....................................21
SECTION 3.11   Labor Matters................................................23
SECTION 3.12   Compliance with Laws; Governmental Authorizations; etc.......23
SECTION 3.13   Real Property................................................27
SECTION 3.14   Contracts; No Default........................................28
SECTION 3.15   Environmental Matters........................................30

SECTION 3.16   Insurance....................................................32
SECTION 3.17   Brokers and Finders..........................................33
SECTION 3.18   No Undisclosed Liabilities...................................33
SECTION 3.19   Intellectual Property........................................33
SECTION 3.20   Insurance Issued by the Companies............................35
SECTION 3.21   Reinsurance and Coinsurance..................................36
SECTION 3.22   Service Contracts............................................36
SECTION 3.23   Threats of Cancellation......................................37
SECTION 3.24   Actuarial Reports............................................37
SECTION 3.25   Ratings......................................................37
SECTION 3.26   Reserves.....................................................37
SECTION 3.27   Risk-Based Capital; IRIS Ratios..............................38
SECTION 3.28   Company Investment Assets....................................38
SECTION 3.29   Pools and Fronting Arrangements; Service Agreements..........39
SECTION 3.30   Intercompany Accounts........................................39
SECTION 3.31   Assets Sufficient............................................39
SECTION 3.32   Loans........................................................39
SECTION 3.33   Employees....................................................40
SECTION 3.34   Disclosure...................................................40

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.1    Organization and Good Standing...............................40
SECTION 4.2    Corporate Authority..........................................40
SECTION 4.3    Governmental Filings and Consents; No Violations.............41
SECTION 4.4    Securities Act...............................................42
SECTION 4.5    Brokers and Finders..........................................42
SECTION 4.6    Financing....................................................42
SECTION 4.7    Litigation...................................................42

                                   ARTICLE V
                                   COVENANTS

SECTION 5.1    Conduct of Business..........................................42
SECTION 5.2    Acquisition Proposals........................................43
SECTION 5.3    Access.......................................................45
SECTION 5.4    Required Approvals...........................................46
SECTION 5.5    Reasonable Best Efforts......................................47

SECTION 5.6    HSR Act......................................................47
SECTION 5.7    Publicity....................................................47
SECTION 5.8    Expenses.....................................................48
SECTION 5.9    Dividend of Shares of Subsidiaries of the Company............48
SECTION 5.10   Advisory Contract Consents...................................48
SECTION 5.11   Further Assurances...........................................49
SECTION 5.12   Notifications................................................49
SECTION 5.13   Non-Competition; Non-Solicitation............................49
SECTION 5.14   Employee and Employee Benefit Matters........................51
SECTION 5.15   Intercompany Agreements and Accounts.........................52
SECTION 5.16   Additional Financial Statements..............................53
SECTION 5.17   Ancillary Agreements.........................................53
SECTION 5.18   Retention of Records.........................................53
SECTION 5.19   Liberty Mark.................................................54
SECTION 5.20   Forbearances of Seller and Buyer.............................54
SECTION 5.21   Environmental Testing........................................55
SECTION 5.22   Shareholder Approval.........................................55
SECTION 5.23   Proxy Statement..............................................56
SECTION 5.24   Maintenance of Insurance.....................................56
SECTION 5.25   Transferred Property.........................................57
SECTION 5.26   Takeover Laws................................................57

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

SECTION 6.1    Conditions to Obligations of Buyer...........................58
SECTION 6.2    Conditions to Obligations of Seller..........................60

                                  ARTICLE VII
                                  TAX MATTERS

SECTION 7.1    Liability for Taxes and Related Matters......................62
SECTION 7.2    Tax Returns and Reports......................................64
SECTION 7.3    Contest Provisions...........................................64
SECTION 7.4    Cooperation; Records.........................................65
SECTION 7.5    Disputes.....................................................66
SECTION 7.6    Section 338(h)(10) Election..................................66
SECTION 7.7    Allocation...................................................67
SECTION 7.8    Termination of Tax Allocation Agreements.....................67

SECTION 7.9    Section 1445.................................................68
SECTION 7.10   Survival of Obligations......................................68
SECTION 7.11   Indemnification for Sections 7702, 7702A, 72, 101(f)
               and 817(h) Liability.........................................68

                                  ARTICLE VIII
                                  TERMINATION

SECTION 8.1    Termination..................................................69
SECTION 8.2    Effect of Termination........................................70
SECTION 8.3    Termination Fee..............................................71

                                   ARTICLE IX
                           INDEMNIFICATION; REMEDIES

SECTION 9.1    Survival.....................................................73
SECTION 9.2    Indemnification and Reimbursement by Seller..................73
SECTION 9.3    Indemnification and Reimbursement by Buyer...................74
SECTION 9.4    Limitations on Amount - Seller...............................75
SECTION 9.5    Limitations on Amount - Buyer................................75
SECTION 9.6    Notice and Payment of Claims.................................76
SECTION 9.7    Procedure for Indemnification - Third Party Claims...........76
SECTION 9.8    Tax Effect of Indemnification Payments.......................78
SECTION 9.9    Remedies Exclusive...........................................78

                                   ARTICLE X
                                 MISCELLANEOUS

SECTION 10.1   Assignments; Successors; No Third Party Rights...............78
SECTION 10.2   Entire Agreement.............................................78
SECTION 10.3   Amendment or Modification....................................79
SECTION 10.4   Notices......................................................79
SECTION 10.5   Governing Law................................................80
SECTION 10.6   Consent to Jurisdiction; Waiver of Jury Trial................80
SECTION 10.7   Severability.................................................81
SECTION 10.8   Waiver of Conditions.........................................82
SECTION 10.9   Actions of the Companies and the Company Subsidiaries........82

SECTION 10.10  Descriptive Headings; Construction...........................82
SECTION 10.11  Counterparts.................................................82
SECTION 10.12  Knowledge....................................................82
SECTION 10.13  U.S. Dollars.................................................83


Exhibit A      Form of Intellectual Property Assignment
Exhibit B      Form Title Affidavit
Exhibit C      Form Title Affidavit
Exhibit D      Form of Lease

                             INDEX OF DEFINED TERMS
                                                                           Page

A.M. Best ..................................................................37
Acquisition .................................................................3
Acquisition Event ..........................................................72
Acquisition Proposal........................................................43
Acquisition Transaction.....................................................72
Actions ....................................................................18
Agreement ...................................................................1
Ancillary Agreement..........................................................5
Annual Statements ..........................................................13
Antitrust Division..........................................................10
Applicable Contract.........................................................11
Asset Sale .................................................................15
Assets ......................................................................3
Benefit Plans ..............................................................21
Business ....................................................................1
Business Day ................................................................3
Buyer .......................................................................1
Buyer Disclosure Schedule...................................................40
Buyer Indemnified Persons...................................................74
CERCLA .....................................................................31
Closing .....................................................................3
Closing Date ................................................................3
Code .......................................................................20
Common Stock ................................................................1
Companies ...................................................................1
Company .....................................................................1
Company Actuarial Analyses..................................................37
Company Investment Assets...................................................38
Company Subsidiaries.........................................................7
Company Subsidiary...........................................................7
Company Welfare Plans.......................................................51
Confidentiality Agreement...................................................79
Consents ...................................................................10
Contract ...................................................................11
Contract Failure ...........................................................68
Covered Transactions.........................................................9
Damages ....................................................................74
Deed .......................................................................57
Disclosure Schedule..........................................................6
Employee Transfer ..........................................................52

Environmental Law ..........................................................31
ERISA ......................................................................21
Exchange Act ...............................................................26
Excluded Assets ............................................................14
Excluded Subsidiaries.......................................................48
Excluded Subsidiary.........................................................48
Filings ....................................................................10
Final Quarterly Statements..................................................13
Final Year End Statements...................................................13
finally determined..........................................................76
Financial Statements........................................................12
Fortis Agreement ...........................................................45
fronting arrangement........................................................39
FTC ........................................................................10
GAAP .......................................................................12
Governmental Authorization..................................................11
Governmental Entity.........................................................10
Hardware ...................................................................39
Hazardous Substance.........................................................32
HSR Act .....................................................................9
HSR Filing .................................................................10
Indemnifying Party..........................................................76
Indemnitee .................................................................76
Insurance Subsidiaries.......................................................7
Insurance Subsidiary.........................................................7
Intellectual Property.......................................................34
Intellectual Property Assignment.............................................2
Intercompany Agreement......................................................30
Investment Adviser Subsidiary...............................................26
Investment Advisers Act.....................................................26
Investment Company Act......................................................26
IRIS .......................................................................38
Law ........................................................................11
Lease .......................................................................2
Leased Real Property........................................................27
Liability ..................................................................33
Liberty Bermuda .............................................................1
Liberty Bermuda Common Stock.................................................1
Liberty Capital .............................................................1
Liberty Capital Common Stock.................................................1
Liberty Life ................................................................1
Liberty Life Common Stock....................................................1
Liberty Life Dividends......................................................14

Liberty Life Preferred Stock.................................................1
Liberty Marketing ...........................................................1
Liberty Marketing Common Stock...............................................1
Liberty Marketing Preferred Stock............................................1
Liberty Services  ...........................................................1
Liberty Services Common Stock................................................1
Liens .......................................................................8
material ....................................................................5
Material Adverse Effect......................................................5
Material Interest ..........................................................51
NYSE .......................................................................10
Order ......................................................................11
Ordinary Course of Business.................................................14
Organizational Documents.....................................................6
Owned Real Property.........................................................27
Pension Plan ...............................................................22
Permitted Exceptions........................................................27
Person ......................................................................7
Plan Transfer ..............................................................52
Post-Closing Tax Period.....................................................20
Pre-Closing Tax Period......................................................20
Preferred Stock .............................................................1
Producers ..................................................................17
Properties .................................................................30
Property Transfer ...........................................................2
Proxy Statement ............................................................56
Purchase Price ..............................................................3
Quarterly Statements........................................................13
RBC ........................................................................38
Real Property ..............................................................27
Real Property Leases........................................................27
Regular Dividends ..........................................................14
Related Person .............................................................51
Reports .....................................................................9
Representatives ............................................................43
Reserve Standards ..........................................................38
Reserves ...................................................................37
Restricted Area ............................................................50
Restructuring Transactions...................................................2
SAP ........................................................................13
SEC ........................................................................26
Securities Act .............................................................42
Sell-Side Termination.......................................................72

Seller ......................................................................1
Seller Intellectual Property................................................34
Seller Party ...............................................................17
Seller's Group .............................................................20
Service Contracts ..........................................................36
Services Agreement..........................................................53
Shareholder Approval.........................................................8
Shareholders Meeting........................................................55
Shares ......................................................................1
Software ...................................................................34
South Carolina Law...........................................................8
Special Dividend ...........................................................14
Stated Termination Date.....................................................69
Statutory Statements........................................................13
Subsidiary ..................................................................7
Subsidiary Dividend.........................................................48
Superior Proposal ..........................................................45
Takeover Laws ...............................................................9
Tax ........................................................................20
Tax Liability Allocation Agreement..........................................21
Tax Package ................................................................64
Tax Return .................................................................21
Tax Sharing  Amount.........................................................21
Termination Fee ............................................................71
Third Party Claim ..........................................................76
Total Adjusted Capital......................................................15
Transferred Employee........................................................52
Transferred Property........................................................57
UFL ........................................................................45
Voting Agreements ..........................................................57
401(k) Plan ................................................................52

PURCHASE AGREEMENT (this "Agreement"), dated as of June 19, 2000, by and between The Liberty Corporation, a South Carolina corporation ("Seller"), and Royal Bank of Canada, a Canadian chartered bank ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Liberty Life Insurance Company, a South Carolina corporation ("Liberty Life"), Liberty Insurance Services Corporation, a South Carolina corporation ("Liberty Services"), The Liberty Marketing Services Corporation, a South Carolina corporation ("Liberty Marketing"), Liberty Capital Advisors Inc., a South Carolina corporation ("Liberty Capital") and LC Insurance Limited, a Bermuda corporation ("Liberty Bermuda") (each hereinafter referred to individually as a "Company" and, collectively, as the "Companies");

     WHEREAS, the Companies and the Company Subsidiaries (as defined in Section 3.1(c) hereof) are engaged in the business (including businesses in run-off) of
(i) life, accident and health insurance, and errors and omissions insurance,
(ii) reinsurance and annuity contracts, (iii) administering and selling insurance policies for affiliated and unaffiliated third parties, including as a third-party administrator or otherwise, (iv) fire insurance, and (v) investment activities (the "Business");

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the shares of common stock, par value $10,000 per share, of Liberty Life (the "Liberty Life Common Stock"), all of the shares of common stock, par value $2 per share, of Liberty Services (the "Liberty Services Common Stock"), all of the shares of common stock, par value $2 per share, of Liberty Marketing (the "Liberty Marketing Common Stock"), all of the shares of common stock, par value $1 per share, of Liberty Bermuda (the "Liberty Bermuda Common Stock"), all of the shares of common stock, par value $2 per share, of Liberty Capital (the "Liberty Capital Common Stock", together with the Liberty Life Common Stock, the Liberty Services Common Stock, the Liberty Marketing Common Stock, and the Liberty Bermuda Common Stock, the "Common Stock"), all of the shares of preferred stock, par value $100 per share, of Liberty Life (the "Liberty Life Preferred Stock"), all of the shares of preferred stock, par value $2 per share, of Liberty Marketing (the "Liberty Marketing Preferred Stock"), together with the Liberty Life Preferred Stock, the "Preferred Stock", the Preferred Stock together with the Common Stock, the "Shares"), issued and outstanding on the Closing Date (as defined in Section 2.1 hereof) upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is the intention of Buyer and Seller that, on the Closing Date and in connection with the purchase and sale of the Shares, Seller will sell, transfer and assign to Buyer the Seller Intellectual Property (as defined in Section 3.19(c) hereof) pursuant to an Intellectual Property Assignment and Acknowledgment (the "Intellectual Property Assignment") in substantially the form attached hereto as Exhibit A;

     WHEREAS, Seller desires, on the Closing Date, to transfer to the Companies on the terms and conditions set forth in Section 5.25 hereof, and Buyer desires that the Companies accept, the Transferred Property (as defined in Section 5.25 hereof) (the "Property Transfer") and, collectively with the Intellectual Property Assignment, the Subsidiary Dividend (as defined in Section 5.9 hereof), the Liberty Life Dividends (as defined in Section 3.7(b) hereof), the Asset Sale (as defined in Section 3.7(b) hereof), the Plan Transfer (as defined in Section 5.14(d)) and the Employee Transfer (as defined in Section 5.14(c) hereof), the "Restructuring Transactions");

     WHEREAS, on the Closing Date, Seller desires to transfer to the Companies, and Buyer desires that the Companies accept, Seller's Transferred Employees (as defined in Section 5.14(c) hereof); and

     WHEREAS, Buyer desires to obtain certain services for the benefit of the Companies or Company Subsidiaries (as defined in Section 3.1 hereof) after the Closing pursuant to a Services Agreement (as defined in Section 5.17 hereof), and Seller desires to provide such services to the Companies and Company Subsidiaries;

     WHEREAS, Seller desires to obtain certain services from the Companies after the Closing, pursuant to the Services Agreement, and Buyer desires that the Companies provide such services to the Seller; and

     WHEREAS, Seller desires to lease from Liberty Life certain premises after the Closing pursuant to a lease (the "Lease") in substantially the form attached hereto as Exhibit D.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                THE ACQUISITION

     SECTION 1.1 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing (as defined in Section 2.1 hereof), Seller hereby agrees to sell to Buyer (or Buyer's permitted assignee or assignees pursuant to Section 10.1 hereof), and Buyer hereby agrees that it or its permitted assignee or assignees shall purchase from Seller, free and clear of any and all Liens (as defined in Section 3.2(b) hereof), (a) the Shares, and
(b) all of Seller's rights, title and interests in the Seller Intellectual Property (collectively, the "Assets") for the consideration specified in this
Article I.

     SECTION 1.2 Purchase Price. The purchase price for the Assets shall be $578,700,000 (the "Purchase Price"), provided, however, that to the extent the Special Dividend (as defined in Section 3.7(b) hereof) is less than $70,000,000, the Purchase Price shall be increased by the difference between $70,000,000 and the amount of the Special Dividend.

     SECTION 1.3 Payment of Purchase Price. Buyer agrees to pay to Seller the Purchase Price at the Closing by wire transfer or delivery of other immediately available funds to an account of Seller designated to Buyer. Seller shall designate such account at least two (2) Business Days prior to the Closing. For purposes of this Agreement, the term "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York and in the City of Toronto, Ontario, Canada.

     SECTION 1.4 Intellectual Property Assignment. The Seller and Buyer shall execute and deliver concurrently with the Closing the Intellectual Property Assignment.

                                   ARTICLE II
                                  THE CLOSING

     SECTION 2.1 Closing. The closing (the "Closing") of the purchase and sale of the Assets (the "Acquisition") and the other transactions provided for herein shall take place at the offices of Sullivan & Cromwell, 125 Broad St., New York, NY 10004, or such other location as Buyer and Seller agree, as soon as possible, but in no event later than 10:00 A.M. (New York City time) on the third Business Day following satisfaction or, if permissible, waiver of the conditions set forth in Article VI of this Agreement (excluding those conditions which by their nature are to be satisfied as a part of the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as the parties hereto may agree (the time and date of the Closing being herein referred to as the "Closing Date").

     SECTION 2.2 Deliveries by Seller to Buyer. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following:

     (a) a certificate or certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with any requisite stock transfer tax stamps properly affixed thereto;

     (b) the certificates, opinions and other documents and instruments to be delivered pursuant to Section 6.1 hereof;

     (c) a "good standing" certificate for Seller, each Company and each Company Subsidiary, and a copy of the Certificate of Incorporation and all amendments thereto (or equivalent document) of Seller, each Company and each Company Subsidiary, in each case certified by the Secretary of State (or equivalent authority) of the jurisdiction of incorporation of each such entity, each dated as of a date within five (5) days prior to the Closing Date;

     (d) copies of the resolutions of the board of directors (or other similar governing body) of Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements (as defined below) to which it is a party and a certificate of the secretary or assistant secretary of Seller, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, that each officer of Seller who executed and delivered this Agreement, any Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was at the respective times of such execution and delivery and is now duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his or her genuine signature, together with copies of the Restated Articles of Incorporation and By-laws of Seller certified by such officers;

     (e) copies of resolutions of the board of directors (or other similar governing body) of each Subsidiary of Seller that is a party to an Ancillary Agreement authorizing the execution, delivery and performance of such Ancillary Agreement or Agreements, and certificates of the secretary or assistant secretary of each such Subsidiary, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, that each officer of such Subsidiary who executed and delivered such Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was at the respective times of such execution and delivery and is now duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his or her genuine signature, together with copies of the articles or certificate of incorporation and by-laws (or equivalent documents) of each such Subsidiary certified by such officers;

     (f) each Ancillary Agreement to which it or any affiliate or Subsidiary is a party;

     (g) title affidavits in the forms attached hereto as Exhibits B and C;

     (h) to the extent requested by the Buyer, resignations of the directors of each Company and each Company Subsidiary; and

     (i) such other closing documents as Buyer and Seller shall reasonably agree.

     The term "Ancillary Agreement" means the Intellectual Property Assignment, the Lease, the Services Agreement, and any other agreement or instrument to be entered into in connection with the transactions contemplated by this Agreement and said other agreements.

     SECTION 2.3 Deliveries by Buyer to Seller. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the following:

     (a) the Purchase Price, in accordance with Section 1.3 hereof;

     (b) the certificates, opinions and other documents and instruments to be delivered pursuant to Section 6.2 hereof;

     (c) each Ancillary Agreement to which it is a party;

     (d) a certificate of confirmation for Buyer, of the Office of the Superintendent of Financial Institutions of Canada, dated as of a date within five (5) days prior to the Closing Date;

     (e) copies of the resolutions of the board of directors of Buyer, ratifying the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party; a certificate of the secretary or assistant secretary of Buyer dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, that each officer of Buyer who executed and delivered this Agreement, any Ancillary Agreement and any other document delivered in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement was at the respective times of such execution and delivery and is now duly elected or appointed, qualified and acting as such officer, and that the signature of each such officer appearing on such document is his genuine signature; and

     (f) such other closing documents as Seller and Buyer shall reasonably agree.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

     As used herein, (i) any reference to any event, change or effect being "material" with respect to any Company means an event, change or effect which is material in relation to the financial condition, properties, business, operations, assets or results of operations of the Companies and the Company Subsidiaries, taken as a whole, and (ii) the term "Material Adverse Effect" on the Companies means (x) a material adverse effect on the financial condition, properties, business, operations, assets or results of operations of the Companies and the Company Subsidiaries, taken as a whole, or (y) a material adverse effect that would materially impair the ability of Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that a Material Adverse Effect on the Companies shall not include an effect resulting from (a) any change in Law (as defined in Section
3.5 hereof) or GAAP (as defined in Section 3.6(b) hereof) or SAP (as defined in
Section 3.6(d) hereof) or interpretations thereof that applies to the Companies, the Company Subsidiaries or any Company or Company Subsidiary, (b) any change or condition affecting the life insurance industry generally, (c) any change in general economic, political, regulatory, business or financial market conditions or (d) any change or condition resulting from the announcement of the transactions contemplated by this Agreement and the Ancillary Agreements; in the case of (a), (b) and (c), not specific to the Companies, the Company Subsidiaries or any Company or Company Subsidiary and not having an effect on the Companies and the Company Subsidiaries, taken as a whole, that is substantially more adverse than the effect on life insurance companies generally.

     Seller hereby represents and warrants to Buyer as set forth in the Schedules to this Article III (the "Disclosure Schedule") and as follows:

     SECTION 3.1 Organization and Good Standing; Company Subsidiaries.

     (a) Each of Seller, the Companies and the Company Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and each of the Companies and the Company Subsidiaries has all necessary corporate or similar power and authority to conduct its business as it is now being conducted and to own or use the properties or assets that it purports to own or use, and each Company and each Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or good standing, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies. Schedule 3.1(a) of the Disclosure Schedule states, with respect to each Company, its jurisdiction of incorporation and organization and in the case of each Company engaged in the business of insurance, its jurisdiction of domicile and "commercial domicile", as applicable.

     (b) Seller has made available or delivered to Buyer a true and complete copy of each Company's and each Company Subsidiary's articles or certificate of incorporation and by-laws (or equivalent documents), each as amended to date (together with the Restated Articles of Incorporation and By-laws of Seller, collectively, the "Organizational Documents").

     (c) Schedule 3.1(c) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries (as defined below) of each Company (each such Subsidiary, other than an Excluded Subsidiary (as defined in Section 5.9 hereof), hereinafter referred to individually as a "Company Subsidiary" and, collectively, as the "Company Subsidiaries") and identifies all Company Subsidiaries engaged in the issuance of insurance or annuities or otherwise engaged in the business of reinsurance, including in run-off (each hereinafter referred to individually as an "Insurance Subsidiary" and collectively as the "Insurance Subsidiaries"). For purposes of this Agreement, the term "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation's or other entity's board of directors (or similar governing body), or otherwise having the power to direct the business and policies of such corporation or other entity other than securities or interests having such power only upon the happening of a contingency that has not occurred. For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, Governmental Entity (as defined in Section 3.4 hereof), joint venture, estate, trust, association, organization or other entity of any kind or nature.

     SECTION 3.2 Capitalization.

     (a) The authorized capital stock of each Company is as follows: (i) the authorized capital stock of Liberty Life consists solely of 1,000 shares of Liberty Life Common Stock, and 500,000 shares (of which 300,000 have been previously retired) of Liberty Life Preferred Stock, of which 992 shares of Liberty Life Common Stock are issued and outstanding and of which no shares of Liberty Life Preferred Stock are issued and outstanding, (ii) the authorized capital stock of Liberty Services consists solely of 10,000 shares of Liberty Services Common Stock, of which 10,000 shares of Liberty Services Common Stock are issued and outstanding, (iii) the authorized capital stock of Liberty Marketing consists solely of 40,000 shares of Liberty Marketing Common Stock, and 10,000 shares of Liberty Marketing Preferred Stock, of which 400 shares of Liberty Marketing

Common Stock are issued and outstanding and of which 100 shares of Liberty Marketing Preferred Stock are issued and outstanding, (iv) the authorized capital stock of Liberty Bermuda consists solely of 120,000 shares of Liberty Bermuda Common Stock, of which 120,000 shares of Bermuda Common Stock are issued and outstanding, and (v) the authorized capital stock of Liberty Capital consists solely of 50,000 shares of Liberty Capital Common Stock, of which 5,000 shares of Liberty Capital Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of each Company and each Company Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable.

     (b) Seller is and shall be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Liens. A Company or a Company Subsidiary is, and on the Closing Date shall be, the sole record and beneficial owner and holder, free and clear of all Liens, of all of the issued and outstanding shares of capital stock of each Company Subsidiary. For purposes of this Agreement, the term "Liens" shall mean any charges, claims, conditions, conditional sale or other title retention agreements, covenants, easements, encumbrances, equitable interests, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, building use restrictions, rights of way, security interests, servitudes, statutory liens, variances, warrants, or restrictions on use, voting, transfer, alienation or receipt of income and any restrictions on exercise of any other attribute of ownership.

     (c) There are no shares of capital stock or other securities of any Company or any Company Subsidiary (i) reserved for issuance or (ii) subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire or vote any shares of capital stock or other securities of any Company or any Company Subsidiary or any commitments relating to the issued or unissued capital stock or other securities of any Company or any Company Subsidiary. None of the Companies or Company Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of such Company or Company Subsidiary on any matter.

     SECTION 3.3 Corporate Authority; Board Approval.

     (b) Seller and each Subsidiary of Seller has the full legal right, requisite corporate power and authority and has taken, or, with respect to the Services Agreement, will have taken prior to the execution thereof, all corporate action necessary in order to execute, deliver and perform fully its obligations under (i) this Agreement and each Ancillary Agreement to which it is or will be a party (in the case of Seller), and (ii) each Ancillary Agreement to which it is or will be a party (in the case of Subsidiaries of Seller), and to consummate the transactions contemplated hereby and thereby, provided that the consummation of the Acquisition is at the date hereof subject to obtaining the requisite shareholder approval (the "Shareholder Approval") pursuant to Section 33-12-102 of the South Carolina Business Corporation Act ("South Carolina Law").

     (c) The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been, or, with respect to the Services Agreement, will have been prior to the execution thereof, duly authorized and approved by the board of directors of Seller and no other corporate proceeding with respect to Seller is necessary to authorize this Agreement, such Ancillary Agreements or, other than obtaining the requisite Shareholder Approval in order to consummate the Acquisition, the transactions contemplated hereby or thereby.

     (d) This Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Ancillary Agreements to which it will be a party, such Ancillary Agreements will constitute, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability.

     (e) The execution and delivery by each Subsidiary of Seller of each Ancillary Agreement to which it is or will be a party and the consummation by each Subsidiary of Seller of the transactions contemplated thereby have been, or, with respect to the Services Agreement, will have been prior to the execution thereof, duly authorized and approved by the board of directors of such Subsidiary of Seller and no other corporate proceeding with respect to such Subsidiary of Seller is necessary to authorize such Ancillary Agreements or the transactions contemplated thereby.

     (f) Upon the execution and delivery by each Subsidiary of Seller of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute valid and binding agreements of such Subsidiary of Seller, enforceable against such Subsidiary of Seller in accordance with their respective terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability.

     (g) The Seller's board of directors has adopted a resolution recommending approval, by the Seller's shareholders, of this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements.

     (h) Seller has taken all action required to be taken by it in order to exempt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of the State of South Carolina, and including, without limitation, Sections 35-2-101 through 35-2-111 of South Carolina Law and Sections 35-2-201 through 35-2-226 of South Carolina Law (collectively, "Takeover Laws"). The provisions of Article IX of the Restated Articles of Incorporation of Seller do not apply to the Covered Transactions. The Covered Transactions have been approved by two-thirds of the Continuing Directors then in office (as defined in Article IX of the Restated Articles of Incorporation of Seller).

     SECTION 3.4 Governmental Filings and Consents. Except for (i) the notification and report forms (the "Reports") required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") (such filings, the "HSR Filing"), (ii) filings with the New York Stock Exchange (the "NYSE"), (iii) the approvals required under the applicable insurance laws of Bermuda and of the States of Louisiana and South Carolina, (iv) the expiry of waiting periods required under other applicable insurance Laws, (v) filings under the Exchange Act (as defined in Section 3.12(e) hereof), including the filing of the Proxy Statement (as defined in Section 5.23 hereof) with the SEC (as defined in Section 3.12(e) hereof) under the Exchange Act and the filing of an amended Form ADV of Liberty Capital with the SEC under the Investment Advisers Act (as defined in Section 3.12(f) hereof), and (vi) the matters set forth in Schedule
3.4 of the Disclosure Schedule, no notices, reports, submissions or other filings (collectively, "Filings") are required to be made by Seller or any Subsidiary of Seller with, nor are any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations other than with respect to the Filings set forth above (collectively, "Consents") required to be obtained by Seller or any Subsidiary of Seller from, any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof, "Governmental Entity"), in connection with the execution or delivery by Seller or any Subsidiary of Seller of this Agreement or any of the Ancillary Agreements to which, in each case, it is or will be a party, the performance by Seller or any Subsidiary of Seller of its obligations hereunder or thereunder or the consummation by Seller or any Subsidiary of Seller of the transactions contemplated hereby or thereby, except those Filings or Consents the failure of which to make or obtain, individually or in the aggregate, have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies, it being understood and agreed that the failure to make the Filings or obtain the approvals specified under subsection (i), (ii), (iii) and (v) above, and, for purposes of this Section 3.4 but not for purposes of determining whether the closing conditions set forth in Section 6.1 have been satisfied, the issuance of any Order by a state insurance department prior to the expiry of the waiting periods specified under subsection (iv) above imposing any limitations or other adverse conditions on Buyer, its Subsidiaries, the Companies, the Company Subsidiaries or their respective businesses, shall be deemed to constitute a Material Adverse Effect on the Companies.

     SECTION 3.5 No Violations. Assuming the making of the Filings and the obtaining of the Consents set forth in Sections 3.4, 4.3, Schedule 3.4 of the Disclosure Schedule and Schedule 4.3 of the Buyer's Disclosure Schedule, the execution and delivery by Seller or any Subsidiary of Seller of this Agreement and the Ancillary Agreements to which, in each case, it is or will be a party does not, and the performance and consummation by Seller or any Subsidiary of Seller of any of the transactions contemplated hereby or thereby will not, with respect to each of Seller or any Subsidiary of Seller which is a party to an Ancillary Agreement, including each Company and each Company Subsidiary, directly or indirectly (with or without the giving of notice or the lapse of time or both):

          (a) contravene, conflict with, or constitute or result in a breach or violation of, or a default under the Organizational Documents of the Seller or any Subsidiary of Seller which is a party to this Agreement or an Ancillary Agreement;

          (b) contravene or constitute or result in a breach or violation of, or a default under, or the cancellation, adverse modification or termination of, or the acceleration of, or result in the creation of a Lien on any properties or assets owned or used by any Company or any Company Subsidiary pursuant to, or require the making of any Filing or the obtaining of any Consent under, any provision of any agreement, license, lease, contract, loan, note, mortgage, indenture, undertaking or other legally binding commitment or obligation (whether written or oral and whether express or implied) (a "Contract") or any existing Benefit Plan (as defined in Section 3.10(a) hereof) or any grant or award made under any of the foregoing, under which Seller, any Company or any Company Subsidiary is bound or is subject to any obligation or Liability or by which any of the assets owned or used by any Company or Company Subsidiary are bound (an "Applicable Contract"), in each case other than as set forth in Schedule 3.5(b) of the Disclosure Schedule or, individually or in the aggregate, as have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies; or

          (c) contravene, conflict with, or constitute or result in a breach or violation of any Law (as defined below) or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or adversely modify, any insurance or securities Governmental Authorization (as defined below) that is held by any Company or any Company Subsidiary or that otherwise relates to the Business.

     For purposes of this Agreement, the term "Law" shall mean any federal, state, local, foreign, international, multinational, or other constitution, law, rule, administrative ruling, Order, ordinance, code, regulation, statute or treaty. For purposes of this Agreement, the term "Governmental Authorization" shall mean any approval, franchise, certificate of authority, Order, consent, judgment, decree, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law. For purposes of this Agreement, the term "Order" shall mean any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction.

     SECTION 3.6 Financial and Statutory Statements.

     (a) Seller has previously furnished or made available (or in the case of financial statements for periods after the quarter ending March 31, 2000, will promptly furnish or make available) to Buyer the following financial statements (collectively, the "Financial Statements"): (i) audited consolidated balance sheets of Seller, Liberty Marketing and Liberty Services, unaudited consolidated balance sheets of Liberty Life and of each Company Subsidiary as at December 31 in each of the years 1997 through 1999, and audited consolidated balance sheets of Liberty Bermuda as at December 31 in each of the years 1997 and 1998 and unaudited consolidated balance sheets of Liberty Bermuda as at December 31, 1999, and the related audited statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the notes thereto and, in the case of the audited balance financial statements, the report thereon of Ernst & Young, independent certified public accountants and (ii) unaudited balance sheets of Seller, each Company and each Company Subsidiary as at March 31, 2000 and for the quarters thereafter ending more than 30 days prior to the Closing, for Seller and each Company and each Company Subsidiary, as the case may be, and the related unaudited statements of income, changes in stockholders' equity and cash flow for the three months then ended, including in each case any notes thereto, with respect to each item in Subsection (ii) only, each to the extent that such Financial Statements have been prepared in the past in the Ordinary Course of Business (as defined in Section 3.7 hereof).

     (b) The Financial Statements and notes thereto fairly present, or in the case of Financial Statements subsequent to the date hereof will fairly present, in each case in all material respects, the financial position and the results of operations, changes in stockholders' equity and cash flow of Seller (but only insofar as such relate to the Business), each Company and each Company Subsidiary as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) during the periods presented, subject, in the case of unaudited financial statements, to notes and normal year-end adjustments that would not be material in amount or effect. As of their respective dates, the Financial Statements did not, and any Financial Statements subsequent to the date hereof will not (but in each case with respect to Financial Statements of Seller only insofar as such relate to the Business), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No financial statements of any Person other than each Company and each Company Subsidiary and the Excluded Subsidiaries are required by GAAP to be included in the consolidated Financial Statements of any Company.

     (c) Seller has previously furnished or made available (or in the case of statutory statements for periods after the quarter ending March 31, 2000, will promptly furnish or make available) to Buyer, the following statutory statements, in each case together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Statutory Statements"): (i) the annual statement of Liberty Life, Liberty Bermuda and each Insurance Subsidiary as at December 31 in each of the years ended 1997 through 1999, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of Liberty Life, Liberty Bermuda and each Insurance Subsidiary, as the case may be (the "Annual Statements"), and
(ii) the quarterly statements of Liberty Life, Liberty Bermuda and each Insurance Subsidiary for each quarterly period from and including the quarterly period ended March 31, 2000 and the quarters thereafter ending more than 30 days prior to the Closing, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of Liberty Life, Liberty Bermuda and each Insurance Subsidiary, as the case may be (the "Quarterly Statements").

     (d) The financial statements, including the notes thereto, included in the Statutory Statements fairly present (or in the case of financial statements, including the notes thereto, included in the Statutory Statements subsequent to the date hereof will fairly present) in each case, in all material respects, in accordance with SAP (as defined herein) the respective statutory financial positions and results of operations of Liberty Life, Liberty Bermuda and each such Insurance Subsidiary, as the case may be, as at the respective dates of and for the periods therein specified, were (or in the case of Statutory Statements subsequent to the date hereof will be) prepared in conformity with statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority, as in effect as of the date of the respective statement, applied on a consistent basis during the periods presented ("SAP"), except as expressly set forth within the subject financial statements. The Statutory Statements were (or in the case of Statutory Statements subsequent to the date hereof, will be) complete in all material respects and complied (or in the case of Statutory Statements subsequent to the date hereof, will comply) in all material respects with all applicable Laws when filed and no material deficiencies have been asserted to any Company or Insurance Subsidiary by any insurance authority. The Annual Statements for the year ending December 31, 1999, together with the Financial Statements for the year ending December 31, 1999, are referred to collectively as the "Final Year End Statements", and the most recent Quarterly Statements prior to the Closing for Liberty Life, Liberty Bermuda and each Insurance Subsidiary, as the case may be, together with the Financial Statements for the same three months are referred to herein as the "Final Quarterly Statements". Seller has delivered or made available to Buyer true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies relating to Liberty Life since January 1, 1995 and relating to Liberty Bermuda and the Insurance Subsidiaries since January 1, 1997.

     (e) Except as set forth on Schedule 3.6(e) of the Disclosure Schedule, at the Closing, all of those books and records of each Company and each Company Subsidiary shall be in the possession or under the control of each Company and each Company Subsidiary.

     SECTION 3.7 Absence of Certain Changes and Events. Except as set forth in
Schedule 3.7 of the Disclosure Schedule and except for the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation the Restructuring Transactions and the execution of the Ancillary Agreements, since the date of the Final Year End Statements, each Company and each Company Subsidiary has conducted the Business only in, and has not engaged in any transaction other than according to the ordinary and usual course of such business in a manner consistent with its past practice ("Ordinary Course of Business"), and there has not been any:

          (a) change in the business, operations, properties, assets, or financial condition of any Company or any Company Subsidiary that, individually or in the aggregate, has had, does have or would reasonably be expected to have a Material Adverse Effect on Companies;

          (b) (i) change in the authorized or issued capital stock of any Company or any Company Subsidiary; (ii) grant of any new or amendment of any existing stock option, warrant, or other right to purchase shares of capital stock of any Company or any Company Subsidiary; (iii) issuance of any security convertible into the capital stock of any Company or any Company Subsidiary; (iv) grant of any registration rights in respect of the capital stock of any Company or any Company Subsidiary; (v) reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by any Company or any Company Subsidiary of any shares of the capital stock of any Company or any Company Subsidiary; (vi) amendment of any material term of any outstanding security of any Company or any Company Subsidiary; (vii) except as permitted by subsection 3.7(n), declaration, setting aside or payment of any dividend (whether in cash, securities or other property) or other distribution or payment in respect of the shares of the capital stock of any Company or any Company Subsidiary except that (x) during the period between the date hereof and prior to the Closing, Liberty Life may, to the extent permitted by applicable Law, declare and pay normal quarterly dividends in an amount not to exceed $5,500,000, or a prorated portion thereof (it being understood that, in the event Liberty Life declares and pays with respect to any given quarter a quarterly dividend in an amount less than $5,500,000, including, without limitation, because of the restrictions imposed on such declarations or payments set forth below in this subsection 3.7(b), Liberty Life shall be permitted to include in any subsequent quarterly dividends the difference between $5,500,000 and the amount of the quarterly dividend actually paid if at the time of the subsequent quarterly dividend such additional amount would be permissible under this subsection) (collectively, the "Regular Dividends") and (y) immediately prior to the Closing, Liberty Life may, to the extent permitted by applicable Law, declare and pay a single special dividend (the "Special Dividend", and together with the Regular Dividends, the "Liberty Life Dividends") in an amount of up to $70,000,000, it being further understood that the Special Dividend shall consist first, of the assets listed on Schedule 3.7(b) of the Disclosure Schedule, including all distributions, dividends and other payments declared with respect to such assets from and after March 31, 2000 (collectively, the "Excluded Assets"), which assets shall be valued in the aggregate, for purposes of this Section 3.7(b), at $16,793,522, and second, cash in the amount of the difference between the total amount permitted to be included in the Special Dividend pursuant to applicable Law and $16,793,522; the parties further agree that (i) the cash component of the Special Dividend may be funded by the sale, to be effectuated concurrently with the Closing, of assets of Liberty Life (the "Asset Sale"), which assets shall be mutually agreed upon by Seller and the Buyer at least 20 days prior to the Closing Date and (ii) that the Regular Dividends may be paid (I) only to the extent that, after giving effect to such payment, the Total Adjusted capital as defined in South Carolina Code Ann. Section 38-9-310 ("Total Adjusted Capital"), of Liberty Life shall be no less than $157,500,000;
     (II) only out of current earnings as recorded by Liberty Life in accordance with SAP (but not including in any calculation of current earnings pursuant to this Section 3.7(b), any earnings resulting from any changes in Liberty Life's allocation of its assets other than in the Ordinary Course of Business, it being understood that any such change in asset allocation shall be made in good faith and not for the purpose of increasing the permitted Regular Dividend); and (III) only to the extent that Seller in good faith projects (including projected earnings) that the Total Adjusted Capital of Liberty Life, after giving effect to the Regular Dividend, will be no less than 730 percent of Liberty Life's Authorized Control Level, as defined in South Carolina Code Ann. Section 38-9-310, for the quarter end prior to the quarter in which the Regular Dividend is declared and paid; or (viii) sale or pledge of any stock or other equity interests owned by any Company in the Company Subsidiaries;

          (c) amendment or other change in any Company's or Company Subsidiary's Organizational Documents;

          (d) (i) acquisition or divestiture (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) by any Company or any Company Subsidiary of any Person or any division thereof or portion of the assets thereof (other than Company Investment Assets (as defined in Section 3.28 hereof), which are addressed in Subsection 3.7(g)(ii) hereof) that is material to the Companies and the Company Subsidiaries, taken as a whole, it being understood that any reinsurance transaction pursuant to which $2,000,000 or more in annual written premiums are ceded or assumed, or any renewal, extension or modification thereto, shall be considered material for purposes of this subsection; (ii) liquidation, dissolution or winding up of, or disposition of a portion of the assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis) of, any Company or any Company Subsidiary that is material to the Companies and the Company Subsidiaries, taken as a whole; or (iii) organization of any new Company Subsidiary or joint venture by any Company or any Company Subsidiary;

          (e) change in any material respect in the underwriting, investment, actuarial, reserving, financial reporting or accounting practices, principles or policies of any Company or Company Subsidiary, other than as required by a change in Regulation S-X under the Exchange Act, GAAP, SAP or applicable Law;

          (f) except for any non-recurring payments by Seller which do not or would not result in any current or future Liability to the Companies, Company Subsidiaries or Buyer and, for such payments made subsequent to the date hereof, of which Buyer has received prior written notice, (i) increase in salary, bonus or other compensation (other than compensation increases not exceeding five (5) percent per annum and otherwise made in the Ordinary Course of Business) of any employee or director of any Company or any Company Subsidiary or of any Transferred Employee; (ii) increase in benefits or increase in severance for the benefit of any employee or director of any Company or any Company Subsidiary or of any Transferred Employee, in each case in excess of $50,000 per annum, or any material waiver or material variation for the benefit of any such Person;
     (iii) amendments to, or payments or grants of awards that were not made pursuant to the terms, as of the date of this Agreement, of any Benefit Plan existing as of the date hereof, or adoption or execution of any new Benefit Plan (other than any such events in the Ordinary Course of Business); or (iv) establishment or adoption of, or amendment to, any collective bargaining agreement;

          (g) (i) damage to or destruction or loss of any asset or property, including the Owned Real Property (as defined in Section 3.13(a) hereof) of the Seller, of any Company or any Company Subsidiary, whether or not covered by insurance, that has had, does have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies; (ii) sale, lease or other disposition of any Company Investment Asset of any Company or any Company

     Subsidiary reflected on the relevant Final Year End Statement, or any other assets of any Company or any Company Subsidiary which are "admitted assets" for purposes of SAP, in each case other than (I) in accordance with Liberty Life's Investment Policy Statement as previously furnished to Buyer, (II) in the Ordinary Course of Business and (III) of aggregate book value of less than $5,000,000; or (iii) mortgage, pledge or imposition of any Lien upon any Company Investment Asset or other asset of any Company or any Company Subsidiary;

          (h) payment of, or accrual or commitment for, capital expenditures other than (I) as set forth on Schedule 3.7(h) of the Disclosure Schedule,
     (II) pursuant to a Contract for the provision of services by Liberty Services or (III) in an amount not in excess of $250,000;

          (i) incurrence of any new, or increase in any existing, indebtedness for borrowed money;

          (j) (i) cancellation or waiver of any claims or rights with a value to any Company or any Company Subsidiary in excess of $1,000,000 or (ii) settlement or compromise of any Action (as defined in Section 3.8(a) hereof), other than settlement or compromise of Actions in which the amount paid in settlement or compromise, including the cost to each Company and each Company Subsidiary of complying with any provision of such settlement or compromise other than cash payments, does not exceed $1,000,000 and when the settlement or compromise does not create a precedent for claims, actions or proceedings that are reasonably likely to be material and adverse to the Companies and Company Subsidiaries, taken as a whole;

          (k) except in the Ordinary Course of Business, change in (i) any contract or arrangement of any Company or any Company Subsidiary with any agent, broker, third party administrator, telemarketer, other marketer, vendor, distributor or similar entity ("Producers"), that is material to the Companies and the Company Subsidiaries, taken as a whole; (ii) any relationship with a policyholder, reinsurer or other Person having a business relationship with any Company or any Company Subsidiary that is material to the Companies and the Company Subsidiaries, taken as a whole; or (iii) existing levels of insurance coverage of any Company or any Company Subsidiary or cancellation or termination of any insurance policy naming any Company or any Company Subsidiary as a beneficiary or loss-payable payee that is material to the Companies and the Company Subsidiaries, taken as a whole;

          (l) Tax election made or changed, settlement of any material audit, filing of any amended Tax Returns (as defined in Section 3.9(j) hereof);

          (m) other than in the Ordinary Course of Business, entrance into or amendment, renewal or extension of, any Contract which would be required to be listed on Schedule 3.14(a) or 3.14(c) of the Disclosure Schedule;

          (n) other than on an arm's-length basis, amendment of any Intercompany Agreement (as defined in Section 3.14(c) hereof); except as disclosed in or permitted by Section 3.7(b)(vii), payment of any cash or other consideration (including, without limitation, via an intercompany charge) to Seller or any Subsidiary or Related Person (as defined in
     Section 5.13(d) hereof) of Seller, other than a Company or Company Subsidiary (each, a "Seller Party") for any purpose other than pursuant to an Intercompany Agreement and in the Ordinary Course of Business, except that Liberty Life may make payments to Seller, in the aggregate, of up to $3,963,000 in respect of Taxes (as defined in Section 3.9 hereof) for periods prior to January 1, 1999 (but only to the extent that the payment thereof complies in all respects with all applicable Laws and is permitted under and done in a manner that complies in all respects with GAAP and
     SAP); other than as set forth above payment of an amount of cash or other consideration (including, without limitation, via intercompany charges) to a Seller Party under any Intercompany Agreement that is computed in accordance with methodology (including, without limitation, unit costs and rates) that is not consistent with such methodology used to compute the payments under such Intercompany Agreement between the date of the Final Year End Statements and the date of this Agreement; or, other than as permitted pursuant to this Section 3.7(n), purchase of assets from, sale of assets to, or entry into any other transaction of any kind with, any Seller Party, by any Company or Company Subsidiary, other than on an arm's-length basis and involving no more than $250,000; or

          (o) agreement (whether written or oral and whether express or implied) by any Company or any Company Subsidiary to do any of the foregoing.

     SECTION 3.8 Actions; Orders. Except for claims against any Company or Company Subsidiary for contract benefits under insurance Contracts in the Ordinary Course of Business or as set forth in Schedule 3.8 of the Disclosure Schedule, there are no civil, criminal, administrative, investigative or informal actions, audits, suits, claims, arbitrations, hearings, assessments, litigations, investigations or other proceedings of any kind or nature ("Actions") or Orders issued, pending or, to the knowledge of Seller or any Company, threatened, against Seller, any Company or any Company Subsidiary or any of their respective assets (including, without limitation, the Shares, the Owned Real Property and the Seller Intellectual Property), at law, in equity or otherwise, in, before, by, or otherwise involving, in each case, any Governmental Entity, arbitrator or other similar Person that, individually or in the aggregate, (i) have had, do have or would reasonably be expected to have a Material Adverse Effect on the Companies or (ii) question or challenge the validity or legality of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. To the knowledge of Seller and the

Companies, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action or the issuance of any such Order.

     SECTION 3.9 Taxes.

     (a) Except as set forth in Schedule 3.9(a) of the Disclosure Schedule, (i) all material Tax Returns that are or were required to be filed by or with respect to each Company and each Company Subsidiary, either separately or as a member of an affiliated, combined, consolidated or unitary group of corporations, have been filed on a timely basis (taking into account all extensions of due dates) in accordance with applicable Law, (ii) as of the time of filing, all Tax Returns referred to in clause (i) were true and complete in all material respects, (iii) all Taxes shown to be due on such Tax Returns, and any Taxes payable pursuant to any assessment made by the Internal Revenue Service or other relevant taxing authority in respect of such periods, have been paid in full, and (iv) all estimated Taxes required to be paid in respect of each Company and each Company Subsidiary have been paid in full when due in accordance with applicable Law. Seller has delivered or made available to Buyer true and complete copies of all Tax Returns filed by each Company, each Company Subsidiary, and any affiliated, combined, consolidated or unitary group of which any Company or any Company Subsidiary is or was a member (insofar as such Tax Returns relate to any Company or any Company Subsidiary) for all open Tax years.

     (b) Except as set forth in Schedule 3.9(b) of the Disclosure Schedule, (i) the Tax Returns referred to in Section 3.9(a) hereof for all years through 1996 have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were filed has expired under the applicable statute of limitations (after giving effect to all extensions and waivers),
(ii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, and no issues that were raised by the Internal Revenue Service or other relevant taxing authority in connection with any such examination are currently pending, and (iii) none of Seller, the Companies or the Company Subsidiaries has given or been requested to give a waiver or extension (or is or could be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Company or any Company Subsidiary or for which any Company or any Company Subsidiary is or is reasonably likely to be liable. Schedule 3.9(b) of the Disclosure Schedule contains a true and complete list of all examinations of all Tax Returns referred to in Section 3.9(a) hereof that relate to open tax years, including a detailed description of the nature and result of each examination.

     (c) Except as set forth in Schedule 3.9(c) of the Disclosure Schedule, none of the Companies or the Company Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Seller was the common parent.

     (d) As a result of Buyer's purchase of the Shares or any termination of employment of any "disqualified individual" (as referenced below) within a fixed period of time following such purchase of Shares, neither Buyer, the Companies nor any Company Subsidiary will be obligated to make any payment to any Person that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code (as defined in Section 3.9(j) hereof) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (e) All Taxes that any Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Entity or other Person.

     (f) Seller has provided Buyer with copies of all record retention agreements currently in effect between any Company or any Company Subsidiary and any taxing authority.

     (g) The insurance reserves set forth in all U.S. Federal income tax returns filed by or on behalf of Liberty Life, Liberty Bermuda and each Insurance Subsidiary were determined substantially in accordance with Section 807 or Section 846 of the Code, as applicable.

     (h) Except as set forth in Schedule 3.9(h) of the Disclosure Schedule, none of the Companies or the Company Subsidiaries will be required, as a result of a change in accounting method for a Tax period beginning on or before the Closing or any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date.

     (i) Except as set forth in Schedule 3.9(i) of the Disclosure Schedule, since December 31, 1998 no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Seller or any affiliate with respect to the Companies or the Company Subsidiaries.

     (j) For purposes of this Agreement, the following terms shall have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Post-Closing Tax Period" means any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.

     "Pre-Closing Tax Period" means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

     "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Seller or a predecessor of or successor to Seller (or another such predecessor or successor).

     "Tax" means any Federal, state, local or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental (including Taxes under Section 59A of the Code), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment, insurance, social security (or similar), excise, production, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax, fee, levy or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, or with respect to any information reporting requirements imposed by the Code or any similar provisions of state, local or foreign law, and any interest in respect of such penalties, additions, assessments or deferred liability, whether or not disputed.

     "Tax Return" means any return, report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof and any documentation required to be retained by the Companies or Company Subsidiaries in respect of information reporting requirements imposed by the Code or any similar provisions of foreign, state or local law.

     "Tax Sharing Amount" means the Companies' share of any federal, state or local income Tax liabilities reported on a consolidated, combined or unitary basis with Seller with respect to all Pre-Closing Tax Periods and for which no Tax Return has yet been filed as determined in a manner that is consistent with past practice and in accordance with the principles of the Consolidated U.S. Tax Liability Allocation Agreement among Seller, Liberty Life, Cosmos Broadcasting Corporation and all other affiliated companies dated February 10, 1988 (the "Tax Liability Allocation Agreement"), provided that such amount shall not take into account any Tax resulting from a Section 338(h)(10) election (or any similar provision of state or local law and including any Taxes on Phase III income as a result of an election made under Section 338), any dividend of shares pursuant to Section 5.9 of this Agreement or the dividends contemplated by Section 3.7(b) of this Agreement or the sale of any assets for the purpose of funding the Special Dividend contemplated by Section 3.7(b) (other than in the Ordinary Course of Business). Furthermore, such liability shall be determined as if Seller has not taken any position, entered into any agreement or settled any contest in a way that would be more favorable to Seller or a member of Seller's consolidated group (other than any Company or Company Subsidiary) and less favorable to any of the Companies or the Company Subsidiaries.

     SECTION 3.10 Employee Benefits; ERISA.

     (a) Schedule 3.10(a) of the Disclosure Schedule sets forth a true and complete list of each material, written profit-sharing, stock option, restricted stock option, deferred compensation, pension, severance, thrift, savings, incentive, change of control, employment, retirement, bonus, or equity-based, group life and health insurance or other employee benefit plan, agreement, arrangement or commitment, which is maintained, contributed to or required to be contributed to by any Company or any Company Subsidiary on behalf of any current or former employee, director or consultant of any Company or any Company Subsidiary, or by Seller on behalf of any Transferred Employee, or pursuant to which any current or former employee, director or consultant of any Company or Company Subsidiary or any Transferred Employee is eligible to receive benefits on account of service with Seller, its Subsidiaries, any Company or any Company Subsidiary (all of which are hereinafter referred to as the "Benefit Plans"). Schedule 3.10(a) of the Disclosure Schedule identifies each of the Benefit Plans which constitutes an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and identifies each of the Benefit Plans that are sponsored by or are otherwise obligations of the Company or any Company Subsidiary. None of the Companies or Company Subsidiaries has any formal commitment or intention communicated to employees, to create any additional Benefit Plan or materially modify or change any existing Benefit Plan.

     (b) With respect to each of the Benefit Plans, Seller has made available to Buyer true and complete copies of each of the following documents, if applicable: (i) the plan document (including all amendments thereto); (ii) trust documents and insurance contracts; (iii) the annual report filed on Form 5500 for the last two years, if any; (iv) the actuarial report for the last two years, if any; (v) the most recent summary plan description, together with each summary of material modifications; (vi) the most recent determination letter received from the Internal Revenue Service; and (vii) any Form 5310 or Form 5330 filed with the Internal Revenue Service.

     (c) Each Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law including, but not limited to, ERISA and the Code, and all notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39), and, to the knowledge of Seller or the Companies, there are no circumstances that are likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Seller or the Companies, threatened litigation relating to any of the Benefit Plans. None of Seller, any affiliate of Seller, the Companies or the Company Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any Company or any Company Subsidiary or any Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. No action has been taken with respect to any of the Benefit Plans to either terminate any of such Benefit Plans or to cause distributions, other than in the Ordinary Course of Business to participants under such Benefit Plans.

     (d) No Benefit Plan is, and no benefit plan of any entity which is considered one employer with any Company or any Company Subsidiary under
Section 4001 of ERISA or Section 414 of the Code is, or has been for the past six years, subject to Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) All contributions required to be made under the terms of any Benefit Plan have been timely made when due or have been reflected on the Final Year End Statements.

     (f) Except as set forth in Schedule 3.10(f) of the Disclosure Schedule, none of the Companies nor any Company Subsidiary has any obligations for retiree health or life benefits other than coverage mandated by applicable law. The amounts accrued as of the date hereof by each Company and each Company Subsidiary in respect of such obligations as of the date hereof are adequate to satisfy such obligations, and the amounts accrued as of the Closing Date by each Company and each Company Subsidiary in respect of such obligations as of the Closing Date will be adequate to satisfy such obligations as of the Closing Date. There are no restrictions on the rights of any Company or any Company Subsidiary to amend or terminate any Benefit Plan without incurring Liability thereunder.

     (g) Except as set forth in Schedule 3.10(g) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (or will upon termination of employment prior to or after the date hereof) (i) entitle any employee, director or consultant of any Company or any Company

Subsidiary to severance pay or increase in severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting or funding (through a grantor trust or otherwise) or increase the amount of payment with respect to any compensation due to any employee, director or consultant; or (iii) meet the definition of a "Change in Control Event" or otherwise accelerate vesting of any award granted under the Seller's Performance Incentive Compensation Program.

     SECTION 3.11 Labor Matters.

     (a) No material labor disturbance by the employees of any Company or any Company Subsidiary exists or, to the knowledge of Seller and the Companies, after due inquiry, is threatened.

     (b) Except as set forth in Schedule 3.11 of the Disclosure Schedule, no Company or Company Subsidiary has been a party to, or is bound by, any collective bargaining agreement or other similar labor Contract, nor is any collective bargaining agreement or other similar labor Contract currently being negotiated, nor, to the knowledge of Seller and the Companies, are there any activities or proceedings of any labor union or labor organization to organize any of the employees of any Company or any Company Subsidiary.

     (c) To the knowledge of the Seller and the Companies, as of the date of this Agreement, none of the officers of Liberty Life or Liberty Services specified on Schedule 3.11 has advised Seller or any Company of his or her intention to terminate his or her employment.

     SECTION 3.12 Compliance with Laws; Governmental Authorizations; etc.

     (a) Except as set forth in Schedule 3.12(a) of the Disclosure Schedule:

          (i) each of Seller, but only with respect to its operation of the Companies, the Companies and the Company Subsidiaries complies, and at all times since January 1, 1995 has complied, in all material respects, with each Law that is or was at the time thereof applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets; and

          (ii) none of the Seller, the Companies or any Company Subsidiary has received, at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of Seller, with respect to its operation of the Companies, or any Company or any Company Subsidiary to comply with, any Law;

except in each case for such failures to comply or notifications or communications regarding events that, individually or in the aggregate, have not had, do not have and would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (b) Except as set forth in Schedule 3.12(b) of the Disclosure Schedule, Seller, with respect to its operation of the Companies, and each Company and each Company Subsidiary holds and maintains in full force and effect all Governmental Authorizations required to conduct the Business in the manner and in all such jurisdictions as it is currently conducted. Except as set forth in
Schedule 3.12(b) of the Disclosure Schedule:

          (i) no event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) has resulted or would result in the revocation, withdrawal, suspension, cancellation, or termination of, or any limitation on the ability of any Company or Company Subsidiary to do business under, any such Governmental Authorization; and

          (ii) none of the Seller, with respect to its operation of the Companies, the Companies nor any Company Subsidiary has received, at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

except for those, the absence of which, individually or in the aggregate, have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (c) Seller and the Companies have made available for inspection by Buyer all Filings made by Seller, with respect to its operation of the Companies, and by each Company and each Company Subsidiary, with any Governmental Entity since January 1, 1997. No deficiencies have been asserted by any such Governmental Entity with respect to such material Filings that have not been cured or satisfied.

     (d) (i) Each of Liberty Life, Liberty Bermuda and each Insurance Subsidiary is, where required, (A) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (B) duly licensed or authorized as an insurance company and, where applicable, to engage in the business of reinsurance, in each other jurisdiction where it is required to be so licensed or authorized, and (C) duly licensed or authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write or conduct each line of business reported as being written in the Statutory Statements, except in any such case where the failure to be so licensed or authorized, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse

Effect on the Companies. Each Company and Company Subsidiary is, where required, duly licensed or authorized and appointed as a third party administrator, insurance agency, managing general agency, or similar service provider, in its jurisdiction of incorporation and in each other jurisdiction where it is required to be so licensed or authorized except in any case where the failure to be so licensed, authorized or appointed, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies. Each Company and each Company Subsidiary and, to the knowledge of Seller or the Companies, its Producers, have marketed, serviced, administered, sold and issued insurance products in compliance, in all material respects, with all applicable consumer protection Laws, whether federal or state, and all insurance Laws applicable to it or the conduct or operation of the Business, including, without limitation, in compliance with (i) all applicable prohibitions on withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations, (iv) all applicable prohibitions against "churning" and (v) all applicable anti-discrimination Laws, except where any such non-compliance, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies. To the knowledge of Seller and the Companies, substantially all Producers of each Company and Company Subsidiary, at the time such Producer wrote, sold or produced business for the relevant Company or Company Subsidiary, were duly licensed for the type of business written, sold or produced by such Producers in the particular jurisdiction in which such Producers wrote, sold or produced such products, except for such failures to be licensed that, individually or in the aggregate, have not had, do not have and would not reasonably be expected to have a Material Adverse Effect on the Companies. To the knowledge of Seller and the Companies, no proceeding or customer complaint has been filed with the insurance regulatory authorities with respect to possible violations of any applicable Laws which would reasonably be expected to lead to the revocation, failure to renew, limitation, fine, suspension or restriction of any such Governmental Authorization by any Governmental Entity, where such revocation, failure to renew, limitation, fine, suspension or restriction would reasonably be expected to have a Material Adverse Effect on the Companies.

     (ii) Except as otherwise, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies, (u) all policy and contract forms issued by Liberty Life, Liberty Bermuda and each Insurance Subsidiary, and all policies, binders, slips, and certificates, and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, and (v) all such forms comply in all respects with applicable insurance Law. Any premium rates of Liberty Life, Liberty Bermuda or any Insurance Subsidiary which are required to be filed with or approved by any Governmental Entity have been so filed or approved and the premiums charged conform thereto, in all respects, and such premiums comply in all respects with all applicable anti-discrimination Laws, federal or state, and all applicable insurance Laws, except where any such failure to be so filed or approved or to so conform or comply, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (iii) Except as set forth in Schedule 3.12(d) of the Disclosure Schedule and except for regular periodic assessments in the Ordinary Course of Business consistent with prior practice or assessments based on developments that are publicly known within the insurance industry, no claim or assessment that is peculiar or unique to Liberty Life or any Insurance Subsidiary is pending or, to the knowledge of Seller and the Companies, threatened against Liberty Life or any Insurance Subsidiary, by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers, and none of the Companies nor any Insurance Subsidiary has received notice of any such claim or assessment, except such claims or assessments that, if determined adversely, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (e) No Company or Company Subsidiary conducts activities that would require it to register as a broker or dealer, as such terms are defined in
Section 3(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the United States Securities and Exchange Commission or any successor agency (the "SEC") or any other Governmental Entity.

     (f) (i) Each Company and each Company Subsidiary that conducts activities of an investment adviser, as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the "Investment Company Act") and Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the "Investment Advisers Act"), whether or not registered under the Investment Advisers Act (each, an "Investment Adviser Subsidiary") is listed in Schedule 3.12(f) of the Disclosure Schedule.

     (ii) (A) Each Investment Adviser Subsidiary that is required to be registered as an investment adviser under the Investment Advisers Act or under applicable state Laws is so registered; (B) each investment adviser representative (as defined in the Investment Advisers Act), if any, who is required to be registered as such under applicable state Laws is so registered; and (C) to the knowledge of Seller and the Companies, no third- party client of any Investment Adviser Subsidiary has asserted, or threatened to assert, any claim against such Investment Adviser Subsidiary or the Companies relating to the investment advisory services performed for such third-party client, the adverse resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies.

     (g) No Company or Company Subsidiary is an "investment company" or an adviser to an "investment company" as that term is defined under the Investment Company Act.

     (h) Other than in respect of licensing under applicable insurance Laws, and, except as has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies, (i) each Company and each Company Subsidiary that is required and each other affiliate of any Company that is required and each of the officers, independent contractors, subagents, and employees of any of the foregoing who are required by reason of the nature of their employment by a Company, a Company Subsidiary or affiliate, to be registered or appointed as a sales person, broker or producer or real estate broker or salesman with any self-regulatory body or other Governmental Entity, is duly registered or appointed as such and such registration or appointment is in full force and effect and (ii) to the knowledge of Seller and the Companies, none of the Companies, any Company Subsidiary or any officer or director of any Company or Company Subsidiary has been enjoined, indicted, convicted or made the subject of any consent decree or administrative order on account of any material violation of applicable Law in connection with such Person's actions in any of the foregoing capacities or, to the knowledge of Seller and the Companies, is the subject of any enforcement or disciplinary proceeding alleging any such violation since January 1, 1995.

     SECTION 3.13 Real Property.

     (a) The Transferred Property (as defined in Section 5.25 hereof) includes all of each parcel of real property owned by Seller and located, in whole or in part, in Greenville County, South Carolina. Schedule 3.13 (a) of the Disclosure Schedule contains a true and complete list of (i) each parcel of real property owned by any Company or any Company Subsidiary (together with the Transferred Property, the "Owned Real Property"), and (ii) each parcel of real property leased or subleased by any Company or any Company Subsidiary as tenant or subtenant (the "Leased Real Property"; together with the Owned Real Property, the "Real Property") together with a true and complete list of all such leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases").

     (b) Seller has good, marketable and insurable fee simple title to the Transferred Property, and a Company or a Company Subsidiary has good, marketable and insurable fee simple title to the Owned Real Property (other than the Transferred Property), in each case free and clear of all Liens, other than Permitted Exceptions. "Permitted Exceptions" shall mean (i) Liens described on Schedule 3.13(b) of the Disclosure Schedule, (ii) easements, quasi-easements, restrictive covenants, public roads and rights-of-way, and other similar restrictions that do not materially interfere with the existing use of the Real Property, (iii) liens for taxes, assessments and other governmental charges affecting real property not then delinquent or being contested in good faith and shown as reserves on the

Financial Statements, (iv) zoning, building and other similar restrictions, (v) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice, (vi) easements, restrictive covenants, public roads and rights-of-way, rights of third parties to minerals lying in and under the Owned Real Property and other similar restrictions that do not materially interfere with the existing use of the Real Property and other minor restrictions, defects, irregularities and clouds on title as normally exist with respect to real property similar to the Owned Real Property and, individually or in the aggregate, have not had, do not have and would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (c) Except as set forth on Schedule 3.13(c) of the Disclosure Schedule there are no leases, subleases or other similar agreements by any Company or any Company Subsidiary as landlord or sublandlord affecting the Real Property and no Person has any right to possession of the Real Property or any part thereof.

     (d) To the knowledge of Seller and the Companies, there are no condemnation or appropriation proceedings pending or threatened against any Real Property or the improvements thereon.

     (e) To the knowledge of Seller and the Companies, the major structural elements of the improvements located on the Real Property, including without limitation the roof, curtain wall, mechanical, electrical, heating, ventilating and air conditioning systems and plumbing systems, are in good working order taking into consideration the age of the buildings and normal wear and tear.

     SECTION 3.14 Contracts; No Default.

     (a) Except as set forth in Schedule 3.14(a) of the Disclosure Schedule, and other than this Agreement and the Ancillary Agreements, no Company or Company Subsidiary is a party to or is bound by any Contract (excluding in each case policies of insurance, reinsurance or coinsurance treaties or agreements, including retrocessional agreements, and third party administrator contracts issued or entered into in the Ordinary Course of Business), nor is the Seller a party to or bound by any Contract relating to the Transferred Property or the Seller Intellectual Property or the Transferred Employees:

          (i) evidencing indebtedness for borrowed money in excess of $1,000,000 or pursuant to which any Company or any Company Subsidiary has guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) any obligation in excess of $1,000,000 of any other Person;

          (ii) (other than licenses under applicable insurance Laws) prohibiting or limiting the ability of any Company or any Company Subsidiary (A) to engage in any line of business, (B) to compete with, obtain products or services from, or provide services or products to, any other Person, or (C) to carry on or expand the nature or geographical scope of the Business anywhere in the world;

          (iii) with any stockholder (including Seller), director or officer of Seller or of any Company or any Company Subsidiary (or any of their respective family members or Related Persons or with any employee, agent, consultant, advisor, leased employee or representative for employment or for consulting or similar services or containing any severance or termination pay obligations other than such Contracts (A) which may be terminated upon no more than thirty (30) days' notice by, and in any case without penalty or cost to, any Company or any Company Subsidiary other than for services rendered or costs incurred through the date of termination, (B) with respect to such Contracts with employees, agents, advisors, leased employees or representatives, which provide for payments and benefits aggregating, in any one year, no more than $300,000 or (C) with respect to such Contracts with consultants, which provide for payments and benefits aggregating, over the life of the applicable Contract, no more than $500,000.

          (iv) pursuant to which it (A) leases from or to any other Person any tangible personal property or real property other than the Leased Real Property or (B) purchases or sells materials, supplies, equipment or services and which, in the case of clauses (A) and (B), calls for future payments in excess of $1,000,000 in any year and requires more than thirty
     (30) days' notice in order to terminate without payment by the relevant Company or Company Subsidiary of any material penalty;

          (v) which is a partnership agreement, joint venture agreement or other Contract (however named) involving a sharing of profits, losses, costs or Liabilities by any Company or any Company Subsidiary with any other Person;

          (vi) other than Contracts of the types set forth in any of subsections (i) through (v) above, involving a payment after the date hereof of an amount of money in excess of $1,000,000 and continuing (including mandatory renewals or extensions which do not require the consent of any Company or any Company Subsidiary) more than one year from its date and not made in the Ordinary Course of Business;

          (vii) relating to a mortgage, pledge, security agreement, deed of trust or other document granting a Lien, other than Permitted Exceptions, over any real or personal asset or property (including Company Investment Assets but not including Real Property, which is addressed in Section 3.13) owned by any Company or any Company Subsidiary, in each case securing indebtedness (or the deferred purchase price of property) in an amount in excess of $250,000; or

          (viii) other than Contracts of the types set forth in any of subsections (i) through (vii) above, that is material to the Companies and the Company Subsidiaries, taken as a whole.

     (b) Seller has delivered or made available to Buyer true, correct and complete copies of all of the Contracts set forth on Schedule 3.14(a) of the Disclosure Schedule. Except as set forth in Schedule 3.14(b) of the Disclosure Schedule and except for such circumstances that, individually or in the aggregate, have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies:

          (i) each of the Contracts listed in Schedule 3.14(a) of the Disclosure Schedule hereof is in full force and effect and is a valid and binding obligation of the applicable Company or Company Subsidiary; and

          (ii) neither any Company or Company Subsidiary party thereto, nor, to the knowledge of Seller and the Companies, any other party to such Contract, is in violation, breach or default of any such Contract.

     (c) Except as set forth in Schedule 3.14(c) of the Disclosure Schedule and other than the Ancillary Agreements, there are no Contracts between Seller or any Seller Party, on the one hand, and any of the Companies or Company Subsidiaries, on the other hand (each, an "Intercompany Agreement").

     SECTION 3.15 Environmental Matters.

     (a) Except as set forth in Schedule 3.15 of the Disclosure Schedule and except for such circumstances that, individually or in the aggregate, have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies:

          (i) each Company and each Company Subsidiary is and has been in full compliance with all applicable Environmental Laws (as defined in Section 3.15(b) hereof), including having all permits, licenses and other approvals and Governmental Authorizations necessary or appropriate for the Business under any Environmental Law;

          (ii) no Real Property contains any Hazardous Substances (as defined in Section 3.15(b) hereof), and no other properties currently or formerly owned or operated by any Company or any Company Subsidiary (including soil, groundwater or surface water on, under or emanating from the Real Property, such other properties, and buildings thereon) (the "Properties") contain (with respect to currently owned), or contained during the period of such ownership or operation (with respect to formerly owned), any Hazardous Substances in violation of, or which would reasonably be expected to result in liability under any, Environmental Law;

          (iii) no Company or Company Subsidiary has received any notice, demand letter, claim, notice of violation, noncompliance letter or request for information from any Governmental Entity or any third party relating to a violation of, or liability under, any Environmental Law;

          (iv) no Company or Company Subsidiary is subject to any order, decree, injunction or compliance agreement with any Governmental Entity relating to liability under any Environmental Law or otherwise relating to any Hazardous Substance;

          (v) there are no Actions pending or, to the knowledge of Seller and the Companies, threatened against any Company or any Company Subsidiary with respect to any Company, any Company Subsidiary or the Properties relating to any violation or alleged violation of or liability under any Environmental Law;

          (vi) no Hazardous Substance or any waste has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by any Company or any Company Subsidiary, in violation of or in a manner that would reasonably be expected to result in liability under, applicable Environmental Law; and

          (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, in the possession of, or otherwise available to Seller, any Company or any Company Subsidiary relating to any Company, any Company Subsidiary or any Real Property that have not been delivered to Buyer prior to the date hereof.

     (b) "Environmental Law" means (i) any Law or Governmental Authorization,
(x) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, structures or any natural resource), or to human health or safety as it relates to any hazardous substance, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of chemical waste or hazardous substances, in each case as now in effect, and solely in the case of Laws enacted by the State of South Carolina, those Laws enacted after the date hereof that were pending as of the date hereof. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 and any similar state or local law, in each case as now in effect, and solely in the case of Laws enacted by the State of South Carolina, those laws enacted after the date hereof that were pending as of the date hereof and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose Liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any chemical waste or hazardous substance, in each case as now in effect, and in the case of South Carolina Law, also including those pending as of the date hereof.

     "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Substance includes, without limitation, any carcinogen, mutagen, teratogen, etiologic agent, waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, mold, lead and polychlorinated biphenyl.

     SECTION 3.16 Insurance.

     (a) Seller has delivered or made available to Buyer (i) true and complete copies of all material insurance policies or binders of fire, liability, workmen's compensation, motor vehicle, directors' and officers' liability, agents' errors and omissions, property, casualty, flood hazard, life and other forms of insurance owned, held by or applied for or on behalf of, or the premiums for which are paid by or on behalf of any Company or any Company Subsidiary; and (ii) any statement by the auditors of the Financial Statements or the Statutory Statements, as the case may be, with regard to the adequacy of the coverage or the reserve for claims. Notwithstanding anything to the contrary contained herein, the assets of the Companies and the Company Subsidiaries shall include any proceeds of any such policy and any benefits thereunder (except to the extent such proceeds have been used by such Company or Company Subsidiary to repair such damage or pay out such claims), and any claims by any Company or any Company Subsidiary in respect thereof, to the extent arising out of any such casualty to any asset of any Company or any Company Subsidiary occurring after the date hereof and prior to the Closing, and no such proceeds shall be dividended, distributed or otherwise paid out of any Company or any Company Subsidiary (except to the extent such proceeds have been used by such Company or Company Subsidiary to repair such damage or pay out such claims).

     (b) (i) Since January 1, 1997, each Company and each Company Subsidiary is, and has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in the aggregate reasonable in scope and amount in light of the risks attendant to the business in which any Company or any Company Subsidiary is or has been engaged, except where the failure to be so covered, individually or in the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies, (ii) all such policies or binders are in full force and effect, no notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received by Seller, any Company or any Company Subsidiary with respect to any such policy and all premiums due and payable thereon have been paid, (iii) there are no pending or, to the knowledge of Seller and the Companies, threatened, claims against such insurance by any Company or any Company Subsidiary as to which the insurers have denied liability, and (iv) to the knowledge of Seller and the Companies, there exist no material claims under such insurance policies or binders that are directors' and officers' insurance, errors and omissions insurance or any omnibus form of insurance coverage that have not been properly and timely submitted by any Company or any Company Subsidiary to its insurers.

     SECTION 3.17 Brokers and Finders. Except for the Persons set forth in
Schedule 3.17 of the Disclosure Schedule, whose fees, if any, shall be paid by Seller, no agent, broker, investment banker, intermediary, finder, Person or firm that has been retained by or is authorized to act on behalf of Seller or any Company or any Company Subsidiary or that, to the knowledge of Seller and the Companies, is acting on behalf of Seller or any Company or any Company Subsidiary is or would be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with the execution of this Agreement or the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.

     SECTION 3.18 No Undisclosed Liabilities. Except as set forth in Schedule
3.18 of the Disclosure Schedule, none of the Companies and none of the Company Subsidiaries has any Liabilities (and to the knowledge of the Seller and the Companies there are no manifest facts or circumstances that would reasonably be expected to result in any present or future Action against any of them giving rise to any Liability) except for (i) Liabilities or obligations reflected or reserved against in the applicable Final Year End Statements, including the notes thereto; (ii) Liabilities incurred in the Ordinary Course of Business since the date thereof; (iii) Liabilities that in the aggregate have not, do not and would not reasonably be expected to have a Material Adverse Effect on the Companies; and (iv) Liabilities incurred under this Agreement or disclosed elsewhere in this Agreement. For purposes of this Agreement, the term "Liability" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

     SECTION 3.19 Intellectual Property. (a) Schedule 3.19 of the Disclosure
Schedule identifies all: (i) patents and pending patent applications; (ii) trademark, service mark and trade name registrations and applications therefor;
(iii) material unregistered trademarks, service marks and trade names; (iv) copyright registrations and applications therefor; (v) material unregistered copyrights; (vi) domain name registrations; (vii) proprietary and/or custom-designed computer software necessary for use in connection with the Business (but excluding commercially available off-the-shelf software subject to shrink-wrap licences) (the "Software"); and (viii) licenses and similar agreements for the use of any item of intellectual property (including, without limitation, patents, unpatented inventions and technology, trademarks, service marks and trade names, domain names, copyrights, know-how and trade secrets to which Seller or any of the Companies or Company Subsidiaries is a party, either as licensee or licensor, but excluding, in each case, computer software, which is addressed in clause (vii)) used by Seller or any Company or Company Subsidiary in connection with the Business as currently conducted (collectively, (i) through (viii), other than Seller Intellectual Property, being referred to herein as "Intellectual Property").

     (b) Except as set forth in Schedule 3.19(b) of the Disclosure Schedule, each Company and each Company Subsidiary owns or has legally enforceable rights to use all (and the right to exercise all rights appurtenant thereto) Intellectual Property, except for any such failures to own, be licensed or possess that, individually or in the aggregate, have not had, do not have and would not reasonably be expected to have a Material Adverse Effect on the Companies. To the knowledge of Seller and the Companies, rights to all material Intellectual Property necessary for the conduct of the Business as currently conducted are valid and subsisting. To the knowledge of Seller and the Companies, the use of the Intellectual Property by any Company or Company Subsidiary does not infringe, violate or misappropriate the rights of any third party. None of the Seller, the Companies or the Company Subsidiaries has received any written notice from any other Person or any other source pertaining to or challenging the right of any Company or any Company Subsidiary to use any Intellectual Property or any trade secrets, proprietary information, inventions, know- how, processes and procedures owned or used by or licensed to any Company or any Company Subsidiary, nor is Seller, any Company or any Company Subsidiary aware of any valid basis for any such notice. There is currently, to the knowledge of Seller and the Companies, no material infringement of the Intellectual Property by any third party.

     (c) Seller owns or has legally enforceable rights to use and transfer all (and the right to exercise all rights appurtenant thereto) the intellectual property set forth in Schedule 3.19(c) of the Disclosure Schedule ("Seller Intellectual Property"), except for any such failures to own, be licensed or possess that, individually or in the aggregate, have not had, do not have and would not reasonably be expected to have a Material Adverse Effect on the Companies. To the knowledge of Seller and the Companies, rights to all material Seller Intellectual Property are valid and subsisting. To the knowledge of Seller and the Companies, the use of the Seller Intellectual Property by the Seller, any Company or any

Company Subsidiary does not infringe, violate or misappropriate the rights of any third party. Neither Seller nor any Company has received any written notice from any other Person or any other source pertaining to or challenging the right of Seller or any affiliates to use any Seller Intellectual Property nor is Seller or any Company aware of any valid basis for such notice. There is currently, to the knowledge of Seller and the Companies, no material infringement of the Seller Intellectual Property by any third party.

     SECTION 3.20 Insurance Issued by the Companies.

     (a) The practice of Liberty Life, Liberty Bermuda and each Insurance Subsidiary has been to pay, in the Ordinary Course of Business, benefits payable by Liberty Life, Liberty Bermuda or any Insurance Subsidiary (whether pursuant to the terms of the underlying contract or at the request of the policyholder) under the terms of the in-force insurance Contracts under which they arose, except for such benefits of which there is, in the reasonable opinion of the Seller and the Companies, a reasonable basis to contest (or the relevant Company or Company Subsidiary is reviewing whether there exists a reasonable basis to contest).

     (b) The underwriting standards utilized and ratings applied by Liberty Life, Liberty Bermuda and each Insurance Subsidiary with respect to insurance Contracts outstanding as of the date hereof are in compliance with the applicable written underwriting standards of Liberty Life, Liberty Bermuda and each Insurance Subsidiary, as applicable, which have been previously disclosed to Buyer and, with respect to any such Contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.

     (c) Except as set forth in Schedule 3.20(c) of the Disclosure Schedule to the knowledge of Seller and the Companies: (i) each Company and each Company Subsidiary has substantially complied with all applicable reporting, withholding and disclosure requirements under the Code, ERISA and other Laws including, but not limited to, state insurance laws regulating credit insurance and those regarding distributions with respect to life insurance Contracts and annuity Contracts issued, entered into, reinsured or sold by Liberty Life, Liberty Bermuda or any Insurance Subsidiary and have reported the distributions under such Contracts substantially in accordance with Sections 72, 101(f), 7702, and 7702A and any other applicable sections of the Code; (ii) the tax treatment under the Code of all insurance or annuity policies, plans or contracts, all financial products and any similar related policy, contract, plan or product, whether individual, group or otherwise, if any, issued, entered into, or sold by Liberty Life, Liberty Bermuda or any Insurance Subsidiary is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such policies, plans or contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not affect such policies, plans or contracts due to the effective date thereof; (iii) each hardware, software and other product used by Liberty Life, Liberty Bermuda or any Insurance Subsidiary to maintain such contracts' qualification (but only as to Contracts which were entered into prior to, or in effect as of, in each case, the Closing Date) for tax treatment under the Code for which such policies, plans or contracts qualified or purported to qualify at the time of their issuance or purchase has been properly designed and implemented to maintain such qualification; (iv) other than to an insignificant extent no Company or insurance Subsidiary has issued any life insurance or annuity Contract provided under or connected with either a plan described in
Section 401(a), 403(a), 403(b), 408 or 457 or any similar provision of the Code or any employee benefit plan within the meaning of ERISA; (v) neither the Companies nor the Company Subsidiaries are party to any "hold harmless", Tax sharing or indemnification agreements respecting the Tax qualification or treatment of any product or plan sold, issued, entered into or administered by any Company or any Company Subsidiary (whether developed by, administered by, or reinsured with any unrelated third party), and (vi) there are no currently pending federal, state, local or foreign audits or other administrative or judicial proceedings with regard to the Tax treatment of any life insurance Contract, annuity Contract or benefit plan issued, entered into, reinsured or sold by any Company or any Company Subsidiary to which any Company or Company Subsidiary is a party or in which any Company or Company Subsidiary is participating. The aggregate statutory reserves established by Liberty Life, Liberty Bermuda and each Insurance Subsidiary for costs arising in the event of the failure of any contract to qualify under Sections 7702, 7702A, 101(f) and 817(h) of the Code as of the date of this Agreement are set forth in Schedule 3.20(c) of the Disclosure Schedule.

     SECTION 3.21 Reinsurance and Coinsurance. All reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which Liberty Life, Liberty Bermuda or any Insurance Subsidiary is a party or under which Liberty Life, Liberty Bermuda or any Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect. Except as set forth in Schedule 3.21 of the Disclosure Schedule, none of the Companies or Company Subsidiaries, nor, to the knowledge of Seller or any Company, any other party to a reinsurance or coinsurance treaty or agreement to which Liberty Life, Liberty Bermuda or any Insurance Subsidiary is a party and representing annual premiums reinsured in excess of $100,000, is in default in any material respect as to any provision thereof, and no such agreement representing annual premiums reinsured in excess of $2,000,000 contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

     SECTION 3.22 Service Contracts. Schedule 3.22 of the Disclosure Schedule contains a true and complete list of all third party administrator contracts pursuant to which Liberty Services, Liberty Marketing or Liberty Life provides administrative, sales, management or other services and representing annual revenues in excess of $300,000 (the "Service Contracts"). All such Service Contracts are in full force and effect. Except as set forth in Schedule 3.22 of the Disclosure Schedule, neither Liberty Services, Liberty Marketing or Liberty Life nor, to the knowledge of Seller or any Company, any other party to such Service Contract, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

     SECTION 3.23 Threats of Cancellation.

     (a) Except as set forth in Schedule 3.23(a) of the Disclosure Schedule, no policyholder, group of policyholders holding policies acquired pursuant to a program sponsored or promoted by a single institution, or Persons representing, writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such policyholder, group or Person, respectively, accounted for five (5) percent or more of the annual premium income (as determined in accordance with SAP) of Liberty Life, Liberty Bermuda and the Insurance Subsidiaries, in the aggregate for the twelve-month period ended December 31, 1999, has terminated or, in the aggregate, to the knowledge of Seller, threatened to terminate its relationship with any Company or any Insurance Subsidiary either as a result of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise.

     (b) Except as set forth in Schedule 3.23(b) of the Disclosure Schedule, no Person receiving third party administration services from Liberty Services, individually or in conjunction with affiliated Persons in the aggregate, accounted for ten (10) percent or more of the annual fee revenue of Liberty Services in each case at or for the twelve-month period ended December 31, 1999, has terminated or, to the knowledge of Seller, threatened to terminate its relationship with Liberty Services either as a result of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise.

     SECTION 3.24 Actuarial Reports. The Seller has, or has caused to be, delivered or made available to Buyer a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to Liberty Life, Liberty Bermuda or any Insurance Subsidiary in the last two (2) years, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of Seller and the Companies, the information and data furnished by the Companies to their independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based upon an inventory of policies in force for Liberty Life, Liberty Bermuda and each Insurance Subsidiary, as the case may be, that at the relevant time of preparation, was materially accurate, and was prepared using appropriate assumptions accurately applied and in conformity with generally accepted actuarial practices and standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

     SECTION 3.25 Ratings. As of the date hereof, the financial strength or claims-paying ability of Liberty Life is rated at least "A" by A.M. Best Company ("A.M. Best").

     SECTION 3.26 Reserves. The reserves for payment of future insurance policy benefits, losses, claims, expenses and similar purposes (including claims litigation) under all presently issued insurance policies and other material policy-related Liabilities of Liberty Life, Liberty Bermuda or any Insurance Subsidiary reflected in, or included with, the Statutory Statements or the Financial Statements ("Reserves") were determined in accordance with generally accepted actuarial standards and practices consistently applied throughout the specified period and the immediately prior period, utilized actuarial assumptions which are appropriate for the risks of the relevant policy and contract provisions, are fairly stated in accordance with sound actuarial principles and are in compliance, in all material respects, with the requirements of applicable Laws, including, meeting all applicable statutory and regulatory requirements as to reserve amounts for each line of business in which such Company operates, and such reserves were appropriate in the aggregate to cover the total amount of all reasonably anticipated Liabilities of each Company and each Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Statutory Statements and Financial Statements and as of the Closing Date ("Reserve Standards"). In addition, Seller has, or has caused to be, delivered to Buyer copies of the actuarial valuation reports delivered to the insurance department of the domiciliary jurisdiction of each such company for the years ended at December 31, 1998 and December 31, 1999, respectively.

     SECTION 3.27 Risk-Based Capital; IRIS Ratios. The Seller has delivered to Buyer true and complete copies of all analyses, reports and other data prepared by or on behalf of Liberty Life, Liberty Bermuda or any Insurance Subsidiary or submitted by Liberty Life, Liberty Bermuda or any Insurance Subsidiary to any insurance regulatory authority or other Governmental Entity relating to risk-based capital ("RBC") calculations, Insurance Regulatory Information System ("IRIS") ratios of the National Association of Insurance Commissioners or other solvency or liquidity standards.

     SECTION 3.28 Company Investment Assets. Schedule 3.28 of the Disclosure Schedule sets forth a true and complete list of (i) all Company Investment Assets (as defined below) as of the date of the applicable Final Year End Statement with information included therein as to the cost of each such Company Investment Asset and the market value thereof as of the date of the applicable Final Year End Statement and (ii) all Company Investment Assets sold (or otherwise disposed of) or purchased (or otherwise acquired) since the date of the applicable Final Year End Statement with information included therein as to the sale price or cost of each such Company Investment Asset. To the knowledge of Seller and the Companies, except as set forth in Schedule 3.28 of the Disclosure Schedule, none of the Company Investment Assets is in default in the payment of principal or interest or dividends or have been, or, to Seller's or any Company's knowledge, should have been, classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection, as in foreclosure or any comparable classification, or are permanently impaired to any extent, except to the extent that such circumstance has not had, does not have and would not be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "Company Investment Assets" means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Company or any Company Subsidiary, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, life insurance policies, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes. Except as set forth in Schedule 3.28 of the Disclosure Schedule, none of the Company Investment Assets is subject to any Lien other than Permitted Exceptions.

     SECTION 3.29 Pools and Fronting Arrangements; Service Agreements. Schedule
3.29 of the Disclosure Schedule sets forth a true and complete list of all pools and fronting arrangements and agreements providing for insurance services to which Liberty Life, Liberty Bermuda or any Insurance Subsidiary has been a party from January 1, 1995 to the date of this Agreement, copies of which have been provided to Buyer. "Fronting arrangement" shall mean, for purposes of this
Section 3.29, an arrangement pursuant to which a Person issues insurance policies or annuity contracts on behalf of another Person and such other Person assumes one hundred (100) percent of the insurance liabilities arising under such policies or contracts.

     SECTION 3.30 Intercompany Accounts. Schedule 3.30 of the Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of the date of the Final Year End Statements, between Seller or any Seller Party, on the one hand, and any Company or any Company Subsidiary, on the other hand. Except (a) as disclosed in Schedule 3.30 of the Disclosure Schedule or (b) in the Ordinary Course of Business and on an arm's-length basis, since the date of the applicable Final Year End Statements, there has not been any incurrence or accrual of any Liability (as a result of allocations or otherwise) by any Company or any Company Subsidiary to Seller or any Seller Party nor has there been any other transaction between any Company or any Company Subsidiary, on the one hand, and Seller or any Seller Party, on the other hand.

     SECTION 3.31 Assets Sufficient. After giving effect to the Restructuring Transactions and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and to the extent, in each case, third party Consents have been obtained, the Buyer, the Companies or the Company Subsidiaries, as applicable, will have all of Seller's rights and interests in all the assets of Seller or of any of Seller's Subsidiaries or affiliates that are used in the Business, as currently conducted (other than Excluded Assets), including, without limitation, all of Seller's rights and interests in computer hardware necessary for use in connection with the Business ("Hardware").

     SECTION 3.32 Loans. (a) The documentation relating to the loans made by any Company or any Company Subsidiary and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, are adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens, and the terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable Law (including, without limitation, Laws relating to the extension of credit), except for any inadequacies and noncompliance that, individually or the aggregate, has not had, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (b) Other than in the Ordinary Course of Business, there are no agreements or commitments binding any Company or any Company Subsidiary to extend credit to any borrower or affiliated borrowers, except as set forth on Schedule 3.32 of the Disclosure Schedule.

     SECTION 3.33 Employees. Schedule 3.33 of the Disclosure Schedule sets forth a list of all Persons employed by Seller itself as of the date of this Agreement. As of the date of this Agreement, no employees of Seller or its Subsidiaries, other than the Companies or Company Subsidiaries, provide services to any of the Companies or any Company Subsidiaries except as set forth on Schedule 3.33 of the Disclosure Schedule.

     SECTION 3.34 Disclosure. No representation or warranty by Seller or any Company herein or in any Ancillary Agreement, the Disclosure Schedule, nor any certificate or exhibit furnished or to be furnished by either pursuant to this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact. No notice given pursuant to Section 5.12 hereof will contain any untrue statement of a material fact.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as set forth in the Schedules to this Article IV (the "Buyer Disclosure Schedule") and as follows:

     SECTION 4.1 Organization and Good Standing. Buyer is a bank duly organized, validly existing and in good standing under the laws of Canada.

     SECTION 4.2 Corporate Authority. Buyer has the full legal right, requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform fully, its obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors of Buyer and no other corporate proceeding with respect to Buyer is necessary to authorize this Agreement, such Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and upon the execution and delivery by Buyer of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and
(y) the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 4.3 Governmental Filings and Consents; No Violations.

     (a) Except for (i) the approval of the Minister of Finance, Canada, to the investment, whether direct or indirect, by Buyer in the Companies, (ii) the HSR Filing, (iii) the approvals required under the applicable insurance laws of Bermuda and of the States of South Carolina and Louisiana, (iv) the expiry of waiting periods required under other applicable insurance Laws, and (v) except as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, no Filings are required to be made by Buyer with, nor are any Consents required to be obtained by Buyer from, any Governmental Entity in connection with the execution or delivery by Buyer of this Agreement or the Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby, except those Filings or Consents the failure of which to make or obtain, individually or in the aggregate, have not had, do not have, and would not reasonably be expected to have a Material Adverse Effect on the Companies, it being understood and agreed that the failure to make the filings or obtain the approvals specified under subsection (i), (ii), (iii) and (v) above, and, for purposes of this Section 4.3 but not for purposes of determining whether the closing conditions set forth in Article VI have been satisfied, the issuance of any order by a state insurance department prior to the expiry of the waiting periods specified under subsection (iv) above imposing any limitations or other adverse conditions on Buyer, its Subsidiaries, the Companies, the Company Subsidiaries or their respective businesses shall be deemed to constitute a Material Adverse Effect on the Companies for purposes of this Section 4.3(a).

     (b) Assuming the making of the Filings and the obtaining of the Consents set forth in Sections 3.4, 4.3(a), Schedule 3.4 of the Disclosure Schedule and
Schedule 4.3 of the Buyer Disclosure Schedule, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party does not, and the performance and consummation by Buyer of any of the transactions contemplated hereby or thereby will not, with respect to Buyer, directly or indirectly (with or without the giving of notice or the lapse of time or both):

          (i) contravene, conflict with, or constitute or result in a breach or violation of, or a default under (A) any provision of the letters patent or By-laws of Buyer or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

          (ii) require Buyer to make any Filing with or obtain any Consent from any Person under any Contract binding upon Buyer; or

          (iii) contravene, conflict with, or constitute or result in a breach or violation of, any Law to which Buyer, or any of the assets owned or used by Buyer, are subject.

     SECTION 4.4 Securities Act. Buyer is acquiring the Shares for its own account and not with a view to, or for sale in connection with, their distribution within the meaning of Section 2.11 of the Securities Act of 1933, as amended (the "Securities Act") in any manner that would be in violation of the Securities Act. Without limiting any of the representations, warranties or covenants of the Seller hereunder, Buyer acknowledges that it has conducted such investigation as it deems necessary to enable it to make an intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements.

     SECTION 4.5 Brokers and Finders. No agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Buyer or which has been retained by or is authorized to act on behalf of Buyer is or would be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with the execution of this Agreement or the Ancillary Agreements or upon consummation of the transactions contemplated hereby or thereby.

     SECTION 4.6 Financing. Buyer has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable it to purchase the Assets on the terms and conditions of this Agreement. Buyer's obligations hereunder are not subject to any conditions regarding Buyer's ability to obtain financing for the consummation of the transactions contemplated hereby.

     SECTION 4.7 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Ancillary Agreements.

                                   ARTICLE V
                                   COVENANTS

     SECTION 5.1 Conduct of Business. From and after the date hereof until the Closing, except as requested or consented to by Buyer in writing, and except as otherwise expressly contemplated in this Agreement including, without limitation, in connection with the Restructuring Transactions, Seller shall, and covenants and agrees to cause each Company and each Company Subsidiary to, conduct the Business only in the Ordinary Course of Business (it being understood and agreed that nothing contained herein shall permit any Company or any Company Subsidiary to enter into or engage (through acquisition, product extension or otherwise), in any material respect, in any new line of business), to confer with Buyer concerning operational matters of a material nature and to use their respective reasonable best efforts to (i) preserve intact the current business organization of each Company and each Company Subsidiary, (ii) keep available the services of the current officers, employees, Producers, managers, and reinsurance intermediaries of each Company and each Company Subsidiary and the services of the Transferred Employees, and (iii) maintain the relationships and goodwill with policyholders, employees, Producers, managers, reinsurance intermediaries, and others having business relationships with each Company and each Company Subsidiary and with the Transferred Employees, provided that neither party, nor any Company or any Company Subsidiary, will be required to incur any additional out-of-pocket expense in connection with carrying out its obligations under this sentence. Without limiting the generality of the foregoing, from and after the date of this Agreement and until the Closing Date, Seller will not, and will cause each Company and Company Subsidiary not to, take any affirmative action, or fail to take any reasonable action within its or their control, as a result of which any of the changes or events listed in Section 3.7 hereof would be reasonably expected to occur. Seller shall promptly furnish Buyer with copies of notices or other communications received by Seller or any Company or any Company Subsidiary from any non-Governmental Entity third party with respect to the transactions contemplated hereby or by the Ancillary Agreements, and all material filings, submissions and correspondence made to or received from any Governmental Entity, other than those made or received in the Ordinary Course of Business.

     SECTION 5.2 Acquisition Proposals.

     (a) Seller agrees that it shall not, and shall cause its Subsidiaries, including each Company and each Company Subsidiary, and each of their respective directors, officers, employees, not to, and shall use its reasonable best efforts to cause the agents, consultants, advisors, Related Persons or other representatives of such Person, including legal counsel, accountants and financial advisors (collectively, "Representatives") not to, directly or indirectly:

          (i) solicit, initiate, encourage, or otherwise facilitate, any inquiries or the making of any proposals or offers from, or

          (ii) except to the extent permitted by Subsection 5.2(b), (A) discuss with, (B) negotiate with, (C) provide any confidential information or data to, or (D) consider the merits of, any unsolicited inquiries, proposals or offers from, any Person (other than Buyer) relating to any transaction directly or indirectly involving the sale of the Business or, other than in the Ordinary Course of Business, five (5) percent or more of the consolidated assets of the Companies and the Company Subsidiaries, or any of the Shares or any shares of stock of the Company Subsidiaries, the Transferred Property or the Seller Intellectual Property, or any merger, consolidation, business combination or similar transaction involving Seller, any Company or any Company Subsidiary, or the acquisition of twenty-five (25) percent or more of the issued and outstanding shares of common stock of Seller (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal"); provided that nothing contained herein shall prevent the Seller from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Seller shall, and shall cause its Subsidiaries, each Company and each Company Subsidiary to, and each shall use its reasonable best efforts to, cause each Related Person and each of their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller shall promptly notify Buyer if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with or about any Acquisition Proposal and shall promptly request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring any Company or any Company Subsidiary or the Business or assets (other than in the Ordinary Course of Business) of any Company or any Company Subsidiary to return all confidential information heretofore furnished to such Person by or on behalf of any Company or any Company Subsidiary.

     (b) At any time prior to the time its shareholders shall have voted to approve this Agreement, if Seller is not otherwise in violation of Section 5.22 hereof, of the first sentence of Section 5.23(a) hereof and of this Section 5.2, Seller may:

          (i) if it receives an unsolicited bona fide written proposal from a third party regarding an Acquisition Proposal and the board of directors of Seller, after consultation with its financial adviser and outside counsel, determines that pursuing such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below), engage in the activities specified in Subsection 5.2(a)(ii)(A) and (D), if, in the opinion of the outside counsel to Seller, such action is required for the board of directors of Seller to comply with its fiduciary duties under applicable Law for the purpose of determining whether such Acquisition Proposal is a Superior Proposal,

          (ii) further engage in the activities specified in Subsection 5.2(a)(ii)(C) if Seller has received from such third party an executed confidentiality agreement with confidentiality terms at least as stringent as those contained in the Confidentiality Agreement (as defined in Section
     10.2 hereof), and if in the opinion of outside counsel to Seller, such action is required for the board of directors of Seller to comply with its fiduciary duties under applicable Law for the purpose of determining whether such Acquisition Proposal is a Superior Proposal, and

          (iii) further engage in the activities specified in Section 5.2(a)(ii)(B) regarding such an unsolicited bona fide written proposal that its board of directors has determined is a Superior Proposal, if, in the opinion of outside counsel to Seller, such action is required for the board of directors of Seller to comply with its fiduciary duties under applicable Law and Seller has received from such third party an executed confidentiality agreement with confidentiality terms at least as stringent as those contained in the Confidentiality Agreement.

     Seller will keep Buyer fully and currently informed of the status and details of any such unsolicited bona fide written proposal or Superior Proposal and any related discussions or, in the case of a Superior Proposal, negotiations. A "Superior Proposal" is a bona fide Acquisition Proposal that the board of directors of Seller determines in good faith after reasonable investigation, including receiving the opinion of its financial advisor and consulting with outside legal counsel to Seller and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees or similar devices, expense reimbursement provisions and conditions to consummation (i) is more favorable and provides greater value to all of Seller's shareholders than this Agreement and the Acquisition, taken as a whole, and (ii) is reasonably capable of being, and is reasonably likely to be, consummated.

     (c) Seller hereby agrees that (i) it shall deliver, or cause to be delivered, to United Family Life Insurance Company ("UFL") pursuant to Section 13.02(b) of the Administrative Services Agreement, dated November 13, 1997, between UFL, Fortis, Inc., the Seller and Liberty Services (as amended, the "Fortis Agreement"), no more than 20 days prior to the Closing, a notice of change of control of Liberty Services; (ii) it shall not deliver and shall cause the Companies and the Company Subsidiaries not to deliver, any notice pursuant to Section 13.02(c) of the Fortis Agreement, offering a right of first refusal to UFL to acquire the issued and outstanding shares of Liberty Services; and (iii) it shall not deliver any notices arising out of, resulting from, relating to, or in connection with this Agreement (including the notice referred to in clause (i) above) to UFL without the prior written approval of Buyer, which approval shall not be unreasonably withheld.

     SECTION 5.3 Access. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause its Subsidiaries, including each Company and each Company Subsidiary and each of their respective Representatives, to,
(i) afford Buyer
and its Representatives reasonable access, at all reasonable times during normal business hours, to each Company and each Company Subsidiary's personnel, premises, properties, Contracts, books and records, and other documents and data, (ii) furnish Buyer and its Representatives with copies of all such Contracts, books and records, and other documents and data as have not previously been furnished to Buyer and as Buyer may reasonably request, (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request, but only to the extent such data or information exists or can be generated or produced without disproportionate expense, and (iv) authorize the Companies' independent certified public accountants to permit Buyer and its independent actuaries, auditors, tax consultants and certified public accountants to examine all accounting records and working papers pertaining to the Financial Statements and Statutory Statements. No investigation pursuant to this Section
5.3 shall affect or be deemed to modify any representation or warranty made by Seller. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller, the Companies or the Company Subsidiaries. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Companies and the Company Subsidiaries relating to medical histories or other information the disclosure of which would subject Seller, any Company or any Company Subsidiary to liability. The foregoing shall not require Seller or any Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would reasonably be expected to result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Seller or such Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 5.3 shall be directed to an executive officer of Seller or any Company or such other Persons as may be designated by Seller.

     SECTION 5.4 Required Approvals.

     (a) Each party hereto hereby agrees to cooperate with the other party and use its reasonable best efforts promptly to prepare and file all necessary Filings and other documents and to obtain as promptly as practicable all necessary Consents of all third parties and Governmental Entities in each case necessary or, solely with respect to consents of Governmental Entities, advisable, to consummate the transactions contemplated hereby and by the Ancillary Agreements. Buyer shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, any Filing made by Seller or any Company or Company Subsidiary with, or other written materials submitted by Seller or any Company or Company Subsidiary to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer will consult with Seller about the status of any Consents required to be obtained by Buyer from any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. Buyer shall, and covenants and agrees to, promptly notify Seller of all filings, submissions and correspondence made to or received from any

Governmental Entity in connection with the transactions contemplated hereby and by the Ancillary Agreements (and the substance thereof, to the extent relating to the transactions contemplated hereby and by the Ancillary Agreements). Prior to the Closing, Seller shall, and covenants and agrees to cause each Company and each Company Subsidiary to, provide promptly to Buyer copies of all filings, submissions and correspondence made to or received from any Governmental Entity in connection with the transactions contemplated hereby and by the Ancillary Agreements, and all other material filings, submissions and correspondence made to or received from any Governmental Entity. In exercising the foregoing rights, each of Buyer and Seller shall act reasonably and as promptly as practicable. Buyer and Seller agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (b) Without limiting the generality of Section 5.4(a), Buyer agrees to furnish Seller with true and accurate information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement (as defined in Section 5.23 hereof) or any other statement, filing, notice or application made by or on behalf of Seller or any of its Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Without limiting the generality of Section 5.4(a), Seller agrees to furnish Buyer with true and accurate information concerning itself, the Companies and the Company Subsidiaries and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     (d) Seller agrees to use its reasonable best efforts to, and Buyer shall reasonably cooperate with Seller to, obtain the required Consents to assignment to Buyer or its designee, effective as of the Closing Date, of all licenses in the name of Seller or any Seller Party for any Software or Hardware that are assignable under the applicable licensing agreement, and consents of all licensors for any Software or Hardware as required under any applicable licensing agreement or, at the request of Buyer, new licensing agreements or leases for any Software or Hardware.

     (e) Without limiting the generality of Section 5.4(a):

          (i) Seller agrees to use its reasonable best efforts to obtain the waiver or consent to the transactions contemplated by this Agreement and the Ancillary Agreements required pursuant to the Credit Agreement among Seller, Wachovia Bank, N.A., The Bank of New York and First Union National Bank, dated as of May 1, 1998 or to cause all of the Seller's, the Companies' and the Company Subsidiaries' obligations thereunder to be satisfied concurrently with the Closing, and to provide to Buyer documentation in a form reasonably satisfactory to Buyer so attesting; and

          (ii) Buyer shall reimburse Seller for 50 percent of the aggregate amount of any payments to counterparties of Contracts when such payments are necessary to obtain the Consent of such counterparty to the transactions contemplated by this Agreement.

     SECTION 5.5 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, each of the parties hereto shall use their respective reasonable best efforts to cause the conditions in Sections 6.1 and 6.2 hereof, as applicable, to be satisfied.

     SECTION 5.6 HSR Act. Without limiting the generality of Section 5.4(a), Buyer and Seller each agree to promptly prepare and file the Report with the FTC and the Antitrust Division. Each such party hereby covenants to request early termination of the waiting period required by the HSR Act and Buyer and Seller agree to cooperate to the extent reasonably necessary to assist in making reasonable supplemental presentations to the FTC or the Antitrust Division, and if requested by the FTC or the Antitrust Division, to promptly amend or furnish additional information thereunder.

     SECTION 5.7 Publicity. The initial press release announcing the transactions contemplated by this Agreement and the Ancillary Agreements shall be released jointly after consultation between the parties hereto and thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated hereby or thereby and prior to making any filings with any national securities exchange with respect thereto, except as may be otherwise required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     SECTION 5.8 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense. Without limiting the generality of the foregoing, each party shall pay all legal, accounting and investment banking fees and other fees to consultants and advisors incurred by it relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Seller shall cause each Company and each Company Subsidiary not to incur any out-of-pocket expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. Seller shall be liable for all transfer taxes arising from the Acquisition.

     SECTION 5.9 Dividend of Shares of Subsidiaries of the Company. Seller covenants that it will cause Liberty Life to dividend to Seller (the "Subsidiary Dividend"), concurrently with the Closing, all of the outstanding shares of capital stock held by Liberty Life of the Subsidiaries identified in
Schedule 5.9 hereto (each an "Excluded Subsidiary" and collectively the "Excluded Subsidiaries").

     SECTION 5.10 Advisory Contract Consents. As promptly as practicable, Seller shall cause the advisory clients of the Companies or Company Subsidiaries engaged in asset management to be informed of the transactions contemplated by this Agreement and the Ancillary Agreements and shall give such clients an opportunity to terminate their advisory contracts with such Companies or Company Subsidiaries. Unless written consent is required by the terms of such advisory contracts, Seller shall satisfy this obligation to the extent that applicable Law permits insofar as it relates to advisory clients by providing them with the notice contemplated by the first sentence of this
Section 5.10 and obtaining such clients' consent in the form of actual or implied consent by way of informing such clients of such subsidiary's intention to continue the advisory services, pursuant to the existing contracts of such Company or Company Subsidiary with such clients, subject to such clients' right to terminate such contracts within sixty (60) days of receipt of such notice, and that each such client's consent will be implied if it continues to accept the services without rejection during such specified sixty-day period.

     SECTION 5.11 Further Assurances. At any time after the Closing Date, the parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records, and (c) subject to the provisions of Section 5.4 and Section 5.6 hereof, do all such further acts and things, including providing access to officers, directors and employees and records of Seller, the Companies and the Company Subsidiaries, all as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements and the documents referred to herein and therein.

     SECTION 5.12 Notifications. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if, to the knowledge of Seller and the Companies, there is any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if, to the knowledge of Seller and the Companies, there is the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated hereby) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, other than representations made as of a specified time. To the knowledge of Seller and the Companies, should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each party shall promptly notify the other party if, to the knowledge of such first party, there is the occurrence of any breach of any covenant, agreement, undertaking or obligation of such first party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 6.1, in the case of Seller, and Section 6.2, in the case of Buyer, hereof not reasonably likely. No supplement to the Disclosure Schedule or notification to Buyer made pursuant to the requirements of this Section 5.12 shall have the effect of satisfying the conditions in Section 6.1 hereof, nor shall any such supplement or notification have any effect for the purpose of determining the right of Buyer to claim or obtain indemnification from Seller under Sections 7.1 or 7.11 or under Article IX hereof.

     SECTION 5.13 Non-Competition; Non-Solicitation.

     (a) Non-Competition. In consideration of the benefits of this Agreement to Seller and in order to induce Buyer to enter into this Agreement, Seller hereby covenants and agrees that for a period of five (5) years following the Closing Date neither it nor any of its Subsidiaries or Related Persons shall, without the prior written consent of Buyer, directly or indirectly (i) cause or encourage any officer, director, employee, consultant, or Producer of any Company or any Company Subsidiary to terminate or sever his or her employment or other relationship with such Company or Company Subsidiary for the purpose of competing with any Company or any Company Subsidiary, or for the purpose of damaging any Company or any Company Subsidiary in any way, (ii) cause or encourage any customer of Liberty Services to terminate, modify or fail to renew any third party administration agreement or other Contract or other relationship with Liberty Services, (iii) other than as permitted by clause
(iv), act in concert with any Person, for purposes of competing, directly or indirectly, or aiding another to compete, directly or indirectly, with the Business or of damaging any Company or any Company Subsidiary in any way other than according to the ordinary and usual course of Seller's broadcasting business conducted in a manner consistent with its past practice, or (iv) engage in, or have a greater than five (5) percent of the equity interest in any company engaged in any business in the Restricted Area (as defined in Section 5.13(b) hereof), which competes with the Business; provided that the restrictions of clause (iv) shall not apply to any company which derives less than ten (10) percent of its aggregate revenues from engaging in business in the Restricted Area which competes with the Business; and provided further that any Person that is not currently a Related Person of Seller that acquires an interest in Seller or any of its Subsidiaries subsequent to the Closing Date shall not be subject to clauses (iii) or (iv) of this Section 5.13(a) (it being understood that such restrictions shall continue to apply to Seller and its Subsidiaries). Seller specifically agrees that this covenant is an integral part of the inducement of Buyer to purchase the Shares and that Buyer (or its successors or assigns) shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by Seller of any provision of this Section 5.13 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Buyer in this Section 5.13 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent. Each of Seller and Buyer agrees that in the event that either the length of time or Restricted Area set forth herein is deemed too restrictive by any Governmental Entity of competent jurisdiction, the covenants and agreements in this Section 5.13 shall be enforceable for such time and within such geographical area as such Governmental Entity may deem reasonable or acceptable under the circumstances.

     (b) Restricted Area. The covenants contained in Section 5.13(a) hereof shall be construed as a series of separate covenants, one for each county or state of the United States of America and one for each country in which any Company or any Company Subsidiary conducted business on or prior to the Closing Date (together, the "Restricted Area").

     (c) Non-Solicitation. Seller hereby covenants and agrees that from the date hereof neither it nor any of its Subsidiaries or Related Persons shall, without the prior written consent of Buyer, directly or indirectly, solicit for employment (it being understood that general employment advertisements in media of wide distribution, including the Internet and participation in job fairs not directed to employees of the Companies or Company Subsidiaries, shall not be a violation of this Section 5.13(c)), or, until after the first anniversary of the date of such individual's termination of employment or service, hire any current employee or Producer of any Company or any Company Subsidiary or any of the Transferred Employees.

     (d) For purposes of this Agreement, the term "Related Person" shall mean, with respect to any Person, (i) any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, (ii) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), (iii) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), and (iv) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 20 percent of the outstanding voting power or equity securities or other equity interests representing at least 20 percent of the outstanding equity interests (a "Material Interest") in such Person and (v) any Person in which such Person holds a Material Interest.

     SECTION 5.14 Employee and Employee Benefit Matters.

     (a) Buyer shall, or shall cause each Company and each Company Subsidiary to, during the period commencing at the Closing Date and ending on the first anniversary thereof, provide to their active and former employees employee benefit plans, programs, policies and arrangements (other than stock option or other plans involving the potential issuance of securities) which in the aggregate are substantially comparable to those provided under the applicable employee benefit plans, programs, policies and arrangements of each Company and each Company Subsidiary in effect as of the Closing; provided, however, that the requirements of this sentence shall not apply to employees who are covered by a collective bargaining agreement; provided, further, that no specific plans, programs, policies or arrangements shall be required to be provided, except as required by applicable Law. Employees of each Company and each Company Subsidiary shall be given credit for purposes of eligibility and vesting under each employee benefit plan, program, policy or arrangement (and for purposes of benefit accrual under each vacation or severance benefit plan, program or arrangement) of Buyer or any of its Related Persons in which the employees are eligible to participate for all service with any Company or any Company Subsidiary or any predecessor employer (if such credit was given by Seller).

     (b) If employees of any Company or any Company Subsidiary become eligible to participate in the year in which the Closing occurs in a medical, dental or health plan of Buyer or its Related Persons, Buyer shall cause such plan to (i) waive any pre- existing condition limitations for conditions covered under the applicable medical, health or dental plans of any Company or any Company Subsidiary (the "Company Welfare Plans") to the same extent such pre-existing condition was waived under the Company Welfare Plans and (ii) honor any deductible and out-of-pocket expenses incurred by the employees and their beneficiaries under the Company Welfare Plans during the portion of the plan year preceding the Closing. If employees of any Company or any Company Subsidiary become eligible to participate in the year in which the Closing occurs in a group term life insurance plan maintained by Buyer or its Related Persons, Buyer shall cause such plan to waive any medical certification for such employees up to the amount of coverage the employees had elected under the life insurance plan of any Company or any Company Subsidiary (but subject to any limits on the maximum amount of coverage under Buyer's life insurance plan).

     (c) On the Closing Date, Seller shall cause each employee set forth on
Schedule 5.14 (each, a "Transferred Employee") to cease to be an employee of Seller and shall use its reasonable best efforts to cause each Transferred Employee to become an employee, on substantially the same terms and conditions as he or she is currently employed by Seller, of the Company listed on Schedule
5.14 with respect to such Transferred Employee (the "Employee Transfer"), it being understood that Seller shall not be required to offer any monetary inducement to such employees to so cause such employees to become employees of a Company. Seller shall retain responsibility for (i) all claims incurred with respect to Transferred Employees and (ii) any benefit accrued under a Benefit Plan, or any other obligation of Seller arising, in each case, with respect to Transferred Employees, in each case (i) and (ii) for claims incurred, benefits accrued or obligations arising for the period prior to the Closing Date; it being understood that Seller may satisfy such liability by transferring to Liberty Life assets equal in market value to the Liabilities related to the Transferred Employees. For purposes of this Section 5.14(c), a claim shall be deemed to be incurred with respect to any employee benefit welfare plan, when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the employee becomes disabled.

     (d) As soon as practicable following the date hereof, Seller shall (i) change the sponsorship of any Benefit Plans designated by Buyer, including The Liberty Corporation Retirement and Savings Plan, as amended and restated (the "401(k) Plan"), so that such plans become sponsored by the Company designated by Buyer not later than the Closing and so that Seller and its remaining affiliates shall cease to be participating employers in any such plan effective as of the Closing; (ii) amend the 401(k) Plan so as to preclude any new contributions to or investments in the Seller stock fund following the Closing (the "Plan Transfer"); (iii) develop with Buyer employee communications regarding such changes; and (iv) transfer to the Companies and Company Subsidiaries, all payroll and personnel records relating to current and former employees of each Company and Company Subsidiary, including Transferred Employees, and such related information as may be reasonably required by Buyer.

     (e) All outstanding stock options held by employees of any Company and any Company Subsidiary and the Transferred Employees will become fully exercisable as of the Closing and all other equity based awards of such Persons will fully vest, and Seller shall take such action as is necessary to accomplish the foregoing.

     SECTION 5.15 Intercompany Agreements and Accounts. Except as otherwise provided in this Agreement or set forth in Schedule 5.15 of the Disclosure Schedule, Seller shall take all actions necessary to terminate prior to or concurrent with the Closing all Intercompany Agreements. From and after the date hereof, all Seller Parties shall conduct all transactions with any Company or any Company Subsidiary only in the Ordinary Course of Business. At least ten
(10) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a preliminary statement setting out in reasonable detail the calculation of all accounts (including all amounts owed or owing) between any Company or any Company Subsidiary, on the one hand, and Seller or any Seller Party, on the other hand, as of the Closing and, to the extent reasonably requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany accounts and transactions. At the Closing Seller shall deliver a final statement of the calculation of such accounts determined as of the Closing Date. Subject to Section 5.25, the net amount of such intercompany accounts as shown on such final statement shall be paid in full by cash payment from Seller to one or more of the Companies or from one or more of the Companies to Seller, as the case may be, prior to or concurrent with the Closing.

     SECTION 5.16 Additional Financial Statements. As soon as reasonably practicable after they become available, Seller or a Company shall furnish to Buyer any Financial Statements or Statutory Statements with respect to any period ending subsequent to March 31, 2000 and more than thirty (30) days prior to the Closing Date.

     SECTION 5.17 Ancillary Agreements.

     (a) Seller shall, and shall cause each Company and each Company Subsidiary and other relevant Seller Subsidiaries, as appropriate, to, execute and deliver (at the Closing) the Ancillary Agreements to be executed and delivered at the Closing by Seller and by such Subsidiary of Seller and shall perform, and cause its Subsidiaries to perform, their respective obligations under each Ancillary Agreement.

     (b) Buyer shall execute and deliver (at the Closing) the Ancillary Agreements to be executed and delivered by it at the Closing and shall perform, and cause its Subsidiaries to perform, its obligations under each Ancillary Agreement.

     (c) The parties hereto agree to work together from the date hereof through the Closing Date to reach agreement on the terms and conditions of a transitional services agreement (the "Services Agreement") pursuant to which Buyer shall cause the Companies and the Company Subsidiaries to provide to the Seller and its Subsidiaries, and Seller and its Subsidiaries (other than the Companies and Company Subsidiaries) shall provide to the Company and the Company Subsidiaries, certain transitional services for the period from and after the Closing Date to December 31, 2001.

     SECTION 5.18 Retention of Records.

     (a) Seller may retain (i) one copy of the materials included in the data room organized by Seller in connection with the Acquisition, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from others in connection with the Acquisition, (iii) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements or the Statutory Statements and (iv) one copy of any documentation relating to any action or suit involving both (x) a Company or Company Subsidiary and (y) the Seller or any of its Subsidiaries other than the Companies and Company Subsidiaries. Seller shall deliver to Buyer all other books and records relating to each Company and each Company Subsidiary and in its possession or control, and such books and records shall include all actuarial investigations, studies, audits, tests, reviews or other analyses conducted by, or relating to, Liberty Life, Liberty Bermuda or any Insurance Subsidiary, if any, in its possession or control.

     (b) Notwithstanding this Section 5.18, the parties' agreement with respect to books, records and files relating to Taxes is set forth in Section 7.4(b) hereof.

     SECTION 5.19 Liberty Mark. (a) Seller agrees that, from and after the date of this Agreement until the Closing Date, it will not (without the prior written consent of Buyer):

          (i) Enter into, terminate or make any adverse change in any Contract relating to the use of the Liberty mark as used in the Business; or

          (ii) Settle or authorize, commit or enter into any agreement to settle any claim, action or proceeding involving any restrictions with respect to the use of the Liberty mark.

     (b) Seller agrees that it will, and will cause its affiliates to, use its reasonable best efforts, but only to the extent consistent with Seller's past practices with respect to the Liberty mark, or if not consistent with Seller's past practices, then, upon request and at the expense of Buyer (so long as such steps do not adversely affect the use of the Liberty mark by the Seller other than in the Business), take all steps necessary to protect the value of the Liberty mark prior to the Closing Date, including maintaining all registrations relating to the Liberty mark, prosecution of all pending applications for trademark or service mark registration relating to the Liberty mark, opposing or continuing to oppose all third party applications for registration of confusingly similar trademarks or service marks and pursuing actions against all third parties that are infringing, misappropriating or diluting the Liberty mark, provided that Seller will not be required to register any unregistered trademarks or trade names unless such application to register is upon request and at the expense of Buyer and so long as such registration would not adversely affect the use of the Liberty mark by the Seller other than in the Business.

     SECTION 5.20 Forbearances of Seller and Buyer. Neither Buyer nor Seller shall knowingly take any action intended or reasonably likely to (i) result in any of the representations and warranties set forth in this Agreement and any Ancillary Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing, (ii) result in any of the conditions to the Acquisition set forth in
Section 6.1 not being satisfied, (iii) materially breach any of its covenants under this Agreement or any Ancillary Agreement, (iv) materially impede or delay the receipt of any approval or consent referred to in Section 5.4, or
(v), subject to the provisions of Sections 5.2 and 5.22 hereof, adversely affect the ability of either party to perform its obligations under this Agreement or any Ancillary Agreement.

     SECTION 5.21 Environmental Testing. Seller shall permit and assist Buyer in the performance of any environmental surveys, sampling and assessments of the Real Property and of the soil from the Real Property it deems appropriate for the purpose of identifying the presence on or in the Real Property of any Hazardous Substance in violation of any Environmental Law. Buyer shall pay all costs associated with such surveys, sampling and assessments.

     SECTION 5.22 Shareholder Approval.

     (a) Seller shall take, in accordance with South Carolina Law and the Restated Articles of Incorporation and By-Laws of Seller, all action necessary to convene an appropriate meeting of shareholders of Seller to consider and vote upon the approval of this Agreement and any other matters required to be approved by shareholders of the Seller for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including any adjournment or postponement thereof, the "Shareholders Meeting") as promptly as practicable after the Proxy Statement (as hereinafter defined) is cleared by the SEC.

     (b) Except as expressly permitted by this Section 5.22, the board of directors of Seller (i) shall at all times recommend approval of the Acquisition (and any other matters necessary for consummation of the transactions contemplated hereby and by the Ancillary Agreements) by Seller's shareholders and shall not withdraw or modify or propose publicly to withdraw, modify or qualify in a manner adverse to Buyer such recommendation and shall take all reasonable, lawful action to solicit such approval by the shareholders of Seller, (ii) shall not approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) shall cause Seller not to enter into any letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to an Acquisition Proposal and (iv) promptly after clearance of the Proxy Statement by the SEC, Seller shall mail the Proxy Statement to the shareholders of Seller. In connection with a bona fide Acquisition Proposal that is a Superior Proposal, the board of directors of Seller shall be excused from its obligations under clauses (i) to (iii) of this Subsection 5.22(b) and shall be permitted to withdraw, modify or qualify its recommendation to its shareholders if, but only if, (w) in the opinion of Seller's outside counsel, such withdrawal, modification or qualification is required in order for the board of directors of Seller to comply with its fiduciary duties under applicable Law, (x) Seller has given Buyer five (5) Business Days' prior notice of the receipt of such Acquisition Proposal and Seller's board of directors has considered in good faith and consistent with its fiduciary duties any proposed changes to this Agreement (if any) proposed by Buyer, (y) after taking into account any such proposed changes by Buyer, such Acquisition Proposal remains a Superior Proposal, and (z) Seller has fully and completely complied with its obligations under this Section 5.22, Sections
5.2 and the first sentence of Section 5.23(a) hereof; provided that nothing contained in this Section 5.22(b) shall permit Seller's board of directors to withdraw the proposal of this Agreement and the Acquisition to the shareholders of Seller.

     SECTION 5.23 Proxy Statement.

     (a) Seller shall prepare a proxy statement to be filed with the SEC in connection with this Agreement (the "Proxy Statement"). Each of Buyer and Seller agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Proxy Statement.

     (b) Each of Buyer and Seller agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders of Seller and at the time of the Shareholders Meeting, contain any statement, which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in the Proxy Statement or any amendment or supplement thereto. Each of Buyer and Seller further agrees that if it shall become aware prior to the Closing Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and Seller shall take the necessary steps to amend or supplement the Proxy Statement.

     (c) Buyer shall have the right to review in advance and to approve all the information relating to Buyer and any of its Subsidiaries proposed to appear in the Proxy Statement or any amendment or supplement thereto submitted to the SEC in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, Buyer shall act reasonably and as promptly as practicable.

     SECTION 5.24 Maintenance of Insurance.

     (a) From the date hereof through the Closing Date, Seller shall, with respect to the Companies and the Company Subsidiaries, and shall cause each of the Companies and Company Subsidiaries to, maintain in force (including necessary renewals thereof) the insurance obtained directly in its name or otherwise covering the Companies, the Company Subsidiaries and their respective officers and directors on the date hereof, except to the extent that such insurance may be replaced with materially equivalent policies appropriate to insure the assets, properties and business of the Companies and Company Subsidiaries to the same extent as currently insured.

     (b) Seller shall have provided written notice to all insurance companies providing insurance coverage as specified in Subsection (a) above of all circumstances or events that have or are likely to give rise to any claim under such coverage prior to Closing, with copies provided to Buyer.

     (c) For a period of three years following the Closing Date, Seller shall maintain the insurance coverage as specified in Section 5.24(a) for the benefit of the Companies, the Company Subsidiaries and their respective officers, directors and agents. In the event directors' and officers' liability coverage is terminated prior to the Closing or during the three year period, Seller shall obtain a run-off policy or policies providing coverage comparable thereto for the period to cover acts or omissions occurring prior to the Closing Date.

     SECTION 5.25 Transferred Property. Immediately prior to the Closing, (i) Seller shall convey to Liberty Life (or, if so notified by Buyer, to Buyer or Buyer's designee), by documents reasonably satisfactory to Buyer (including, without limitation, a special warranty deed (the "Deed")), good and marketable fee simple title, free of all liens and encumbrances other than Permitted Exceptions, to all plots, pieces and parcels of land located in whole or in part in the County of Greenville, State of South Carolina, and owned by Seller, together with all of Seller's easements, rights of way, privileges, appurtenances and other rights pertaining thereto, all buildings and improvements and fixtures thereon and in a separate bill of sale, together with all machinery, equipment and other articles of personal property located therein on the date hereof and used in relation to the Business or attached or appurtenant thereto, or located therein on the date hereof and used in connection therewith (collectively, the "Transferred Property") and (ii) Liberty Life shall deliver to Seller a satisfaction and release of the mortgage and any other security document held by Seller and encumbering the Transferred Property. The Deed shall be in recordable form, duly executed and acknowledged, shall have affixed thereto, at the Seller's sole cost and expense, any requisite surtax and documentary tax stamps, in proper amount, and shall be accompanied by a duly executed and sworn affidavit of title in the form attached hereto as Exhibit C.

     SECTION 5.26 Takeover Laws. No party hereto shall take any action with the intent or for the purpose of causing the transactions contemplated by this Agreement, the Ancillary Agreements, or any Voting Agreements (as defined below) to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary and reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement, the Ancillary Agreements from, or if necessary challenge the validity or applicability of, any Takeover Law, as now or hereafter in effect. The term "Voting Agreements" means the voting agreements to be entered into between Buyer and certain shareholders of Seller.

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

     SECTION 6.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Acquisition and to take the other actions contemplated by this Agreement and the Ancillary Agreements to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

     (a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), without giving effect to any supplement to the Disclosure Schedule (delivered to Buyer in accordance with Section 5.12 hereof) except for such failures and exceptions which, when taken together with all such other failures, have not had, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies. All references to the terms "material", "materially", "materiality", "in all material respects", "Material Adverse Effect" and similar qualifications as to materiality contained in any representation or warranty of Seller shall be ignored for purposes of applying the first sentence of this Section 6.1(a).

     (b) Covenants. All of the covenants, agreements, undertakings and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants, agreements, undertakings and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     (c) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a senior executive officer or officers of Seller, representing that the conditions referred to in Sections 6.1(a) and 6.1(b) hereof have been satisfied and the changes set forth in Section 6.1(j) hereof have not occurred.

     (d) No Action or Order. No Action shall have been brought by any Governmental Entity and no Order shall have been issued, which:

          (i) seeks to or does prohibit, prevent, restrain, delay or make illegal the Closing;

          (ii) seeks or imposes damages on Buyer, any Subsidiary of Buyer, or on any Company or Company Subsidiary in connection with the Closing or the consummation of any of the transactions contemplated hereby;

          (iii) questions the validity or legality of the Closing or of any of the transactions contemplated hereby; or

          (iv) seeks to impose conditions upon the ownership or operations of any Company or any Company Subsidiary or the operations of Buyer or any Subsidiary of Buyer (as a result of the consummation of the transactions contemplated hereby) that (x) has had, does have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies or (y) materially impairs (or would reasonably be expected to materially impair) the ability of Buyer to consummate the transactions contemplated hereby or (z) would reasonably be expected to have a material adverse effect on the economic benefits to Buyer arising from this Agreement.

     (e) Absence of Claims. There shall not have been made or threatened by any Person any claim (other than a frivolous claim) asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any Company or any Company Subsidiary.

     (f) Ministerial Approval; HSR Act; Consents. The approval of the Minister of Finance, Canada, to the investment, whether direct or indirect, by Buyer in the Companies shall have been obtained, the waiting period required by the HSR Act, and any extensions thereof obtained by request or other action by the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division, the applicable waiting periods under any insurance Laws shall have expired, and each of the Filings and Consents set forth in Sections 3.4 and 4.3, and in Schedule 3.4 of the Disclosure Schedule and
Schedule 4.3 of the Buyer Disclosure Schedule or otherwise required for consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been obtained and must be in full force and effect; provided that Buyer shall not be required to consummate the transactions contemplated hereby and in the Ancillary Agreements if, in the reasonable judgment of Buyer, any conditions or restrictions imposed by any Governmental Entity in connection with any such Consent (other than normal statutory conditions or restrictions imposed upon life insurance companies) materially impair (or could reasonably be expected to materially impair) the ability of Buyer to consummate the transactions contemplated hereby or thereby or could reasonably be expected to have a material adverse effect on the economic benefits to Buyer arising therefrom.

     (g) Third Party Consents. All consents of third parties (other than consents of Governmental Entities) to the transactions contemplated by this Agreement and the other Ancillary Agreements shall have been obtained and all applicable assignments effected, except for consents of such third parties the absence of which have not had, do not have and would not reasonably be expected to have a Material Adverse Effect on the Companies.

     (h) Opinion of Counsel. Buyer shall have received an opinion, dated as of the Closing Date, of Martha Williams, Esq., counsel for Seller and the Companies, concerning such legal matters relating to Seller, the Companies and the Acquisition as are customarily obtained in transactions of a type similar to the Acquisition and the other transactions contemplated by the Ancillary Agreements as Buyer may reasonably request.

     (i) No Material Adverse Effect. There shall not have occurred any change in the business, operations, properties, assets, or financial condition of any Company or any Company Subsidiary since the date of the Final Year End Statements that has had, does have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies, and no event has occurred or circumstance exists that, individually or in the aggregate, has had, does have or reasonably would be expected to have a Material Adverse Effect on the Companies.

     (j) Ratings. (i) The financial strength or claims-paying ability of Liberty Life shall be rated at least "A" by A.M. Best, and (ii) A.M. Best shall not have added the rating modifier "u" or otherwise have publicly announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of Liberty Life due to a recent event or abrupt change in its financial condition which may have negative rating implications, but to the extent the failure of the conditions set forth in clauses (i) and (ii) to be satisfied is caused by or resulting from either the proposal to declare or pay, or the declaration or payment of the Special Dividend or the announcement of the transactions contemplated hereby, such conditions shall be deemed to have been satisfied.

     (k) Shareholder Approval. This Agreement shall have been duly approved by two-thirds of all the votes entitled to be cast at the Shareholders Meeting in accordance with all applicable provisions of the South Carolina Law, other applicable Laws and the Restated Articles of Incorporation and By-Laws of Seller.

     (l) Ancillary Agreements. Seller shall have executed and delivered, or caused its affiliates or Subsidiaries to execute and deliver, to Buyer each of the Ancillary Agreements to which Seller or such affiliate or Subsidiary is a party.

     (m) Resignations of Directors. Buyer shall have received written resignations of each of the directors of each Company and each Company Subsidiary requested to do so in accordance with Section 2.2 hereof.

     (n) Other Documentation. Buyer shall have received such other documents, certificates, opinions or statements as Buyer and Seller shall reasonably agree.

     SECTION 6.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the Acquisition and to take the other actions contemplated by this Agreement and the Ancillary Agreements to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):

     (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date), without giving effect to any supplement to the Buyer Disclosure Schedule, except for such failures and exceptions which, when taken together with all such other failures, have not had, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to fulfill its obligations under this Agreement and the Ancillary Agreements. All references to the terms "material", "materially", "materiality", "in all material respects", "Material Adverse Effect" and similar qualifications as to materiality contained in any representation or warranty of Buyer shall be ignored for purposes of applying the first sentence of this Section 6.2(a).

     (b) Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants, agreements, undertakings and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     (c) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a senior executive officer or officers of Buyer, representing that the conditions referred to in Sections 6.2(a) and 6.2(b) hereof have been satisfied.

     (d) No Action or Order. No Action shall have been brought by any Governmental Entity and no Order shall have been issued, which:

          (i) seeks to or does prohibit, prevent, restrain, delay or make illegal the Closing;

          (ii) seeks or imposes damages on Seller or any Subsidiary of Seller (other than a Company or Company Subsidiary) in connection with the Closing or the consummation of any of the transactions contemplated hereby; or

          (iii) questions the validity or legality of the Closing or of any of the transactions contemplated hereby.

     (e) Ministerial Approval; HSR Act; Consents. The approval of the Minister of Finance, Canada, to the investment, whether direct or indirect, by Buyer in the

Companies shall have been obtained, the waiting period required by the HSR Act, and any extensions thereof obtained by request or other action by the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and/or the Antitrust Division, the applicable waiting periods under any insurance Laws shall have expired, and each of the Filings and Consents set forth in Sections 3.4, 4.3, and in Schedule 3.4 of the Disclosure Schedule and
Schedule 4.3 of the Buyer Disclosure Schedule or otherwise required for consummation of the transactions contemplated by this Agreement shall have been obtained and must be in full force and effect.

     (f) Shareholder Approval. This Agreement shall have been duly approved by the two-thirds of all the votes entitled to be cast at the Shareholders Meeting required in accordance with all applicable provisions of the South Carolina Law, other applicable Laws and the Restated Articles of Incorporation and By-Laws of Seller.

     (g) Ancillary Agreements. Buyer shall have executed and delivered to Seller each of the Ancillary Agreements to which Buyer is a party.

     (h) Other Documentation. Seller shall have received such other documents, certificates, opinions or statements as Seller and Buyer may reasonably agree.

                                  ARTICLE VII
                                  TAX MATTERS

     SECTION 7.1 Liability for Taxes and Related Matters.

     (a) Seller shall be liable for and shall indemnify Buyer and each Buyer Indemnified Person (as defined in Section 9.2 hereof) for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included any Company or any Company Subsidiary and Taxes resulting from any Company or any Company Subsidiary ceasing to be a member of any affiliated, combined or consolidated group of which such Company or such Company Subsidiary is now a member or attributable to the election to be made under Section 338(h)(10) of the Code and any state, local or foreign law equivalents) (i) imposed on any Company or any Company Subsidiary, or for which any Company or any Company Subsidiary may otherwise be liable, for any Pre- Closing Tax Period, including without limitation, any Taxes triggered by a dividend of shares pursuant to Section 5.9 of this Agreement, the dividends contemplated by Section 3.7(b) of this Agreement or pursuant to Section 338(h)(10) of the Code (and including any Taxes on Phase III income as a result of an election made under Section 338), provided that with respect to Taxes for Pre-Closing Tax Periods not reported on a consolidated, combined or unitary basis with Seller, Seller shall be obligated to indemnify


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


Buyer and the Buyer Indemnified Persons only to the extent such Taxes are in excess of the respective Liability for such Taxes as set forth in the Financial Statements of the Companies and Company Subsidiaries as of December 31, 1999,
(ii) imposed with respect to any corporation (other than any Company or any Company Subsidiary) that was a member of an affiliated, combined or consolidated group of which any Company or any Company Subsidiary was a member prior to the Closing Date, for any taxable year, or (iii) attributable to Seller's breach of any representation, warranty or covenant contained in
Section 3.9 hereof or this Article VII of this Agreement, provided that Seller shall be obligated to indemnify Buyer and the Buyer Indemnified Persons for matters covered by the indemnity provisions of Section 7.11 hereof only to the extent provided in and pursuant to Section 7.11 hereof. Seller shall be entitled to any refund of Taxes of any Company or any Company Subsidiary (net of Taxes payable by such Company or such Company Subsidiary thereon) received in respect of any Pre-Closing Tax Period except to the extent such refund (i) relates to Taxes for Pre-Closing Tax Periods not reported on a consolidated, combined or unitary basis with Seller, and (ii) is not in excess of the respective Tax Liability set forth on the Financial Statements provided pursuant to Section 3.6 hereof.

     (b) Buyer shall be liable for and shall indemnify Seller for all Taxes of any Company or any Company Subsidiary (other than Taxes for which Seller is responsible pursuant to Section 7.1(a) hereof) for any Post-Closing Tax Period. Buyer shall be entitled to any refund of Taxes of any Company or any Company Subsidiary received in respect of any Post-Closing Tax Period except to the extent such refund relates solely to Taxes for which Seller has indemnified Buyer or a Buyer Indemnified Party.

     (c) Whenever it is necessary for purposes of this Section 7.1 to determine the liability for Taxes of any Company or any Company Subsidiary for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made by assuming that such Company or such Company Subsidiary had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

     (d) Any payment by Buyer to Seller, or by Seller to Buyer, under this Agreement (other than interest payments) shall be treated by the parties as an adjustment to the Purchase Price paid to or received by such party, as the case may be.

     (e) Buyer shall be liable for all transfer, documentary, sales, use, stamp, registration and similar taxes arising from the Acquisition and the transactions contemplated herein, other than transfer taxes arising from the transfer of the Real Property pursuant to Section 5.25 of this Agreement.


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     (f) The indemnities provided in this Section 7.1 shall continue until the expiration of the applicable statute of limitations and are not subject to any limitations on time for notice of claim set forth in Article IX.

     SECTION 7.2 Tax Returns and Reports.

     (a) Seller shall prepare and file or cause to be filed (i) all Tax Returns that are required to be filed on or before the Closing Date with respect to each Company and each Company Subsidiary for taxable periods ending on or before the Closing Date, and (ii) all income Tax Returns that are required to be filed after the Closing Date on a combined or consolidated basis with Seller, with respect to each Company and each Company Subsidiary for taxable periods ending on or before the Closing Date. Unless otherwise required by applicable Law, any such Tax Return shall be prepared on a basis consistent with past practice.

     (b) Buyer shall prepare and file or cause to be filed all Tax Returns that are required to be filed by or with respect to each Company and each Company Subsidiary after the Closing Date other than income Tax Returns described in
Section 7.2(a) hereof and shall remit any Taxes due in respect of such Tax Returns. With respect to any Tax Return that covers a taxable year or period beginning before and ending after the Closing Date, Buyer shall provide a copy of such Tax Return to Seller at least thirty (30) days prior to the due date (including applicable extensions) for the filing thereof, and Seller shall have the right to approve (which approval shall not be unreasonably withheld or delayed) such Tax Return to the extent that it relates to the portion of the taxable year or period ending on the Closing Date. Seller shall pay Buyer the amount of any Taxes for which Seller is liable pursuant to Section 7.1(a) hereof but which are payable with Tax Returns to be filed by Buyer pursuant to this Section 7.2(b) within ten (10) days prior to the due date for the filing of such Tax Returns.

     (c) With respect to the taxable year of each Company and each Company Subsidiary ending on December 31, 1999 and any subsequent taxable year of any Company or any Company Subsidiary ending on or prior to the Closing Date, Buyer shall promptly cause the Companies to prepare and provide to Seller a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of each Company and each Company Subsidiary.

     (d) Nothing in this Section 7.2 shall reduce Seller's obligations under
Section 7.1(a) hereof.


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     SECTION 7.3 Contest Provisions.

     (a) Buyer shall promptly (and in any event within fifteen (15) Business
Days) notify Seller in writing upon receipt by Buyer, any of its affiliates or any Company or any Company Subsidiary of notice of any pending or threatened Federal, state, local or foreign audits or assessments relating to Taxes which may affect the Tax liabilities of any Company or any Company Subsidiary for which Seller would be required to indemnify Buyer pursuant to Section 7.1(a) hereof; provided, however, that no failure or delay in giving any such notice shall relieve Seller of its obligations under this Agreement. Seller shall have the sole right to represent the Companies' interests in any audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided that with respect to any Company or Company Subsidiary for which Buyer and Seller have not made a valid election under Code Section 338(h)(10), Buyer shall be given notice of, and have the right to monitor all proceedings and to review in advance and comment on all submissions made by Seller in connection therewith. Notwithstanding the foregoing, Seller agrees not to take any position or enter into any agreement, settlement or arrangement related to the treatment under the Code of any insurance or annuity policies, plans, or contracts, any financial products and any similar related policies, contracts, plans or products, whether individual, group or otherwise issued, entered into or sold by Liberty Life, Liberty Bermuda or any Insurance Subsidiary that is inconsistent with the intended treatment under the Code of such polices, plans, contracts or products or take any other action that would affect their intended treatment under the Code without the consent of Buyer, which consent shall not be unreasonably withheld.

     (b) Seller shall be entitled to participate at its own expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to Section 7.1(a) hereof and, with the written consent of Buyer, and at its sole expense, may assume the entire defense of such claim. None of Buyer, the Companies or the Company Subsidiaries may agree to settle any claim for Taxes for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 7.1(b) hereof without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

     SECTION 7.4 Cooperation; Records.

     (a) After the Closing Date, each of Seller and Buyer shall:

          (i) assist (and cause their respective affiliates to assist) the other party as necessary in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section
     7.2 hereof;


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


          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Company or any Company Subsidiary and in administering this Agreement;

          (iii) make available to the other party and to any taxing authority as reasonably requested all books and records, documents, financial, operating and accounting data and other information relating to Taxes of each Company and each Company Subsidiary;

          (iv) provide timely notice to the other party in writing of any pending or threatened audits or assessments of any Company or any Company Subsidiary for taxable periods for which the other party may have a liability under this Article VII;

          (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and

          (vi) execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article VII.

     (b) Each of Seller, Buyer and its Subsidiaries, the Companies and the Company Subsidiaries shall retain or cause to be retained all Tax Returns, schedules, workpapers, and all material books and records or other documents relating thereto, until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) for the taxable years to which such Tax Returns and other documents relate or as otherwise required by any record retention agreement with any taxing authority that relates to any Company or any Company Subsidiary. Prior to transferring, discarding or destroying any such Tax Returns, records or other documents relating to any Pre-Closing Tax Period, Seller or Buyer as the case may be shall notify the other and, if the other so requests, provide the other with the opportunity to take possession of such Tax Returns, records or documents solely at the other's expense.

     SECTION 7.5 Disputes. If Seller and Buyer cannot agree on any calculation required to be made under this Article VII with respect to any Pre-Closing Tax Period, such calculation shall be made by an independent public accounting firm of national standing selected by Seller and reasonably acceptable to Buyer. The decision of such firm shall be final and binding, and the fees and expenses charged or incurred by it in connection with such calculation shall be shared equally by Seller and Buyer.


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


     SECTION 7.6 Section 338(h)(10) Election.

     (a) At the request of Buyer, Seller shall make a joint election with Buyer under Section 338(h)(10) of the Code (and under any similar provisions of state, local or foreign law) with respect to the purchase of the Shares of those Companies and Company Subsidiaries for which Buyer wishes to make such an election. Seller represents that its sale of the Shares is eligible for, and Buyer represents that it is qualified to make, such election. If the election will be made, Seller and Buyer shall, on the Closing Date (or such later date as may be determined by Buyer), exchange completed and executed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state, local or foreign forms. If any changes are required in these forms as a result of information that is first available after the Closing Date, the parties will promptly agree on such changes.

     (b) If an election will be made under Section 338(h)(10) of the Code, Buyer shall, as promptly as practical following the Closing Date, prepare a schedule showing the allocation of the purchase price among the assets of each of the Companies and Company Subsidiaries that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code (or any corresponding election under state, local or foreign law), after giving effect to the allocations described in Section 7.7 below. Buyer shall provide Seller with a reasonable opportunity to review and comment upon the allocation schedule. Such allocation shall be made in accordance with all relevant provisions of the Code and shall be subject to the consent of Seller, which shall not be unreasonably withheld or delayed. Seller and Buyer shall use the asset values determined from such allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement.

     SECTION 7.7 Allocation. The Purchase Price shall be allocated among the Shares and the Seller Intellectual Property, as specified by Buyer and agreed to by Seller and attached hereto as Schedule 7.7. Seller and Buyer shall use such allocation (after giving effect to the allocations under Section 7.6(b)) for purposes of all reports and returns with respect to Taxes.

     SECTION 7.8 Termination of Tax Allocation Agreements.

     (a) Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any member of Seller's Group and any of the Companies or the Company Subsidiaries shall be terminated as to the Companies and the Company Subsidiaries as of the Closing Date, and no payments which are owed by or to any of the Companies or the Company Subsidiaries pursuant thereto shall be made thereunder.

     (b) From the date hereof until Closing, the Companies shall pay to Seller their share of any quarterly estimated income Taxes related to any federal, state or local


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


income Tax Liabilities reported on a consolidated, combined or unitary basis with Seller with respect to Pre-Closing Tax Periods. The amount of such share of estimated taxes shall be calculated on a basis that is consistent with past practice and the principles of the Tax Liability Allocation Agreement, provided that such estimate shall not take into account the effects of any Section 338(h)(10) election (or any similar provision of state or local law and including any Taxes on Phase III income as a result of an election under
Section 338) made with respect to any of the Companies or Company Subsidiaries, any dividend of shares pursuant to Section 5.9 of this Agreement, or the dividends contemplated by Section 3.7(b) of this Agreement or the sale of any assets for the purpose of funding the Special Dividend contemplated by Section 3.7(b) (other than in the Ordinary Course of Business). With respect to any Tax Returns for Pre-Closing Tax Periods beginning no earlier than January 1, 1999 that are to be filed by Seller prior to the Closing Date, the Companies and Company Subsidiaries shall pay to Seller the Tax Sharing Amount for such period. Within ten (10) Business Days after filing a final income Tax Return for the Pre-Closing Period, Seller shall provide Buyer with its calculation of the Companies' and Company Subsidiaries' Tax Sharing Amount and all documentation reasonably necessary for Buyer to confirm such calculations. With respect to Tax Returns for Pre-Closing Tax Periods that are to be filed by Seller after the Closing Date, within ten (10) Business Days after filing a final income Tax Return for the Pre-Closing Period, Seller shall provide Buyer with its calculation of the Companies' and Company Subsidiaries' Tax Sharing Amount and all documentation reasonably necessary for Buyer to confirm such calculations. If Buyer disagrees with Seller's calculation, it must so notify Seller within fifteen (15) Business Days of receiving all of the required documentation. If Buyer so notifies Seller, Buyer and Seller shall promptly choose an independent accounting firm, reasonably acceptable to both parties, to calculate the Tax Sharing Amount. The cost of such services shall be allocated equally between the parties. Each of Buyer and Seller shall cooperate with and provide all necessary information to the accounting firm and the determination of the accounting firm shall be final and binding on the parties. If Buyer does not notify Seller of its disagreement within the prescribed time, Seller's determination shall be final and binding on Buyer. If the total amount paid for estimated Taxes by the Companies and Company Subsidiaries exceeds the Tax Sharing Amount, Seller shall pay to Buyer the difference between the amount paid for estimated Taxes and the Tax Sharing Amount within five (5) business days of when a determination has become final. If the total amount paid for estimated Taxes is less than the Tax Sharing Amount, Buyer shall pay to Seller an amount equal to the difference between the amount paid for estimated Taxes and the Tax Sharing Amount within five (5) business days of when a determination has become final.

     SECTION 7.9 Section 1445. At the Closing, Seller shall deliver to Buyer an affidavit of Seller, in a form reasonably satisfactory to Buyer, stating under penalties of perjury the Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.


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


     SECTION 7.10 Survival of Obligations. Except as otherwise provided in
Section 7.1(f) the obligations of the parties set forth in this Article VII shall be unconditional and absolute and shall remain in effect until all applicable statutes of limitations have expired. The limitations contained in
Section 9.4 shall not apply to any indemnification obligations under Section
7.1 or 7.11.

     SECTION 7.11 Indemnification for Sections 7702, 7702A, 72, 101(f) and 817(h) Liability. Seller shall indemnify Buyer and each Buyer Indemnified Person from, against and in respect of one half of all costs arising from or in connection with (i) any life insurance Contract or annuity Contract issued, entered into, reinsured, or sold by Liberty Life, Liberty Bermuda or any Insurance Subsidiary failing, at any time prior to Closing, to qualify as a life insurance contract or annuity contract as applicable under the federal Tax laws including, without limitation, under Sections 72, 101(f), 817(h) and 7702 of the Code and their underlying regulations, and (ii) any life insurance Contract issued, entered into, reinsured, or sold by Liberty Life, Liberty Bermuda or any Insurance Subsidiary qualifying at any time prior to Closing as a modified endowment contract within the meaning of 7702A of the Code (each event described in clause (i) or (ii) hereinafter referred to as a "Contract Failure"). For purposes of this Section 7.11 costs arising from or in connection with a Contract Failure include, without limitation, all amounts paid or incurred to remedy any such Contract Failure including: (a) all amounts paid pursuant to any closing agreements entered into with the Internal Revenue Service (or any other taxing authority) with respect to any Contract Failure as well as all related expenses (including reasonable legal fees and expenses of counsel), (b) to the extent that Buyer is unable or unwilling to enter into a closing agreement with the Internal Revenue Service (or any other taxing authority) that eliminates the Tax liability of its policyholders arising from such Contract Failure, all amounts paid to policyholders to reimburse them for their Tax liability arising from such Contract Failure as well as all expenses incurred to arrange and administer such payments (including reasonable legal fees and expenses of counsel) and (c) the costs of any other reasonable method by which Buyer may choose to compensate such policyholders for Taxes arising from a Contract Failure, provided that (i) Seller shall only be obligated to indemnify Buyer and the Buyer Indemnified Persons under this Section 7.11 to the extent that such costs exceed the amount set forth in Schedule 7.11 of the Disclosure Schedule and (ii) Seller's maximum liability under this Section 7.11 shall be limited to $2,500,000. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary set forth in this Agreement, the indemnity provided in this Section 7.11 shall be the sole remedy of the Buyer and the Buyer Indemnified Persons for any costs arising from or in connection with a Contract Failure, including without limitation, any damages arising from or in connection with the breach of any of the representations and warranties set forth in Section 3.20(c)(ii), (iii), (v) or (vi) and, solely to the extent any such damages arise from or in connection with a Contract Failure and therefore are indemnifiable under this Section 7.11 (or would be indemnifiable under this Section but for the limitation in the proviso to the preceding sentence), a breach of any of the representations and warranties set forth in
Section 3.20(c)(i) and Section 3.12.


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


                                  ARTICLE VIII
                                  TERMINATION

     SECTION 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the Acquisition contemplated hereby will be terminated, in cases (a) through (f) below, by written notice given at any time prior to the Closing (whether before or after the date of approval by the shareholders of Seller), and automatically, in case (g) below:

          (a) by mutual written consent of Buyer and Seller;

          (b) by either Buyer or Seller, if the Closing has not occurred on or before December 31, 2000 (the "Stated Termination Date"); provided that the Stated Termination Date shall be automatically extended for three months if, on December 31, 2000 (i) any of the Consents of Governmental Entities described in Section 3.4 have not been obtained or waived, (ii) each of the other conditions to the consummation of the Acquisition has been satisfied or waived or remains capable of satisfaction and (iii) any such Consent that has not yet been obtained is being pursued diligently and in good faith; provided further that the right to terminate this Agreement shall not be available to any party whose breach of any provision of this Agreement shall have proximately contributed to the failure of the Closing to have occurred by such time;

          (c) by either Buyer or Seller, if a material breach of any provision of this Agreement has been committed by the other party, such breach has not been waived and, if such breach is capable of being cured, the other party has not cured such breach fifteen (15) Business Days following receipt of notice of such breach from either Buyer or Seller, as the case may be; provided, however, that termination pursuant to this Section 8.1(c) shall not relieve the breaching party of liability for such breach or otherwise;

          (d) by either Buyer or Seller, if any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Order, or taken any other action restraining, enjoining, disapproving, denying or otherwise prohibiting the Acquisition or the consummation of any other transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party that has failed to fully comply with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such Order;

          (e) by either Buyer or Seller, if the approval of the shareholders of Seller shall not have been obtained at the Shareholders Meeting;

          (f) by Buyer, if the board of directors of Seller shall have failed to recommend or shall have withdrawn or adversely modified or qualified its recommendation of this Agreement, shall have failed to reconfirm its recommendation of this Agreement within five business days after a written request by Buyer to do so, or shall have recommended to shareholders of Seller an Acquisition Proposal; or

          (g) at any time prior to the shareholder approval of this Agreement, automatically if (i) Seller is not then in violation of Sections 5.2 and
     5.22 and of the first sentence of Section 5.23 (a) and (ii) Seller is entering into a legally binding agreement to give effect to a Superior Proposal.

     SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 of this Agreement, this Agreement (other than Section 5.8 (Expenses), Section 8.3 (Termination Fee),
Section 10.5 (Governing Law) and Section 10.6 (Consent to Jurisdiction; Waiver of Jury Trial) hereof which shall remain in full force and effect) shall forthwith become null and void and no party hereto (or any of their respective Representatives or Related Persons) shall have any Liability or further obligation to any other party hereto, except as provided in this Section 8.2; provided, however, that if this Agreement is terminated by a party because of the deliberate or intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's deliberate or intentional failure to fully comply with its obligations under this Agreement, the terminating party's rights to pursue all legal remedies will survive such termination unimpaired.

     SECTION 8.3 Termination Fee.

     (a) Seller will pay Buyer a fee (the "Termination Fee") as follows:

          (i) $20,000,000, if (i) Buyer terminates this Agreement pursuant to
     Section 8.1(f) or (ii) this Agreement is terminated pursuant to Section 8.1(g), in each case payable within three (3) Business Days of such termination.

          (ii) $20,000,000, if, after an Acquisition Proposal has been made or an Acquisition Event has occurred, this Agreement is terminated (other than as a Sell- Side Termination (as defined below)), and within one year after such termination an Acquisition Transaction (as defined below) occurs, as long as such Acquisition Transaction has the effect of transferring, directly or indirectly, a material portion of, any of the Business, the aggregate assets of the Companies and the Company

     Subsidiaries, or the Shares, which fee shall be payable immediately upon such occurrence.

          (iii) $5,000,000, if no Acquisition Proposal has been made and no Acquisition Event has occurred prior to this Agreement being terminated, this Agreement is terminated (other than as a Sell-Side Termination) and within one year after such termination, in each case, an Acquisition Transaction occurs, as long as such Acquisition Transaction has the effect of transferring, directly or indirectly, a material portion of, any of the Business, the aggregate assets of the Companies and the Company Subsidiaries, or the Shares, which fee shall be payable immediately upon such occurrence.

     It is understood that Seller shall not be required to pay Buyer under more than one of Subsections 8.3(a) (i), 8.3(a)(ii) and 8.3(a)(iii).

     (b) Seller will also reimburse Buyer for Buyer's actual out-of-pocket expenses incurred in connection with this Agreement upon receipt of reasonable supporting documentation and the transactions contemplated hereby, up to a maximum of $3,000,000, such reimbursement being due upon termination of this Agreement pursuant to Section 8.1(e). The amount of reimbursement will be credited against any fee that becomes payable pursuant to Subsections (a)(i),
(a)(ii) or (a)(iii).

     (c) For purposes of this Section 8.3, the following definitions apply:

     "Acquisition Event" means:

          (i) Seller or any of the Seller Subsidiaries without having received Buyer's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than Buyer or any of the Buyer Subsidiaries or the board of directors of Seller shall have recommended that the shareholders of Seller approve, accept or tender their shares in response to any Acquisition Transaction or Acquisition Proposal with any person other than Buyer or any Buyer Subsidiary.

          (ii) (A) Any person (other than Buyer or any Buyer Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of twenty (20) percent or more of the outstanding shares of Seller Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), or (B) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Buyer or any Buyer Subsidiary is a member, shall have been formed that beneficially owns ten (10) percent or more of the Seller Common Stock then outstanding; or

          (iii) Any person (other than Buyer or any Buyer Subsidiary) shall have made a proposal to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Buyer or any Buyer Subsidiary shall have commenced, or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any issued and outstanding shares of common stock of Seller such that, upon consummation of such offer, such person would own or control twenty (20) percent or more of the then outstanding shares of Seller Common Stock).

     "Acquisition Transaction" means any transaction or series of related transactions described or referred to in the definition of "Acquisition Proposal" in Section 5.2 hereof.

     "Sell-Side Termination" means a termination of this Agreement (x) by Seller pursuant to Section 8.1(c) or (y) by Seller pursuant to Section 8.1(d) as a result of Buyer's failure fully to comply with its obligations described in the proviso to such Section.

                                   ARTICLE IX
                           INDEMNIFICATION; REMEDIES

     SECTION 9.1 Survival. Notwithstanding (a) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (b) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (c) the Closing hereunder:

          (i) All of the representations and warranties of the parties contained in this Agreement, any Ancillary Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement or any Ancillary Agreement shall survive the Closing until March 31, 2002, except for the representations and warranties contained in (A)
     Section 3.2 (Capitalization) and Section 3.34 (Disclosure) (as it relates to the foregoing Section), each of which shall survive the execution and delivery of this Agreement and the Closing indefinitely, and (B) Section
     3.9 (Taxes) and Section 3.34 (Disclosure) (as it relates to the foregoing Section), which shall survive the execution and delivery of this Agreement and the Closing until the expiration of all relevant statutes of limitations.

          (ii) All of the covenants, agreements, undertakings and obligations of the parties contained in this Agreement, any Ancillary Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party or parties entitled to such performance.

     No claim for indemnification, reimbursement or any other remedy pursuant to Section 9.2 or 9.3 hereof may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in clause (i) of this Section 9.1; provided, however, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing (setting forth in reasonable detail the factual and contractual bases upon which such party is entitled to indemnification under this Agreement) of a claim for indemnification under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX notwithstanding such expiration date.

     SECTION 9.2 Indemnification and Reimbursement by Seller. Subject to
Section 7.1, Section 7.11 and Section 9.4 hereof, from and after the Closing, Seller shall indemnify and hold harmless Buyer, each Company and each Company Subsidiary, and their respective successors, assigns, stockholders, controlling Persons, Related Persons and the Representatives of each of them (collectively, the "Buyer Indemnified Persons") from and against, and shall reimburse Buyer and the Buyer Indemnified Persons for, any and all losses, Liabilities, Actions, deficiencies, diminution of value, expenses (including costs of investigation and defense and reasonable attorneys' and accountants' fees and expenses), or damages (including punitive damages) of any kind or nature whatsoever, whether or not involving a third-party claim (collectively, "Damages"), incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with (but in each case excluding (i) any such Damages relating to Taxes (as to which indemnification is provided under Section 7.1), (ii) indemnification for any facts or circumstances as to which indemnification is provided pursuant to
Section 7.11 hereof and (iii) the amount of any such Damages to the extent that such Damages do not exceed a reserve established in respect thereof as reflected in the March 31, 2000 Quarterly Statements):

          (a) Any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement, any Ancillary Agreement, the Disclosure Schedule, or any other certificate or document delivered by, or on behalf of, Seller pursuant to this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Buyer;

          (b) Any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Seller or a Company or Company Subsidiary set forth in this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Buyer; and

          (c) Any Damages relating to an Excluded Subsidiary, including without limitation, arising out of a Company or Company Subsidiary's ownership, prior to the Closing, of any securities of an Excluded Subsidiary.

For purposes of this Article IX and for purposes of determining whether Buyer is entitled to indemnification from Seller pursuant to Section 9.2(a) hereof, any breach of or inaccuracy in any representation or warranty of Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

     SECTION 9.3 Indemnification and Reimbursement by Buyer.

     (a) From and after the Closing, Buyer shall indemnify and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred thereby or caused thereto, directly or indirectly, based on, arising out of, resulting from, relating to, or in connection with: (i) any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement, the Buyer Disclosure Schedule or any other certificate or document delivered by, or on behalf of, Buyer pursuant to this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Seller, or (ii) any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Buyer set forth in this Agreement or any Ancillary Agreement, other than those, if any, that have been waived in writing by Seller.

     For purposes of this Article IX and for purposes of determining whether Seller is entitled to indemnification from Buyer pursuant to Section 9.3(a)(i) hereof, any breach of or inaccuracy in any representation or warranty of Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

     (b) If the Closing occurs, Buyer shall have no Liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant, agreement, undertaking or obligation to be performed and complied with prior to the Closing Date, unless on or before the Closing Date Buyer is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

     SECTION 9.4 Limitations on Amount - Seller.

     (a) Seller shall not be liable for Damages arising in connection with its indemnification obligations under Section 9.2(a) and (b) hereof until the amount of such Damages exceeds $18,000,000 in the aggregate. If the aggregate amount of such Damages exceeds $18,000,000, Seller shall be liable for the amount of such Damages in excess of $18,000,000.

     (b) Seller's maximum liability for Damages arising in conjunction with its indemnification obligations under Section 9.2(a) and (b) hereof shall be an amount equal to one half of the sum of (i) the Purchase Price and (ii) the Special Dividend.

     SECTION 9.5 Limitations on Amount - Buyer.

     (a) Buyer shall not be liable for Damages arising in connection with its indemnification obligations under Section 9.3 hereof until the amount of such Damages exceeds $18,000,000 in the aggregate. If the aggregate amount of such Damages exceeds $18,000,000 Buyer, shall be liable for the amount of such Damages in excess of $18,000,000.

     (b) Buyer's maximum liability for Damages arising in conjunction with its indemnification obligations under Section 9.3 hereof shall be an amount equal to one half of the sum of (i) the Purchase Price and (ii) the Special Dividend.

     SECTION 9.6 Notice and Payment of Claims.

     (a) Notice. The party entitled to indemnification pursuant to this Article IX (the "Indemnitee") shall promptly notify the party liable for indemnification pursuant to this Article IX (the "Indemnifying Party") and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Damages that the Indemnitee shall have determined to have given or may give rise to a claim for indemnification hereunder and such other information and documentation as may be reasonably requested by the Indemnifying Party, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnitee which the Indemnifying Party reasonably determines to be related to such claim. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that it is prejudiced by the Indemnitee's failure to give such notice.

     (b) Payment. In the event an action for indemnification under this Article IX shall have been finally determined, the amount of such final determination, subject to the limitations of Sections 9.4 and 9.5, shall be paid to Seller or Buyer, as the case may be, on demand in immediately available funds. An action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of this Article IX when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Order shall have been entered.

     (c) Interest. Any amounts not paid when due pursuant to this Article IX shall bear interest from the date thereof until the date paid at a rate equal to the prime rate of Wachovia Bank, N.A.

     SECTION 9.7 Procedure for Indemnification - Third Party Claims.

     (a) Upon receipt by an Indemnitee of notice of the commencement of any Action by a third party (a "Third Party Claim") against it, such Indemnitee shall, if a claim is to be made against an Indemnifying Party under this
Article IX, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, but in no event later than ten (10) days after the Indemnitee shall have received notice of such Third Party Claim, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party is prejudiced by the Indemnitee's failure to give such notice.

     (b) If a Third Party Claim is brought against an Indemnitee and it gives proper notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party will be entitled to participate in such Third Party Claim (unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate) and, to the extent that the Indemnifying Party elects to assume the defense of such Third Party Claim and appoint lead counsel reasonably satisfactory to the Indemnitee and provides notice to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as it conducts such defense in a reasonable manner, be liable to the Indemnitee under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third Party Claim, other than reasonable costs of investigation.

     If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise, discharge or settlement of, or admission of Liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) the Indemnifying Party shall have no Liability with respect to any compromise or settlement of such claims effected without its written consent (which consent shall not be unreasonably withheld or delayed); and (iii) the Indemnitee shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate, at the Indemnitee's sole expense, in such defense, with counsel selected by it. If proper notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not give timely notice to the Indemnitee, but in no event later than twenty (20) days after the Indemnitee's notice is given, of its election to assume the defense of such Third Party Claim (or if the Indemnitee is not entitled to assume such defense pursuant to the first paragraph of this subsection (b)), the Indemnifying Party shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnitee to which the Indemnifying Party has consented (which consent shall not be unreasonably withheld or delayed), and the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel employed by the Indemnitee, which shall be promptly reimbursed for any such fees and expenses, as and when incurred.

     (c) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against the Indemnitee for purposes of any claim that the Indemnitee may have under this Agreement with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

     (d) Each party shall cooperate, and cause their respective Related Persons to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     SECTION 9.8 Tax Effect of Indemnification Payments. Seller and Purchaser agree that any payment made under Article IX hereof will be treated by the parties on their Tax returns as an adjustment to the Purchase Price.

     SECTION 9.9 Remedies Exclusive. Absent a good faith claim of fraud or wilful misconduct, the rights accorded to any Indemnitee under this Agreement shall be the exclusive remedy available to such Indemnitee for any breach or alleged breach of any representation, warranty, or covenant or any other claim under or arising out of this Agreement or the transactions contemplated hereby. Buyer acknowledges that absent fraud, misrepresentation, nondisclosure or any breach of this Agreement, the indemnification rights provided under this
Article IX constitute Buyer's sole remedy with respect to any release of any Hazardous Substance prior to Closing and Buyer waives any cause of action it may have under CERCLA with respect to such release.

                                   ARTICLE X
                                 MISCELLANEOUS

     SECTION 10.1 Assignments; Successors; No Third Party Rights. Neither party may assign any of its rights under this Agreement (including by merger or other operation of law) without the prior written consent of the other parties hereto (which may not be unreasonably withheld or delayed), and any purported assignment without such consent shall be void, except that Seller hereby agrees that Buyer may assign all and/or any of its rights under this Agreement or any Section of this Agreement to one or more wholly owned Subsidiaries of Buyer but any assignment will not relieve Buyer of its obligations under this Agreement. In particular, one or more such Subsidiaries of Buyer may receive certain of the Shares, the Transferred Property and/or the Seller Intellectual Property. Upon Buyer's sale, disposition or other transfer, in whole or in part, of the Business or assets or properties of any Company or any Company Subsidiary, Seller hereby agrees that Buyer may assign, in whole or in part, any of Buyer's indemnification rights related thereto set forth in Section 7.1, 7.11 or
Article IX hereof without the consent of Seller. Subject to the foregoing, this Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of the parties hereto and their successors and permitted assigns and the parties indemnified pursuant to Article IX hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, other than any Person entitled to indemnity under Article IX hereof. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

     SECTION 10.2 Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits hereto, the Ancillary Agreements, the Confidentiality Agreement, dated March 1, 2000, between Buyer and Seller (the "Confidentiality Agreement"), and the other agreements and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof, constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Related Person or Representative of any party hereto.

     SECTION 10.3 Amendment or Modification. This Agreement may be amended or modified only by written instrument signed by the parties hereto.

     SECTION 10.4 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon electronic confirmation of a facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

     (a) If to Buyer:

         Royal Bank of Canada
         200 Bay Street
         Royal Bank Plaza
         Toronto, Ontario M5J 2J5
         Facsimile: 416-974-0081
         Attention: Peter W. Currie
                    Vice Chairman and Chief Financial Officer

         and

         RBC Insurance Holdings Inc.
         55 City Centre Drive, Suite 1100
         Mississauga, Ontario L5B 1M3
         Facsimile: 905-949-8712
         Attention: W. James Westlake
                    President and CEO


         With a Copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, NY  10004
         Facsimile:  (212) 558-3588
         Attention:  Donald J. Toumey, Esq.

     (b) If to Seller:

         The Liberty Corporation
         2000 Wade Hampton Blvd.
         Greenville, South Carolina  29615
         Facsimile:  864-609-3176
         Attention:  Martha Williams, Esq.

         With a Copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Facsimile:  (212) 450-4800
         Attention:  Dennis S. Hersch, Esq.

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.5 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     SECTION 10.6 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

     (a) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF

PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.4 HEREOF OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 10.6.

     SECTION 10.7 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

     SECTION 10.8 Waiver of Conditions.

     (a) To the extent permitted by applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     (b) The rights and remedies of the parties hereto are cumulative and not alternative. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

     SECTION 10.9 Actions of the Companies and the Company Subsidiaries. Whenever this Agreement requires any Company or any Company Subsidiary to take any action, such requirement shall be deemed to involve, with respect to actions to be taken at or prior to the Closing, an undertaking on the part of Seller to cause such Company or such Company Subsidiary to take such action.

     SECTION 10.10 Descriptive Headings; Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     SECTION 10.11 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     SECTION 10.12 Knowledge. When references are made in this Agreement of information being "to the knowledge of the Seller"; "to the knowledge of Seller and the Companies" or similar language, such knowledge shall refer to the knowledge of the officers of Seller or of a Company set forth in Schedule
10.12. Such individuals shall be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter; or (c) a reasonably prudent individual would have conducted a reasonably comprehensive investigation and as a result thereof would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting such an investigation concerning the existence of such fact or other matter.

     SECTION 10.13 U.S. Dollars. All monetary references herein are in U.S. dollars.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers duly authorized as of the date first written above.


                                         THE LIBERTY CORPORATION


                                         By: /s/ W. Hayne Hipp
                                            -----------------------------------
                                            Name:  W. Hayne Hipp
                                            Title: President and Chief
                                                   Executive Officer


                                         ROYAL BANK OF CANADA


                                         By: /s/ Peter W. Currie
                                            -----------------------------------
                                            Name:  Peter W. Currie
                                            Title: Vice Chairman and Chief
                                                   Financial Officer


                                         By: /s/ W. James Westlake
                                            -----------------------------------
                                            Name:  W. James Westlake
                                            Title: Executive Vice President

                                                                      EXHIBIT A


                        INTELLECTUAL PROPERTY ASSIGNMENT
                                      AND
                                 ACKNOWLEDGMENT


     THIS INTELLECTUAL PROPERTY ASSIGNMENT AND ACKNOWLEDGMENT (this "Assignment") is made this ____ day of _________, 20__, by [SELLER], a _______ corporation, having its principal place of business at _______________________, hereinafter referred to as "Seller", and [BUYER], a ________ corporation, having its principal place of business at ______________________, hereinafter referred to as "Buyer."

                             W I T N E S S E T H :

     WHEREAS, Seller and Buyer have previously entered into a Purchase Agreement (the "Purchase Agreement") dated as of June [ ], 2000 providing for the purchase (the "Purchase") by Buyer of the stock of certain of the Seller's subsidiaries as well as certain other assets of the Seller, including the Trademarks (as hereinafter defined) and the Seller Intellectual Property (as hereinafter defined);

     WHEREAS, it is a condition to consummation of the Purchase, that Seller and Buyer enter into this Assignment;

     WHEREAS, Seller owns or has licenses to the trademarks and any registrations and applications therefore as listed in Schedule A as well as other intellectual property listed in Schedule A;

     WHEREAS, to the extent related to the conduct of the Business, as defined in the Purchase Agreement and as presently conducted, the trademarks and any registrations and applications therefore as listed in Schedule A are collectively referred to hereinafter as the "Trademarks" along with the other intellectual property specified in Schedule A, collectively referred to as the "Seller Intellectual Property";

     WHEREAS, Buyer is desirous of acquiring Seller's entire right, title and interest in and to the Seller Intellectual Property.

     NOW, THEREFORE, in consideration of good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and pursuant to the Purchase Agreement, Seller does hereby sell, assign, transfer, set over and convey unto Buyer and its successors and assigns, as of the date first above written, its entire right, title and interest in and to the Seller Intellectual Property which includes the right to and full benefit of such priorities as may now or hereafter be granted by local law, international convention or treaty in and to the Seller Intellectual Property, together with the good will of the Business symbolized by the Trademarks and all common law rights associated with the Trademarks, any and all rights of enforcement with respect to any Seller Intellectual Property, including all rights to sue or recover for the past, present and future misappropriation, infringement or other violation of the Seller Intellectual Property, and any and all choses in action related thereto. All of the foregoing to be held and enjoyed by Buyer for its own use and for the use of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Seller if this transfer to Buyer had not been made.

     Seller hereby requests and authorizes the Commissioner of Patents and Trademarks of the United States of America and the Register of Copyrights of the United States of America and any foreign register of any and all foreign intellectual property rights transferred hereunder, whose collective duties include issuing patents and copyrights, to issue any patent, or patent resulting from pending applications or improvements, and to issue any copyright, or copyright resulting from any application that is part of the Seller Intellectual Property transferred hereunder, to Buyer, or its successors and assigns, in accordance with the terms of this Assignment. Seller hereby requests and authorizes any other official throughout the world whose duty it is to register and record ownership of trademarks, patents and copyrights to record Buyer, or its successors and assigns, as the assignee and owner of right, title and interest assigned under this Assignment.

     Seller shall provide to Buyer, its successors, assigns or legal representatives, reasonable cooperation and assistance at Buyer's request and expense (including the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney or other documentation as may be reasonably required) in the implementation or perfection of this Assignment.

     This Assignment is an instrument of transfer contemplated by, and is executed pursuant to, the Purchase Agreement and nothing contained herein shall be deemed to modify any of the provisions of the Purchase Agreement or any rights or obligations of the parties under the Purchase Agreement.

         FURTHERMORE, Buyer acknowledges that neither this Assignment nor the Purchase Agreement shall in any way limit the ability of Seller and its successors and assigns to use the words "Liberty" and "The Liberty Corporation" and variants thereof as a (i) trade name, including in the operations of The Liberty Corporation, and (ii) as a trademark or service mark in the provision of goods and services in the broadcasting business.

     IN WITNESS WHEREOF, each of Seller and Buyer has caused this Assignment to be executed and its corporate seal to be hereunto affixed.

                                            [SELLER]



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            [BUYER]



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

STATE OF ___________________________)
                                    ) ss.:
COUNTY OF __________________________)


     BEFORE ME, the undersigned authority, a Notary Public in and for said County and State, on this day personally appeared ______________, a [title] of [SELLER], known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of such Corporation, and that he executed the same for and as the act of such Corporation for the purposes and consideration therein expressed and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this ______ day of _________,
20__.


                                                  ____________________________
                                                  Notary Public

STATE OF ___________________________)
                                    ) ss.:
COUNTY OF __________________________)


     BEFORE ME, the undersigned authority, a Notary Public in and for said County and State, on this day personally appeared ______________, a [title] of [BUYER], known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of such Corporation, and that he executed the same for and as the act of such Corporation for the purposes and consideration therein expressed and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this ______ day of _________,
20__.


                                                  ____________________________
                                                  Notary Public

                                                                      EXHIBIT B

                           [Sub-Owned Real Property]

                               AFFIDAVIT OF TITLE
                               (this "Affidavit")

STATE OF ___________________________)
                                    ) ss.:
COUNTY OF __________________________)


     The undersigned, _______________ a _______________ of [NAME OF PARENT], a
__________ corporation having an address at __________ (the "Corporation"), being duly sworn deposes and says:

     1. I am a _______________ of the Corporation, am familiar with the business of the Corporation and its subsidiary __________, a __________ corporation (the "Subsidiary"), am a citizen of the United States and am at least 18 years old. The execution and delivery of this Affidavit has been duly authorized by the Corporation. The Subsidiary is duly formed and in good standing under the laws of the State of __________. The statements in paragraphs 2 through 5 below are true to the best of my knowledge, information and belief.

     2. The Subsidiary is the fee owner of the land known as __________ and more particularly described in Exhibit A hereto (the "Property"). The Subsidiary has owned the Property since __________; and, since that date, its ownership has not been openly challenged. There is no outstanding contract or option to purchase any part of the Property.

     3. The Subsidiary and the Corporation are the only parties in possession of the Property and there is no outstanding lease or option to lease any part of the Property, except __________ [describe any that exist and any right of the Parent to lease or use space under the Agreement].

     4. There are no bankruptcy, reorganization or similar proceedings pending against the Subsidiary.

     5. Except for Permitted Exceptions (as such term is defined in the Agreement) or as otherwise disclosed on the Subsidiary's Balance Sheet, as the case may be, the Subsidiary (i) has not received any notice of any outstanding mechanic's, materialman's or similar lien; (ii) within __________ [the statutory period for filing a mechanic's, materialman's or similar lien in the South Carolina], the Subsidiary has not contracted for any labor or materials that might be or become the subject of a mechanic's, materialman's or similar lien upon the Property; (iii) the Subsidiary has no knowledge of any easement or claim of any easement on the Property; and (iv) the Subsidiary has no knowledge of any taxes due or special assessments on the Property.

         6. The Corporation makes this Affidavit in order to induce the Title Company to issue its policy of title insurance to the Buyer and its lender, if any, the Title Policy and is aware that the Title Company will rely on the statements and agreements made in this Affidavit in issuing the Title Policy.

                                            [NAME OF PARENT]


                                            By:________________________________
                                               Name:
                                               Title:
Sworn to before me this
_____ day of __________.2000


_______________________________
Notary Public

                                                                      EXHIBIT C

                      [Parent - Sub Transferred Property]

                      AFFIDAVIT OF TITLE AND GAP INDEMNITY
                               (this "Affidavit")


STATE OF ___________________________)
                                    ) ss.:
COUNTY OF __________________________)


     The undersigned, _______________ a _______________ of [NAME OF PARENT], a
__________ corporation having an address at __________ (the "Corporation"), being duly sworn deposes and says:

     1. I am a _______________ of the Corporation, am familiar with the business of the Corporation, am a citizen of the United States and am at least 18 years old. The execution and delivery of this Affidavit has been duly authorized by the Corporation. The Corporation is duly formed and in good standing under the laws of the State of __________. The statements in paragraphs 2 through 5 below are true to the best of my knowledge, information and belief.

     2. The Corporation is the fee owner of the land known as __________ and more particularly described in Exhibit A hereto (the "Property"). The Corporation has owned the Property since __________; and, since that date, its ownership has not been openly challenged. There is no outstanding contract or option to purchase any part of the Property, except __________ [describe the Agreement].

     3. The Corporation and its subsidiary, __________ (the "Subsidiary") are the only parties in possession of the Property and there is no outstanding lease or option to lease any part of the Property, except __________ [describe any that exist and any right of the Parent to lease or use space under the Agreement].

     4. There are no bankruptcy, reorganization or similar proceedings pending against the Corporation.

     5. Except for Permitted Exceptions (as such term is defined in the Agreement) or as otherwise disclosed on the Corporation's Balance Sheet, as the case may be, the Corporation (i) has not received any notice of any outstaneding mechanic's, materialman's or similar lien; (ii) within __________ [the statutory period for filing a mechanic's, materialman's or similar lien in the South

Carolina], has not contracted for any labor or materials that might be or become the subject of a mechanic's, materialman's or similar lien upon the Property; (iii) the Corporation has no knowledge of any easement or claim of any easement on the Property; and (iv) the Corporation has no knowledge of any taxes due or special assessments on the Property.

     6. In order to induce __________ (the "Title Company") to issue its title insurance policy (the "Title Policy") to __________ (the "Buyer") and its lender, if any, without exception for encumbrances created by the Corporation while it owned the Property and which first appear of record during the period (the "Gap Period") commencing on __________1 and expiring on the earlier to occur of (a) the date on which the deed from the Corporation to the Subsidiary (the"Deed") is filed for record and (b) five days after to the date hereof (such encumbrances being herein the "Gap Matters"), the Corporation hereby agrees to indemnify the Title Company from all loss or damage which it may suffer arising out of such Gap Matters, provided that the Title Company shall promptly file the Deed for record. This indemnity shall cease, terminate and be of no further force or effect upon the earlier of (i) the end of the Gap Period if the Title Company has failed to file the Deed for record by that time, or
(ii) 30 days after the date hereof, except as to Gap Matters as to which notice is given to the Corporation during such 30-day period, as to which Gap Matters this indemnity shall continue until the same have been eliminated.

     7. The Corporation makes this Affidavit in order to induce the Title Company to issue its policy of title insurance to the Buyer and its lender, if any, the Title Policy and is aware that the Title Company will rely on the statements and agreements made in this Affidavit in issuing the Title Policy.

                                            [NAME OF PARENT]


                                            By:________________________________
                                               Name:
                                               Title:
Sworn to before me this
_____ day of __________.2000


_____________________________
Notary Public

--------
         1 Insert effective date of the Title Company's title commitment as continued to the most recent date to which the real estate records are available for search. If there is no gap between such date and the Closing under the Agreement and the Deed is placed with the Title Company to be recorded on that date, then delete the Gap Indemnity (delete this paragraph 6).

                                                                      EXHIBIT D

                                     LEASE

     THIS LEASE (this "Lease"), made and executed, as of this ____ day of _______, 2000, by and between LIBERTY LIFE INSURANCE COMPANY, a __________ corporation, herein called "Lessor" and THE LIBERTY CORPORATION, a ___________ corporation, herein called "Lessee".

                                   WITNESSETH

     Lessor hereby leases to Lessee and Lessee hereby leases from Lessor a portion of the building (the "Building") designated as _________ situate on real property commonly known and designated as 2000 Wade Hampton Blvd., Greenville County, South Carolina, and as more particularly described on Exhibit A attached hereto and made a part hereof (the "Real Property") , which portion of the Building is as further shown in Exhibit B attached hereto and made a part hereof, (the "Premises"). For purposes of this Lease, the Premises shall be deemed to contain____ square feet. Lessee shall accept delivery of the Premises in "as is" condition as of the Commencement Date (as hereinafter defined).

1.   TERM

     The term of this Lease, (the "Term"), shall commence on the date hereof (the "Commencement Date"), and shall continue through 11:59 p.m. on December 31, 2001 (the "Expiration Date"), unless terminated sooner as set forth herein.

2.   BASE RENT

     (a) Lessee shall pay to Lessor rent, (the "Rent"), for the Premises in the amount equal to Lessee's Pro Rata Share (as hereinafter defined) of all costs and expenses, (including without limitation all real estate taxes and assessments, insurance, water and sewer rents) paid or incurred by or on behalf of Landlord with respect to the operation, cleaning, repair, safety, management, administration, security and maintenance of the Real Property

(the "Operating Expenses"). Landlord shall furnish to Lessee a statement setting forth in reasonable detail Landlord's good faith estimate of the Operating Expenses for the Term and the method of calculation of the Operating Expenses. Lessee shall pay to Landlord, on the first day of each month during the Term, an amount equal to one-twelfth (1/12th) of Landlord's estimate of the Lessee's Pro Rata Share of Operating Expenses for the Term. Lessee's obligation to pay the estimated Rent payment shall accrue as of the Commencement Date. In estimating Operating Expenses hereunder, Landlord shall act in a commercially reasonable manner. Within one hundred twenty (120) days after the end of the Term, Landlord shall furnish to Lessee a statement accompanied by a reasonably detailed computation of Operating Expenses from which Landlord shall compute the Rent. If such statement shall show that the sums paid by Lessee under this
Section 2 exceeded Lessee's Pro Rata Share of Operating Expenses actually incurred by Landlord during the Term, Landlord shall refund to Lessee, within thirty (30) days, the amount of such excess, and if such statement shall show that the sums so paid by Lessee were less than Lessee's Pro Rata Share of Operating Expenses actually incurred by Landlord during the Term, Lessee shall pay the amount of such deficiency within thirty (30) days thereafter. Lessee shall have the right to object to any matter set forth in such statement within sixty (60) days after Landlord delivers such statement to Lessee.

3.    [Intentionally omitted].

4.   PUBLIC UTILITIES

     Lessor shall pay all charges for utilities used in the Premises.

5.   USE

     Lessee may use the Premises for general office purposes (and for any other purposes for which the Premises have been generally used during the two (2) years immediately preceding the Commencement Date) during the Term hereof, and for no other purpose.

6.   REPAIRS AND MAINTENANCE

     (a) Should it become necessary during the Term hereof to repair the structure of the Building, including but not limited to the roof, exterior walls, floor slab, windows, and exterior doors or any portion of the Building systems, the Lessor shall make such repairs at its sole cost and expense, within a reasonable time after notice to do so by Lessee, unless such repairs are required as the result of the gross negligence or willful misconduct of Lessee, and in this event, such necessary repairs shall be made by Lessee at its expense.

     (b) Lessee shall keep the Premises, including all equipment, in good condition and repair and in a good, clean and safe condition at all times during the Term of this Lease and return the same to the Lessor at any termination hereof in as good condition and state of repair as the same are in as of the commencement of the Term hereof, except for loss or damage occasioned by reasonable wear and tear or excepted perils as hereinafter defined.

     (c) In the event that during the Term hereof any alteration, addition, or other change to the Premises, or any portion thereof, is required to be made by the enactment, amendment or repeal of any statute, ordinance, rule or regulation, or by the rendering of any judicial or administrative decision, then and in that event:

     (i) if such alteration, addition or change is required solely by reason of the manner or mode or character of Lessee's use of the Premises, Lessee shall have the right to terminate this Lease by giving notice to Lessor, in which case this Lease shall terminate as of the date that is sixty (60) days after the date of such notice is given; if Lessee shall not elect to terminate this Lease, Lessee shall make such alteration, addition or change at Lessee's expense and in compliance with the terms of this Lease;

     (ii) if said alteration, addition or change is required for any reason, including, but not limited to, a structural defect in or other condition relating to the Premises which was in existence as of the date hereof, then said alteration, addition or change shall be made and paid for by Lessor.

     (d) Lessor, its agents and representatives, may enter upon the Premises at any reasonable time and without unreasonably interfering with Lessee's business, after 24 hour advance notice to Lessee, emergencies excepted, for the purpose of inspecting the same.

     (e) Notwithstanding the foregoing provisions, if Lessee has actual knowledge of any condition reasonably requiring any repair to the Premises or requiring the performance of any other act, and a delay in the performance thereof may result in material loss or damage to the Premises, Lessee shall have the right, at its option, to make such repairs or perform such act promptly without obtaining Lessor's prior approval if otherwise required hereunder. Lessee shall as soon as practicable thereafter notify Lessor of the facts and shall be entitled to be reimbursed promptly for all its reasonable costs incurred in connection therewith, provided it is not Lessee's responsibility under this Lease to make said corrections.

7.   ALTERATIONS AND IMPROVEMENTS

     Lessee shall not make any alterations or improvements to the Premises without first obtaining Lessor's written approval. Any alterations and improvements shall become the property of Lessor, subject to Lessee's right to use same during the Term hereof.

8.   SIGNS

     Lessee may, with the prior written consent of Lessor, erect, place or maintain such sign or signs on the Premises as are usual to the type of operation conducted by Lessee or required by applicable law or regulation.

9.   MECHANIC'S LIENS

     (a) If a "mechanic's lien" or other statutory lien is filed against the Premises arising from any work, labor or material furnished to Lessee in connection with any alterations or improvements made by Lessee upon the Premises, Lessee shall, subject to the following, promptly pay and discharge the same.

     (b) If Lessee fails to pay and discharge the same for a period of thirty
(30) days after such lien shall have been filed against the Premises, Lessor may, at its option, pay all or any portion of the amount of said lien, and pay any sum necessary to prevent a judgment or execution, or sale or forfeiture of the Premises, or redeem the same from any sale or forfeiture made on account thereof. The amounts so paid, including all expenses and reasonable attorney's fees, shall be repaid by Lessee to Lessor within 10 business days after demand, together with interest thereon at the rate of ten percent (10%) per annum from the date of payment by Lessor until repaid as aforesaid.

     (c) A copy of any notice, writ, process or demand served upon either Lessor, or Lessee with respect to said "mechanic's lien", or other statutory lien, shall promptly be forwarded to the other party.

10.  PUBLIC LIABILITY INSURANCE AND INDEMNIFICATION

     (a) Except to the extent of Lessor's gross negligence or willful misconduct, Lessee agrees to indemnify, defend and hold Lessor harmless from any and all liability and expense arising from the use or occupation of the Premises by Lessee or anyone therein with Lessee's permission, or from any breach of this Lease.

     (b) During the Term, Lessee shall secure and maintain, at its expense, primary and non-contributory insurance as follows:

          (i) Commercial General Liability Insurance covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions of this Lease. Such insurance shall be for such limits that are reasonably required by Lessor from time to time but not less than a combined single limit of Five Million Dollars ($5,000,000). Such policy shall name Lessor as additional insured and shall provide (x) that the same may not be canceled or terminated without at least thirty
     (30) days written notice to Lessor by the company issuing the policy and
     (y) that no act or omission to act of Lessee shall invalidate such insurance as to Lessor;

          (ii) Workers' Compensation and Employers' Liability Insurance for an amount not less than One Million Dollars ($1,000,000), both in accordance with the laws of South Carolina;

          (iii) "All Risk" Insurance in an amount adequate to cover the full replacement cost of all equipment, installations, fixtures and contents of the Premises in the event of loss

     A copy of each insurance policy or certificate thereof shall be, issued by an insurer reasonably satisfactory to Lessor and authorized to issue such policy or policies shall name Lessor and mortgagee of Lessor as additional insured and shall otherwise be reasonably satisfactory to Lessor, shall be delivered to the Lessor within ten (10) days following commencement of the term. Such insurance, by its terms or by endorsement, shall waive any right of subrogation of the insurer against Lessor, its agents and employees.

11.  FIRE AND EXTENDED COVERAGE INSURANCE

     (a) The Lessor shall, at its expense, secure and maintain fire and extended coverage insurance upon the Building. Such insurance shall be in an amount at least equal to the value of the Building, shall be written by an insurance company or association authorized to issue such policies under the laws of the State of South Carolina. A copy of each insurance policy or certificate thereof shall be delivered to the Lessee within thirty (30) days following commencement of the term, and shall not be subject to cancellation upon less than thirty (30) days written notice to Lessee. Such insurance, by its terms or by endorsement, shall waive any right of subrogation of the insurer against Lessee, its agents and employees, for any loss or damage resulting from fire or extended coverage perils. Lessee shall not take any action which could cause an increase in Lessor's insurance premiums.

12.  GOVERNMENTAL REGULATIONS

     (a) Lessee shall, at its expense, comply with all applicable laws, ordinances and regulations and insurance requirements in its use of the Premises, subject to the provisions of the article hereof entitled "Repairs and Maintenance".

     (b) Lessee shall, however, have the right to contest or review by legal proceedings or in any such other manner as Lessee deems suitable, any such laws, ordinances and regulations. Such proceedings may be commenced in the name of the Lessor, Lessee, or both. Lessor shall cooperate with Lessee, execute such documents and perform such acts as may be reasonably required to effectively prosecute such contest or review, all at Lessee's sole expense.

13.  RIGHT TO ASSIGN

     (a) Lessee shall not assign the Premises, or any part thereof, or transfer, assign, hypothecate or encumber this Lease, or any part hereof, or any right or interest herein except to an entity that controls, is controlled by or is under common control with Lessee. For purposes hereof, assignment shall be deemed to include any change of control of Lessee, provided, however, that such an assignment shall not be deemed a default under this Lease provided Lessee vacates the Premises no later than ninety (90) days after such assignment becomes effective.

14.  DESTRUCTION OF THE PREMISES

     Should the Premises be destroyed or damaged in whole or in part at any time during the Term by fire, earthquake, act of God, or acts of the public enemy, or by any other casualty, the rights and duties of the parties with respect to reconstruction, rebuilding or repair thereof, and with respect to the continuance or termination of this Lease, shall be as follows:

     (a) If the cost of reconstructing, rebuilding or repairing is less than fifty percent (50%) of the total value of all improvements, excluding personal property and improvements made by Lessee, Lessor shall reconstruct, rebuild or repair the Premises with no unreasonable delay, at Lessor's sole cost and expense. During the period of such reconstruction, rebuilding or repairing, the Base Rent herein provided to be paid by Lessee shall be reduced on a pro rata basis in the same proportion that the area of the Premises not able to be occupied by Lessee during such period bears to the area of Premises prior to such casualty.

     (b) If the cost of reconstructing, rebuilding or repairing is fifty percent (50%) or more of the total value of all improvements, excluding personal property and improvements made by Lessee, either Lessee or Lessor may terminate this Lease at any time within thirty (30) days from the date of such casualty upon notice to the other. In the event this Lease is not so terminated, Lessor shall reconstruct, rebuild or repair said Premises, exclusive of improvements made by Lessee, without unreasonable delay, at Lessor's sole cost and expense. In this event, the Base Rent shall be prorated during the period of such reconstruction, rebuilding or repairing in the manner provided in subparagraph (a) above.

     (c) Notwithstanding the foregoing provisions if, in Lessee's reasonable opinion, the damage caused by any such casualty cannot be repaired within ninety (90) days after the date of such casualty and in addition, such damage makes the use of said Premises by Lessee impracticable, Lessee shall have the right at its option, to cancel this Lease upon notice to Lessor within twenty (20) days from and after the date of such casualty.

     (d) Any such termination shall be deemed effective as of the date of the casualty and each of the parties hereto shall be relieved of all further obligations hereunder not accrued before said date, except such obligations as, by their terms, must be performed or completed after such termination.

15.  DEFAULT

     All the provisions of this Lease are conditions precedent to be faithfully and fully performed and observed by Lessee to entitle Lessee to continue its possession of the Premises, and:

         (i) if Lessee shall fail to pay rent, or make any payment due or owing by Lessee to Lessor under this Lease, and if such default is not rectified within ten (10) days after written notice thereof is given Lessee by Lessor or if Lessee shall fail to keep in effect any insurance required pursuant to the terms of this Lease; or

         (ii) if Lessee fails to perform any other condition, covenant or provision in this Lease (except the payment of rent) and fails to rectify said default within thirty (30) days after notice thereof is given to Lessee by Lessor, provided, however if such default cannot with reasonable diligence be rectified within said thirty (30) day period then it shall be deemed rectified if Lessee shall have commenced to rectify such default within said thirty (30) day period and shall diligently continue its efforts until such default is fully rectified; or

         (iii) if Lessee shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law (foreign or domestic), or shall make a general assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of Lessee's property; or

         (iv) If, within ninety (90) days after the commencement of any filing by a third party against Lessee of any proceeding of the nature referred to in subsection (iii) above, whether by the filing of a petition or otherwise, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of Lessee's property, without the consent of Lessee, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Lessee or any of Lessee's property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied;

Lessor can avail itself of all rights and remedies available to it, including, without limitation, Lessor's right to evict Lessee and to collect all rent for the remainder of the term of this Lease.

     In the event Lessor commences any summary proceeding or action for non-payment of rent, Lessee covenants and agrees not to interpose, by consolidation of actions or otherwise, any counterclaim in any such proceeding, it being agreed that nothing contained herein shall be deemed to prevent Lessee from interposing a counterclaim if failure to do so would constitute a waiver of the counterclaim or from bringing a separate proceeding with respect to such counterclaim to be deemed a waiver thereof. To the extent permitted by law, Lessor and Lessee hereby waive trial by jury in any matter arising out of or in any way connected with this Lease. The provisions of this paragraph shall survive the termination of this Lease.

16.  QUIET ENJOYMENT

     (a) If, and so long as, Lessee pays all rent due hereunder and performs Lessee's other obligations hereunder, Lessee shall peaceably and quietly hold and use the Premises during the Term hereof without any disturbance by Lessor or others claiming through or under Lessor.

17.  NOTICES

     Any notice required or permitted hereunder shall be given in writing and delivered: a) by fax transmission confirmed by the recipient; or b) by certified mail, return receipt requested, postage prepaid, addressed as set forth below; or c) by a reputable international overnight courier service; or
d) by personal service made on the individual named below for the purposes of service, with a receipt obtained from such person. Notice shall be directed as follows:

     If to Lessor:



     With a copy to:



     If to Lessee:



     With a copy to:



A notice given by mail will be deemed given at the close of business on the fifth (5th) business day next subsequent to the date of mailing indicated on the official U.S. Postal Service receipt, or upon actual receipt or upon refusal of delivery, whichever shall first occur. Notice given by fax or by personal service shall be deemed given upon receipt. Notice given by courier shall be deemed given on the next business day. A party may change its address for notices by giving notice to the other party of the change in the manner aforesaid.

18.  SUCCESSORS AND ASSIGNS

     (a) All of the provisions of this Lease shall also extend to, bind and inure to the benefit of, as the case may require, each and every heir, administrator, successor and assign of the respective parties hereto. Any reference in this Lease to either party shall be deemed to include the heirs administrators, successors and assigns of each of the parties hereto. All of the covenants and conditions of this Lease shall be construed as covenants running with the land. Lessor shall give written notice to Lessee of any assignment, sale, or transfer of the Premises.

     (b) Nothing contained in this paragraph, however, shall constitute nor be construed as a waiver of the necessity of obtaining in each instance the approval of Lessor wherever required hereunder.

19.  ASSISTANCE AND COSTS IN LAWSUITS

     Should suit be instituted for collection of any Base Rent or other payment of which is provided for herein, recovery of possession of the Premises or enforcement by either party hereto of any of the terms, conditions or covenants herein contained, or right hereunder, the prevailing party therein shall recover from the other in addition to any other judgment or recovery through said suit, such costs and reasonable attorney's fees as it may have incurred in connection therewith.

20.  CONDEMNATION

     If a material area of the improvements occupied by Lessee hereunder shall be taken or condemned by any competent authority for any public or quasi-public use or purpose such that Lessee, in its reasonable discretion, shall determine that it is unable to carry on its activities at the Premises, Lessee shall have the right to terminate this Lease on the date when said area is so taken. If less than a material area of the Premises is taken or condemned, Lessor and Lessee shall cooperate to reconfigure the remaining portion of the Premises for Lessee's use. Except as provided below, all condemnation awards shall belong to Lessor, but Lessor shall reimburse Lessee for any prepaid Base Rent on a daily pro rata basis.

     Notwithstanding the foregoing, Lessor shall have the right to assert a claim against the condemning body or authorities for any damage to the Building resulting from any such condemnation proceedings, except that Lessee shall have the right to assert a claim against the condemning body or authorities for any damage resulting from any such condemnation proceedings to improvements made by it in the Premises, and for business interruption and relocation costs, and Lessor shall not share in the proceeds of such claim.

21.  HOLDING OVER

     In the event Lessee shall hold over possession of the Premises upon the expiration of the Term herein set forth, with the consent, express or implied, of the Lessor, such holding shall be construed to be a use and occupancy from month to month upon the same terms, covenants and conditions as set forth above, except that the Base Rent shall increase by fifty percent (50%) from the rate in effect immediately prior to such occupancy and the occupancy may be terminated at any time with thirty (30) days notice from Lessor.

22.  TERMINATION OPTION

     Provided that Lessee is not then in default under this Lease, Lessee shall have the option, without payment of any cancellation premium or penalty, of terminating this Lease by giving Lessor not less than 90 days prior written notice specifying that Lessee is exercising its option to terminate this Lease.

23.  REMEDIES

     The remedies provided the parties herein shall be cumulative and in addition to any other remedies provided by law or equity.

24.  ENTIRETY

     This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements between parties not embodied herein shall be of any force or effect. The instrument may not be changed orally. Any amendments, modification, additions, or alterations of this instrument shall be in writing signed by both Lessor and Lessee.

25.  CONSTRUCTION OF LEASE

     The terms "Lessor" and "Lessee" when used herein shall be taken to include the singular and the plural and masculine, feminine, or neuter gender as may fit the case and shall include heirs and administrators.

26.  BROKERS OR FINDERS

     Lessor and Lessee each represent it has not used the services of a real estate broker for this transaction and shall indemnify and hold each other harmless from any such claims for a commission by a broker or finder.

27.  LESSOR SERVICES

     (a) During the term of this Lease, Lessor shall furnish and distribute to the Premises heating, ventilating and air conditioning ("HVAC") as are provided to other portions of the Building and the other Buildings on the Real Property.

     (b) During the term of this Lease, Lessor shall cause the Premises to be cleaned substantially in accordance with the cleaning specifications from time to time established by Lessor for the Building. Lessor and its cleaning contractor, if any, and their employees shall have access to the Premises, and the use of Lessee's light, power and water without charge therefor, at all times. If Lessee shall have a separate area for the storage, preparation, service or consumption of food or beverages in the Premises, Lessee shall. at its expense, cause such portions of the Premises to be cleaned daily in a manner reasonably satisfactory to Lessor.

     (c) During the term of this Lease, Lessor shall supply an adequate amount of tepid and cold water to the building standard lavatories, wash rooms and wash closets for normal office use.

     (d) Lessor reserves the right to stop, interrupt or reduce service of the HVAC systems, elevators, electrical or plumbing or any other service or systems because of events beyond the reasonable control of Lessor or for repairs or improvements which, in the reasonable judgment of Lessor, are deemed necessary or desirable. Lessor shall have no liability to Lessee for failure to supply any such service or system during such period.

28.  MISCELLANEOUS

     (a) This lease shall be governed by, and construed in all respects in accordance with, the laws of the State of South Carolina.

     (b) Lessor and Lessee agree that in all disputes arising out of this Lease, Lessor and Lessee shall be governed by the terms of that certain Purchase Agreement, dated as of ________, 2000, to which each of Lessor and Lessee is a party.

     (c) The failure of either party at any time to insist upon the strict performance of any obligation of this Lease, or to exercise any right herein contained, shall not be construed as a waiver or relinquishment of the performance of such obligation or of the right to exercise any such right in the future.

     (d) Lessee and Lessee's invitees shall faithfully observe and comply with, and shall not permit a violation of, any rules and regulations Lessor shall reasonably adopt with respect to the Building.

     (e) The term "Lessor" shall mean only the owner at the time in question of the present lessor's interest in the Premises and, in the event of a sale or transfer of the Building (by operation of law or otherwise) the grantor or transferor shall be and hereby is (to the extent of the interest or portion of the Premises sold or transferred) automatically and entirely released and discharged, from and after the date of such sale or transfer, of all liability in respect of the performance of any of the terms of this Lease on the part of Lessor thereafter to be performed from and after such date of transfer; provided that the purchaser or transferee shall be deemed to have assumed and agreed to perform all of the terms of this Lease on the part of Lessor to be performed during such period of ownership.

     (f) No recourse shall be had on any of Lessor's obligations hereunder or for any claim based thereon or otherwise in respect thereof against any incorporator, subscriber to the capital stock, shareholder, officer, director, past, present or future, of any corporation or any partner of any partnership or joint venturer of a joint venture or member of a limited liability company that shall be Lessor hereunder or included in the term "Lessor" or any successor of any such corporation, or against any principal, disclosed or undisclosed, or any affiliate of any party that shall be Lessor or included in the term "Lessor", whether directly or through Lessor or through any receiver, assignee, trustee in bankruptcy or through any other person, whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, except to the extent of the interest of any of the foregoing in the Building, all such liability, except as aforesaid, being expressly waived and released by Lessee.

     (g) Lessee shall look solely to Lessor's estate and interest in the Building and the rents, issues and profits thereof, and any insurance and condemnation awards or payments, for the satisfaction of any right of Lessee for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Lessor and no other property or assets of Lessor, Lessor's agents, incorporators, shareholders, officers, directors, partners, principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of Lessee's rights and remedies under of with respect to this Lease, the relationship of Lessor and Lessee hereunder or under law, or Lessee's use and occupancy of the Premises or any other liability of Lessor to Lessee. The terms and provisions of this paragraph are solely for the benefit of Lessor and the other parties referred to hereinabove and shall not apply to or be for the benefit of any insurance company providing any form of insurance to Lessor.

     (h) This Lease and Lessee's rights hereunder are subject and subordinate to (a) all present and future ground leases, and similar leases (collectively, the "Superior Lease"), (b) all present and future mortgages and building loan agreements, which may now or hereafter affect all or any portion of the Land, the Building or the Superior Lease and each advance made under the Superior Mortgage, and (c) all renewals, modifications, spreaders, consolidations, replacements, substitutions and extensions of the Superior Lease and the Superior Mortgage; provided Lessee's use, possession and enjoyment of the Premises shall not be disturbed and this Lease shall continue in full force and effect as long as Lessee is not in default under the terms hereof. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required. Lessee shall promptly execute and deliver, at its expense, any instrument, in recordable form if requested, that Lessor may reasonably request to evidence and confirm such subordination.

     (i) This Lease contains the entire agreement between the parties. No modification or amendment of this Lease shall be effective unless in writing signed by the parties. This Lease shall be governed by, and construed in accordance with the laws of the State of South Carolina.

     (j) LESSEE AND LESSOR EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS

LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

     (k) Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of the Lease, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.

     IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first hereinabove written.

                               Lessee:
                                     By:________________________________________
                                     Name:
                                     Title:

                               Lessor:
                                     By:________________________________________
                                     Name:
                                     Title:

                                                                         ANNEX C


                               DISSENTER'S RIGHTS

       Title 33, Chapter 13 of the Code of Laws of South Carolina 1976,
                   Dissenters' Rights, provides as follows:


                                   ARTICLE 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         SS.33-13-101  DEFINITIONS.

         In this chapter:

           (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

           (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

           (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

           (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

           (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

           (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

           (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         SS.33-13-102  RIGHT TO DISSENT.

         (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

            (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by
         Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
         Section 33-11-104 or 33- 11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

           (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

           (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                (i) alters or abolishes a preferential right of the shares;

               (ii) creates, alters, or abolishes a right in respect of
            redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

              (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

           (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

           (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

         SS.33-13-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

          (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

          (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.


                                   ARTICLE 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         SS.33-13-200  NOTICE OF DISSENTERS' RIGHTS.

          (a) If proposed corporate action creating dissenters' rights under
Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

          (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

         SS.33-13-210  NOTICE OF INTENT TO DEMAND PAYMENT.

          (a) If proposed corporate action creating dissenters' rights under
Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

          (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his shares under this chapter.

         SS.33-13-220  DISSENTERS' NOTICE.

          (a) If proposed corporate action creating dissenters' rights under
Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

          (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5)   be accompanied by a copy of this chapter.

         SS.33-13-230  SHAREHOLDERS' PAYMENT DEMAND.

          (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

          (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

          (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

         SS.33-13-240  SHARE RESTRICTIONS.

          (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under
Section 33-13-260.

          (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         SS.33-13-250  PAYMENT.

          (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

          (b)   The payment must be accompanied by:

          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3) an explanation of how the interest was calculated;

          (4) a statement of the dissenters' right to demand additional payment under Section 13-33-280; and

          (5) a copy of this chapter.

         SS.33-13-260  FAILURE TO TAKE ACTION.

          (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13- 220 and repeat the payment demand procedure.

         SS.33-13-270  AFTER-ACQUIRED SHARES.

          (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

          (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

         SS.33-13-280  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.

          (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

          (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.


                                   ARTICLE 3
                          JUDICIAL APPRAISAL OF SHARES

         SS.33-13-300  COURT ACTION.

          (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

         SS.33-13-310  COURT COSTS AND COUNSEL FEES.

          (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

          (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33- 13-200 through 33-13-280; or

          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

          (d) In a proceeding commenced by dissenters to enforce the liability under Section 33- 13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty- day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.